SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]     Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))


                           ENCORE COMPUTER CORPORATION
                (Name of Registrant as Specified in Its Charter)



                           ENCORE COMPUTER CORPORATION
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                               [ENCORE LETTERHEAD]

                                                                 August 10, 1998

Dear Fellow Stockholder:

         The enclosed materials solicit your approval of the proposed sale of Encore's real-time computer system and processing business to a newly-formed subsidiary of Connection Machines Inc., one of the Gores Technology Group of companies, ("Gores") for $3.0 million in cash (the "Gores Transaction") followed by the dissolution and liquidation of Encore pursuant to the enclosed Plan of Dissolution and Liquidation (the "Plan"). The Board of Directors has unanimously approved the proposed sale and the liquidation after consideration of numerous factors which are described in the enclosed materials, including the opinion of the Company's financial adviser that the price to be paid for the real-time business is fair to the stockholders of the Company from a financial point of view.

         If the Gores Transaction is not approved by the stockholders, the Plan will not be voted on at the meeting but one of the alternatives the Board of Directors will then consider is a liquidation of the Company. The Company believes that a liquidation without consummating the Gores Transaction would result in no proceeds being available for distribution to the Common stockholders. If the Gores Transaction is approved by the stockholders, while for the reasons set forth in the enclosed materials it is uncertain whether any proceeds will be available for distribution to the Common stockholders, it is possible that some proceeds will be available.

         As you are aware, the Company has suffered significant operating losses over the past several years, which have been funded by Gould and its affiliates. Gould has advised the Company that Gould will not provide financing for further operations of the Company. Since the sale of the Company's storage products business to Sun Microsystems in November 1997, the Company's sole remaining business has been the real-time business. This business has been declining for many years due in large part to the fact that certain of the Company's real-time products have reached the end of their product life cycle. Therefore, the Company was confronted with the decision whether to invest the remaining proceeds of the sale of the storage products business in attempting to rebuild the real time business or to sell the real time business and distribute the proceeds of that sale, together with the remaining proceeds of the sale of the storage products business, if any, to its stockholders. The Board of Directors has unanimously concluded that it is in the best interests of the stockholders
(i) to sell the real-time business rather than attempt to re-build it, and (ii) to liquidate the Company and distribute the net assets of the Company, if any, to the stockholders.

         I urge you to read the enclosed materials carefully and to vote FOR the proposed sale of the real-time business to Gores and FOR the plan of dissolution and liquidation. Thank you for your continued patience and support.

                                     Sincerely,



                                     Kenneth G. Fisher
                                     Chairman and Chief Executive Officer

                           ENCORE COMPUTER CORPORATION
                           6901 West Sunrise Boulevard
                       Fort Lauderdale, Florida 33313-4499

                            NOTICE OF SPECIAL MEETING
                    IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 11, 1998

The Special Meeting in Lieu of Annual Meeting of Stockholders of Encore Computer Corporation, a Delaware corporation (the "Company"), will be held at the Sheraton Suites in Plantation, Florida on September 11, 1998, at 10:00 a.m. (local time) to consider and act on the following matters:

1. To approve the proposed sale of substantially all of the assets associated with the real-time computer system and processing business of the Company to a newly-formed subsidiary (the "Buyer") of Connection Machines, Inc., one of the Gores Technology Group of companies, pursuant to the terms and conditions of the Asset Purchase Agreement dated as of June 1, 1998 among the Company, certain of the Company's subsidiaries , Gould Electronics Inc. and the Buyer, a copy of which agreement is attached to the accompanying Proxy Statement (the "Asset Purchase Agreement"), and to authorize such further action by the Company's Board of Directors and proper officers as may in their discretion be necessary or desirable to carry out the intents and purposes of the Asset Purchase Agreement (the "Gores Transaction").

2. To approve the proposed Plan of Dissolution and Liquidation (the "Plan"), pursuant to which the Company would be dissolved and liquidated following the consummation of the Gores Transaction.

3.       To elect six (6) directors.

4. To approve the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

5. To transact such other business as may properly come before the meeting or any adjournment or postponements of the meeting.

Stockholders of record at the close of business on August 6, 1998 will be entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open. All stockholders are cordially invited to attend the meeting.

                                             By order of the Board of Directors,


                                             Cameron Read, Assistant Secretary
August 10, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.


                                TABLE OF CONTENTS


Introduction....................................................................................................-1-

Principal Stockholders..........................................................................................-4-

APPROVAL OF THE GORES TRANSACTION...............................................................................-4-

Background and Reasons for the Gores Transaction................................................................-4-

Opinion of LCI..................................................................................................-8-

Liquidation Analysis............................................................................................-9-

Use of Proceeds................................................................................................-10-

Accounting Treatment...........................................................................................-11-

Tax Consequences...............................................................................................-11-

The Asset Purchase Agreement...................................................................................-11-

Vote Required; No Appraisal Rights.............................................................................-14-

APPROVAL OF PLAN OF DISSOLUTION AND LIQUIDATION................................................................-14-

Possible Distributions to Stockholders.........................................................................-15-

Federal Income Tax Consequences of Any Liquidating Distributions to Shareholders...............................-16-

The Plan ......................................................................................................-16-

Management of the Company......................................................................................-20-

Vote Required; No Appraisal Rights.............................................................................-20-

MARKET PRICES FOR THE COMPANY'S COMMON STOCK...................................................................-20-

SELECTED PRO FORMA FINANCIAL DATA..............................................................................-22-

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS..........................................................-22-


UNAUDITED PRO FORMA CONDENSED STATEMENT OF
         NET ASSETS IN LIQUIDATION.............................................................................-26-

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................................................-29-

ELECTION OF DIRECTORS..........................................................................................-29-

Compensation Committee Interlocks and Insider Participation....................................................-32-

Executive Compensation.........................................................................................-33-

Director Compensation..........................................................................................-40-

Certain Relationships and Related Transactions.................................................................-41-

APPROVAL OF AUDITORS...........................................................................................-43-

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE........................................................-43-

OTHER MATTERS..................................................................................................-43-

PROPOSALS FOR 1999 ANNUAL MEETING..............................................................................-44-

EXHIBITS

A. Asset Purchase Agreement among the Company, certain of the Company's subsidiaries, Gould Electronics Inc. and the Buyer dated as of June 1, 1998, including exhibits.

B.       Opinion of Loveman-Curtiss, Inc.

C.       Plan of Dissolution and Liquidation.

D.       Encore Annual Report on Form 10-K for the year ended December 31, 1997.

E.       Encore Quarterly Report on Form 10-Q for the quarter ended March 29,
         1998.

                           ENCORE COMPUTER CORPORATION
                           6901 West Sunrise Boulevard
                       Fort Lauderdale, Florida 33313-4499

                       PROXY STATEMENT FOR SPECIAL MEETING
                    IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 11, 1998

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Encore Computer Corporation, a Delaware corporation (the "Company') for use at the Special Meeting in Lieu of Annual Meeting of Stockholders to be held on September 11, 1998, at 10:00 a.m. (local time) and at any adjournment or postponement of that meeting. All proxies will be voted in accordance with the instructions contained in the proxy, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting and for the director nominees named in this Proxy Statement. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised at the meeting by written notice to the Secretary of the Company, by sending a later-dated proxy, or by revoking it in person at the meeting.

The Board of Directors has fixed August 6, 1998 as the record date for determination of stockholders entitled to vote at the meeting. At the close of business on August 6, 1998, there were outstanding and entitled to vote 67,450,907 shares of the Company's Common Stock. Each share of Common Stock is entitled to one vote.

This Proxy Statement principally relates to the proposed sale of substantially all of the assets associated with the real-time computer system and processing business of the Company to a newly-formed subsidiary (the "Buyer") of Connection Machines, Inc., one of the Gores Technology Group of companies, pursuant to the terms and conditions of the Asset Purchase Agreement dated as of June 1, 1998 among the Company, Encore Computer U.S., Inc., a Delaware corporation ("Encore US"), Encore International, Inc., a Delaware corporation ("Encore International" and, collectively with the Company and Encore US, "Encore"), Gould Electronics Inc., an Ohio corporation ("Gould"), and the Buyer, a copy of which agreement is attached to this Proxy Statement as Exhibit A (the "Asset Purchase Agreement"), and to authorize such further action by the Company's Board of Directors and proper officers as may in their discretion be necessary or desirable to carry out the intents and purposes of the Asset Purchase Agreement (the "Gores Transaction"). Under the Company's Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the shares of Common Stock represented at the meeting and voting on the Gores Transaction is required to approve the Gores Transaction. In addition, under Delaware law, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required to approve the Gores Transaction.

This Proxy Statement also describes the proposed Plan of Dissolution and Liquidation (the "Plan"), pursuant to which the Company would be dissolved and liquidated following the consummation of the Gores Transaction and the net proceeds, if any, thereof would be distributed to the shareholders. It is uncertain whether any amounts will be available for distribution to the holders of the Company's Common Stock under the Plan. Pursuant to the terms of an agreement between the Company and

Gould which was entered into in connection with the sale of the Company's storage products business to Sun Microsystems, Inc. ("Sun") for $185 million in 1997 (the "Sun Transaction"), the Company redeemed the Preferred Stock held by Gould for $60 million, $25 million of which was paid from the proceeds of the Sun Transaction and $35 million of which was paid by the assignment to Gould of the Company's right to receive the $35 million deferred portion of the purchase price from Sun in the Sun Transaction which was payable on July 1, 1998, subject to the Company's obligation to pay any amounts by which the payment from Sun was less than $35 million. At the time of the redemption, Gould had the right to receive 426,784 shares of Encore Preferred Stock representing accrued dividends on the Preferred Stock which was redeemed (the "Accrued Dividend Shares") and Gould agreed to waive its right to receive the Accrued Dividend Shares if it received the full $35 million from Sun or from the Company by July 31, 1998.

Sun did not pay the full $35 million to Gould on July 1, 1998. It asserted indemnification claims against Encore relating to the Sun Transaction in the amount of $9,692,000, which the Company is contesting, and paid Gould only $25,308,000. As a result, Encore remained obligated to Gould in the amount of $9,692,000 and became obligated to issue the Accrued Dividend Shares to Gould unless it paid Gould that amount by July 31, 1998. In order to give Encore more time to resolve the Sun indemnification claims, Gould agreed to give Encore the option to repurchase the Accrued Dividend Shares on or before July 31, 1999 for an amount equal to the balance of the $9,692,000 then owed to Gould, less any additional amounts paid to Gould by Sun, plus interest at 8.5% per year from August 1, 1998. By repurchasing the Accrued Dividend Shares, Encore would also satisfy its indebtedness to Gould in respect of the redemption of Gould's Preferred Stock in connection with the Sun Transaction.

The Accrued Dividend Shares have a liquidation preference over the Common Stock which would absorb any net assets of the Corporation which might be available for distribution to Common stockholders in liquidation of the Company. Accordingly, unless the Company is successful in resolving Sun's indemnification claims and is able to repurchase the Accrued Dividend Shares without paying a significant amount of cash, there will not be any amounts available for distribution to the Common stockholders under the Plan.

Under the Company's Certificate of Incorporation, approval of the Plan requires the affirmative vote of the holders of at least a majority of Common Stock represented at the meeting and voting on the Plan. Furthermore, Delaware law requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date to approve the Plan. If the Gores Transaction is not approved, or if Sun does not consent to Gould voting for the plan pursuant to an inducement agreement among Gould, EFI and Sun dated July 17, 1997 (the "Inducement Agreement") then there will be no vote on the Plan.

The election of directors at the meeting shall be determined by a plurality of the votes cast in person or by proxy at the meeting by the holders of the Common Stock. With respect to the selection of PricewaterhouseCoopers LLP as the Company's independent auditors, the affirmative vote of the holders of a majority of the Common Stock represented at the meeting and voting on such matter is required for approval.

In accordance with a Voting Agreement dated as of June 1, 1998 (the "Voting Agreement") among the Buyer, Gould, Kenneth G. Fisher and Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner ("Indian Creek"), Gould, Mr. Fisher and Indian Creek have agreed to vote all shares of Common Stock owned by them in favor of the Gores Transaction and against any competing proposal. Gould, Mr. Fisher and Indian Creek collectively own approximately 55.8% of the outstanding Common Stock as of the record date for the meeting.

For purposes of the matters before the meeting, under the Company's By-Laws a quorum consists of a majority of the shares of Common Stock outstanding on the record date. Shares as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a matter will be deemed represented for quorum purposes but will not be deemed to be voting on such matter, and therefore will not be counted as negative votes as to such matter. Proxies will be tabulated by the Company's transfer agent. Persons designated by the Board of Directors as inspectors will tabulate votes submitted at the meeting and add them to the transfer agent's list.

This solicitation is being made by the Company. The Company will bear all costs in connection with the solicitation of proxies, including the cost of preparing, printing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by the Company's directors, officers and employees by personal interview, telephone or facsimile. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Company has also retained Morrow & Co., Inc. ("Morrow") to assist in the solicitation of proxies. Morrow will receive a fee of approximately $5,000 for its solicitation services. Arrangements will also be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock held of record by such persons, and the Company may reimburse such persons for their reasonable out-of-pocket expenses.

The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company or the terms of the Gores Transaction since the date hereof. If, however, any material change occurs during the period that the Proxy Statement is required to be delivered, this Proxy Statement will be amended or supplemented accordingly.

The date of mailing of this Proxy Statement and related form of proxy is expected to be on or about August 10, 1998.

PRINCIPAL STOCKHOLDERS

The following table sets forth, to the knowledge of the Company, the beneficial owners of 5% or more of the Company's outstanding Common Stock as of June 30, 1998:

             Name and Address                Shares             Percentage of
                    of                    Beneficially              Shares
             Beneficial Owner                Owned               Outstanding
             ----------------                -----               -----------

Gould Electronics Inc. (1)(2)
34929 Curtis Boulevard
Eastlake, OH  44095                       32,673,169                48.4%

Japan Energy Corporation (1)(2)
10-1, Toranomon 2-chome,
Minato-ko, Tokyo, JAPAN                   32,673,169                48.4%

Kenneth G. Fisher (3)
6901 West Sunrise Blvd.
Fort Lauderdale, FL  33313-                7,484,782                10.7%
4499


(1) Gould is a wholly-owned subsidiary of Japan Energy Corporation which is a Japanese corporation and may be deemed to be the beneficial owner of the shares owned by Gould.

(2) Does not include 13,131,815 shares of Common Stock issuable upon conversion of the Accrued Dividend Shares held by Gould. The Accrued Dividend Shares are non-voting.

(3) Includes 53,764 shares owned by Mr. Fisher's wife, 2,427,074 shares which may be acquired by Mr. Fisher within 60 days after June 30, 1998 by exercise of stock options and 5,003,944 shares held by Indian Creek.


                        APPROVAL OF THE GORES TRANSACTION

BACKGROUND AND REASONS FOR THE GORES TRANSACTION

Pursuant to the terms of the Asset Purchase Agreement, Encore has agreed to sell to Gores substantially all of the assets associated with Encore's real-time computer system and processing business (the "Real-Time Business") for a purchase price of $3 million in cash. Shareholder approval of the Gores Transaction will authorize the Company to sell the Real-Time Business even if the Plan of Dissolution and Liquidation is not approved. See "The Asset Purchase Agreement."

BACKGROUND

During the late 1980's, product demand in the computer marketplace began a migration away from more traditional proprietary computing technologies and towards an open systems technology. In

1989, Encore acquired the assets and assumed the liabilities of Gould's computer systems business and, from that time until the closing of the Sun Transaction, Japan Energy Group and its wholly-owned subsidiaries Gould and EFI International Inc. ("EFI") were the principal source of the Company's financing. Encore borrowed a total of $496 million from Japan Energy Group and its subsidiaries during this period and invested heavily in research and development activities to produce a new generation of computer systems based on the open system architecture.

In 1994, the Company announced its first product for the storage marketplace but was unable to penetrate the marketplace through its direct sales force and distributors, and was unsuccessful in attracting OEM partners to provide the necessary distribution channels for the product. As a result, the Company continued to record operating losses which were funded by Japan Energy Group. Beginning in late 1996, credit arrangements with Japan Energy were uncommitted and financing was provided solely in Japan Energy's discretion.

In January 1997, the Company's independent auditors expressed substantial doubts about the Company's ability to continue as a going concern in light of (i) recurring operating losses and net capital and working capital deficiencies,
(ii) the Company's inability to generate cash flows sufficient to repay its debt and (iii) the lack of a committed source of financing to meet expected future requirements.

In July 1997, the Company entered into an asset purchase agreement with Sun with respect to the Sun Transaction and Gould advised the Company that it would not provide any additional financing to the Company after November 1997. The Sun Transaction closed in November 1997.

Since the closing of the Sun Transaction, Encore's sole line of business has been the Real-Time Business. Encore's real-time computer systems are used for the acquisition, processing and interpretation of data primarily in three market niches: simulation; energy; and transportation. Sales of real-time products and services were approximately $41 million in fiscal 1996 and $25 million in fiscal 1997. Sales of real-time systems in 1996 and 1997 were substantially below the peak rate of 1990 when sales of real-time systems totaled $133 million in addition to sales of services of $82 million. The decline in sales of real-time products is expected to continue as certain of the Company's traditional products have reached the end of their product life cycle. Additionally, real-time service sales continue to decline as a result of (i) the Company's prolonged decline in equipment sales, (ii) the price competitiveness of the marketplace, (iii) the completion of long running government programs, and (iv) subsequent deinstallation of systems.

After the Sun Transaction, the Company's Board of Directors studied the options available to Encore. Those options included (i) continuing, and attempting to expand, its Real-Time Business, (ii) entering into the business of developing software for clustering various types of computer hardware using Microsoft's Windows NT, or (iii) selling the Real-Time Business and distributing to the Company's stockholders both the net proceeds of the sale of the Real-Time Business and the proceeds of the Sun Transaction which remained after the Company's restructuring costs and payments to Gould. Factors the Board of Directors considered in deciding what the Company should do included, among other things, (a) the investment and other costs of, and projected revenues and cash flows from, continuing and expanding its Real-Time Business, (b) the anticipated costs of developing clustering software, (c) the likelihood Encore would be able to distribute clustering software in a manner which would generate significant revenues and profits, (d) the amount of the proceeds of the Sun Transaction which were likely to be available to support future Encore activities, (e) the Company's ability to obtain debt or equity financing for future activities, (f) the price for which Encore's Real-Rime Business could be sold and (g) other relevant factors. As discussed above, the decline in real-time sales and service makes the option of expanding the Real Time Business difficult to implement. In addition, in January 1998 the Board of Directors decided not to pursue development of software for clustering various types of computer hardware using Microsoft's Windows NT because it concluded it could not justify the substantial initial and ongoing investment needed to attempt to be successful in that business.

Gores consists of ten interrelated but autonomous computer-related companies focused on hardware and/or software development, distribution and support services. Much of Gores' growth in the 1990's to its current size of approximately $200 million in annual revenues has been the result of acquiring and then expanding companies and technologies. Gores is headquartered in Los Angeles, California.

In December 1997, the Board of Directors decided to engage an investment banking firm to assist the Company in evaluating strategic alternatives, including finding a buyer for the Real-Time Business and engaged McDonald & Company Securities, Inc. ("McDonald") as its exclusive financial advisor. The Company, with the assistance of McDonald, prepared a confidential memorandum (the "Memorandum") which described Encore's Real-Time products, technologies, competition, human resources, and research and development and contained financial data. In December 1997, McDonald contacted a list of eight companies which McDonald believed could have potential interest in the Company and distributed the Memorandum to those companies which indicated interest. Four companies, including Gores, expressed interest in the Real-Time Business and three of them, including Gores, visited the Company's corporate headquarters in Fort Lauderdale to conduct due diligence. These companies were asked to submit their proposals to the Company by February 20, 1998, and two of them did so. The Board met on February 27, 1998 to review the two bids and decided to accept the bid made by Gores. The purchase price of the Gores bid was significantly higher than the competing bid. In addition, the Gores bid provided that Gores would absorb the severance costs associated with employees of the Real-Time Business who were not retained by Gores. Finally, the Board believed that the likelihood of closing a transaction with Gores was greater than with the competing bidder due to Gores' ability to obtain any necessary financing of the purchase price. A non-binding letter of intent with Gores was signed on March 2, 1998 which provided for a purchase price of $5.5 million for the Real-Time Business based on a projected December 31, 1997 balance sheet for the Real-Time Business.

Between the date of the letter of intent and the date of the Asset Purchase Agreement, Gores conducted extensive further due diligence on the Real-Time Business and the parties negotiated the terms and conditions of the Asset Purchase Agreement. The final purchase price of $3 million for the Real-Time Business reflected the operating results of the business for the first quarter of 1998 and changes to the balance sheet from the projected 12/31/97 balance sheet to the actual 3/29/98 balance sheet. The principal balance sheet changes were decreases in receivables, inventories and other assets of approximately $.9 million, $1.1 million and $.3 million, respectively. In addition, the final version of the Asset Purchase Agreement provided that Gores would absorb the severance costs associated with employees who were not retained only after the number of employees was reduced to eighty, rather than for all of the employees who were not retained, as stated in the letter of intent.

At the time the Asset Purchase Agreement was signed, Encore and Gores also entered into a Management Agreement (the "Management Agreement") pursuant to which Gores agreed to manage the Real-Time Business, and to bear any negative cash flow and retain any positive cash flow of the business if the Gores Transaction closes, for a management fee of $100,000 per month pending the closing of the Gores Transaction. In addition, Gould agreed to be jointly and severally liable for any indemnification obligations of Encore to Gores under the Asset Purchase Agreement. As a result, the $3 million purchase price for the Real-Time Business is not subject to any further adjustment based on the operations of the business until the closing and is payable in full in cash at closing without any hold-back or escrow conditions. If the Gores Transaction does not close, pursuant to the terms of a $2 million line of credit which Encore has made available to Gores for working capital needs of the Real-Time Business, Encore effectively will be responsible for any negative cash flow of the Real-Time Business under Gores' management. See "The Asset Purchase Agreement - Management Agreement."

Pursuant to an engagement letter dated December 9, 1997, upon consummation of the Gores Transaction McDonald is entitled to a fee equal to $350,000. McDonald is also reimbursed for its out-of-pocket expenses, including expenses of counsel, and is indemnified for certain liabilities in connection with the engagement. McDonald provided certain financial advisory services to Gould in connection with the sale of the Company's storage products business to Sun, and was compensated for these services.

REASONS FOR THE GORES TRANSACTION

The Company's Board of Directors has concluded that the Gores Transaction is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors unanimously approved the Gores Transaction at a special meeting held on June 1, 1998. In arriving at this conclusion, the Board considered a number of factors, including the fairness of the terms of the transaction to the Company from an economic standpoint, the alternatives to the Gores Transaction, the use of the proceeds of the Gores Transaction and the future prospects of the Company.

         Specific factors which the Board of Directors considered include the following:

   /bullet/ The inability of the Company to successfully expand its Real-Time Business due to the competitiveness of the marketplace.

   /bullet/ The decline in real-time service sales as certain of the Company's traditional products have reached the end of their product life cycle.

   /bullet/ The unwillingness of Gould to provide any financing to the Company, confirmed by Gould's letter to the Company dated July 17, 1997.

   /bullet/ The inability of the Company to obtain alternative sources of financing.

   /bullet/ The fact that, although McDonald contacted eight companies about the possibility of acquiring the Real-Time Business, only two bids were received and Gores' bid was significantly higher, and more likely to result in a transaction, than the other bid.

   /bullet/ Its belief that a liquidation of the Company without closing the Gores Transaction would result in no proceeds available for distribution to the Common stockholders. When the Gores Transaction was approved by the Board and the Asset Purchase Agreement was executed, it was anticipated that approximately $3.6 million in liquidation proceeds would be available for distribution to the Common stockholders other than Gould if the liquidation occurred following the closing of the Gores Transaction. However, as a result of the $9,692,000 in Sun indemnification claims (which were presented to the Board on June 25, 1998) and the issuance of the Accrued Dividend Shares to Gould, it is uncertain whether any liquidation proceeds will be available for distribution to the Common stockholders. (See "Approval of Plan of Dissolution and Liquidation").

   /bullet/ Based upon the opinion of Loveman-Curtiss, Inc. ("LCI") dated June 1, 1998, the purchase price to be paid for the Real-Time Business in the Gores Transaction is fair to the stockholders of the Company from a financial point of view (a copy of the LCI opinion is attached as Exhibit B hereto, and the Company's stockholders are urged to carefully read such opinion). See "Opinion of LCI."

   /bullet/ The improbability of the Company continuing as a profitable, cash generating business on a sustained basis if it were to continue in the Real-Time Business.

   /bullet/ Encore will not have to pay severance costs as to 80 employees.

   /bullet/ Gores will absorb negative cash flow, if any, from June 1, 1998 to the Closing Date.

OPINION OF LCI

LCI was retained by the Company to render an opinion as to the fairness, from a financial point of view, to the stockholders of the Company of the purchase price to be paid for the Real-Time Business in the Gores Transaction. The Company did not impose any limitations upon LCI with respect to the investigations made, the procedures followed or the opinion to be delivered by LCI. LCI was selected by the Board of Directors based upon the Board's view of LCI's qualifications, expertise, experience and its commitment to provide timely service.

LCI has delivered to the Board of Directors of the Company its written opinion dated June 1, 1998, that, as of such date, the purchase price to be paid for the Real-Time Business in the Gores Transaction is fair to the stockholders of the Company from a financial point of view. In rendering its opinion, LCI considered a number of factors, as described therein, including (i) a review of the financial terms and conditions of the Asset Purchase Agreement, (ii) its analysis of certain historical business and financial information of the Company and the Real-Time Business, (iii) its review of certain forecasts and financial and other data relating to the Company's business and the Real-Time Business, and (iv) its review of public information with respect to certain other companies LCI believed to be generally comparable to the Real-Time Business. LCI also conducted discussions with senior management of the Company and Gould with respect to (i) the Company's and the Real- Time Business' business and prospects, (ii) the unwillingness of Gould to continue to provide financial support to the Company and (iii) the strategic rationale for the Gores Transaction and reasonably available alternatives. Further, LCI compared the financial terms of certain business combinations and acquisitions involving lines of business that LCI believed to be generally comparable to the Real-Time Business. LCI's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion.

LCI did not independently verify any of the foregoing information, and relied upon the accuracy and completeness of all information made available to LCI by the Company, or otherwise reviewed by LCI.

In rendering its opinion, LCI reviewed and analyzed the historical and current financial condition of the Company and the Real-Time Business which included (i) an assessment of the Company's recent financial statements and (ii) an assessment of the Company's liquidity and cash position, particularly in light of Gould's stated view that it would not provide additional funding to the Company and the lack of available alternative financing sources.

The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the stockholders' meeting held in connection with the Gores Transaction. The foregoing summary of the opinion summarizes all material information contained in the opinion, which is attached hereto as Exhibit B. The stockholders of the Company are urged to read the opinion in its entirety. LCI has consented to the use of the opinion in this Proxy Statement.

Pursuant to an engagement letter dated as of June 1, 1998, the Company has agreed to (a) pay LCI a fee of $1,250 in connection with the fairness opinion,
(b) reimburse LCI for its out-of-pocket expenses, including expenses of counsel, and (c) indemnify LCI against certain liabilities, including liabilities under applicable securities laws in connection with the delivery of its opinion. LCI is a business valuation firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions.

LIQUIDATION ANALYSIS

If the Gores Transaction is not consummated, one of the alternatives which the Board of Directors will consider is a liquidation of the Company in accordance with the Plan, or another similar plan of liquidation and dissolution, for the reasons set forth under "Reasons for the Gores Transaction." The Company's assessment of the values which could be realized upon liquidation of the assets of the Real-Time Business, as opposed to the sale of those assets in the Gores Transaction, was based on the following assumptions which were contained in the liquidation analysis prepared by Price Waterhouse in connection with the Sun Transaction and which the Company believes to be reasonable:

   /bullet/ ACCOUNTS RECEIVABLE: receivables for equipment have a recovery rate of 75% and receivables for service have a recovery rate of 25%.

   /bullet/ PROCEEDS FROM FOREIGN LIQUIDATIONS: includes residual equity amounts and intercompany receivables paid from the liquidation of foreign subsidiaries pursuant to regulations and procedures in respective countries.

   /bullet/ INVENTORIES: different recovery rates were used for different inventory groups. Typically, the less proprietary the item, the higher the recovery rate. 15% was applied to gross raw materials, 12% was applied to purchased sub-assemblies, and 10% was applied to work in process and finished goods.

   /bullet/ FIXED ASSETS: recovery rates for machinery and equipment, furniture and fixtures and spares inventory are based on estimates from liquidators of like assets.

   /bullet/ OTHER ASSETS: other assets include: prepaid expenses and deposits, the net value of capitalized software used to support the business (e.g. payroll and accounting systems) and patents and licenses. A 40% recovery rate was applied to all "other assets," not including patents and licenses.

In all likelihood, however, if the Company were forced to liquidate the Real-Time assets the actual amounts realized from liquidation would vary from management's assessment as a result of differences in external and internal factors such as: the actual time period over which the liquidation occurred, the results of the Company's operations between the estimation date and the liquidation date, and changes in values which may occur based on overall economic factors, market conditions and/or competitive pressures.

If the Gores Transaction is consummated, the Buyer will bear any negative cash flow of the Real- Time Business after May 31, 1998 and any severance and other costs related to 80 employees of the Real-Time Business. If the Gores Transaction is not consummated, this negative cash flow and these severance and other costs would be borne by Encore.

Based on the foregoing, the Company believes that a liquidation without consummating the Gores Transaction would result in no proceeds being available for distribution to the Common stockholders. If the Company is able to resolve the Sun indemnification claims and repurchase the Accrued Dividend Shares without expending a significant amount of cash, it is possible that some liquidation proceeds may be available to the Common stockholders other than Gould. See "Approval of Plan of Liquidation and Dissolution."

USE OF PROCEEDS

At the closing of the Gores Transaction, the Company will receive $3 million in cash. After payment of outstanding liabilities and establishment of reserves for contingent liabilities, and payment of the costs of the transaction, the net proceeds together with all other remaining assets of the Company, if any, will be distributed to the stockholders pursuant to the Plan. It is uncertain whether any amounts will be available for distribution to the Common stockholders pursuant to the Plan. See "Approval of Plan of Dissolution and Liquidation -- Distributions to Stockholders."

ACCOUNTING TREATMENT

For financial statement purposes, the Gores Transaction will be accounted for as an asset sale in which the Company will receive $3 million in return for transferring ownership of substantially all of the assets of the Real-Time Business. The Company will record a gain on the sale of such assets of approximately $.9 million.

TAX CONSEQUENCES

The Gores Transaction will be a taxable transaction requiring recognition by the Company of a taxable gain or loss measured by the difference between the amount realized on the sale of the assets of the Real-Time Business and the Company's adjusted basis in the assets. The Company currently anticipates that the Gores Transaction will not result in any gain for federal income tax purposes.

Under current law, the Gores Transaction will have no federal income tax consequences to the stockholders of the Company; however, the subsequent liquidation of the Company will. See "Approval of Plan of Dissolution and Liquidation - Federal Income Tax Consequences of Any Liquidating Distributions to Stockholders."

THE ASSET PURCHASE AGREEMENT

This discussion of the Asset Purchase Agreement and of certain other agreements which are exhibits to the Asset Purchase Agreement and the following description of the principal terms of the Asset Purchase Agreement summarize all material information contained in the Asset Purchase Agreement. Copies of the Asset Purchase Agreement and such other agreements are attached to this Proxy Statement as Exhibit A and are incorporated herein by reference.

ASSETS TO BE SOLD

Pursuant to the terms of the Asset Purchase Agreement, and separate, similar agreements with respect to certain non-U.S. assets, Encore will transfer to a newly-formed subsidiary of Gores (the "Buyer") substantially all of the assets of the Real-Time Business, including, without limitation all of the following U.S. and non-U.S. assets to the extent associated with, related to or used in connection with the Real-Time Business: Encore's product line of real-time devices, products, systems and subsystems; hardware; software; components; services; technology; utilities, tools and diagnostics; manufacturing rights; know how; vendor, supplier, prospect and customer lists; training materials, user guides and documentation; trademarks; intellectual property rights; rights under certain assigned contracts; inventory; real property; equipment; licenses; permits; and goodwill associated with the Real-Time Business (collectively, the "Purchased Assets"). The Purchased Assets include a fully paid-up, royalty free, non-exclusive license from Sun to use all the technology sold to Sun in the Sun Transaction in the Real-Time business. The Purchased Assets do not include certain other assets, including without limitation all of Encore's cash, bank accounts and securities; notes; insurance policies; claims for refunds of taxes; minute books; stock ledgers; assets of, or held by or with respect to any employee benefit plan, all rights under the asset purchase agreement with Sun in connection with the Sun Transaction, and all rights under the Asset Purchase Agreement and under any of the other agreements entered into in connection with the Gores Transaction.

The acquisition of the Purchased Assets described above is subject to the Buyer's assumption of certain liabilities related to the Real-Time Business, including without limitation liabilities reflected on Encore's March 29, 1998 balance sheet or incurred in the ordinary course of the Real-Time Business thereafter, all of Encore's liabilities under those contracts assigned to Buyer and, any severance and other liabilities related to 80 Encore employees engaged in the Real-Time Business (collectively, the "Assumed Liabilities"). The Buyer will assume no liabilities other than the Assumed Liabilities and Encore will remain responsible for any and all liabilities not assumed by the Buyer, including severance costs related to the approximately 17 employees not included in 80 employees of the Real-Time Business which are the Buyer's responsibility, and any liabilities related to the Sun Transaction.

PURCHASE PRICE

The aggregate purchase price will be the sum of (i) $3 million in cash at closing plus (ii) the Buyer's assumption of the Assumed Liabilities plus (iii) an amount equal to the amount of management fees paid pursuant to the Management Agreement, plus (iv) any negative cash flow (or minus any positive cash flow) of the Real-Time Business between June 1, 1998 and the closing of the Gores Transaction.

CERTAIN REPRESENTATIONS AND WARRANTIES

Encore has made certain representations and warranties regarding Encore and the Real-Time Business which are customary in transactions such as the Gores Transaction, including, without limitation: the good standing of the Company; the accuracy and completeness of its financial statements; the absence of certain changes in its business; its satisfaction and payment of all tax liabilities; its title to, and the condition of, the Purchased Assets; its compliance with certain government regulations; the validity and enforceability of the contracts to be assigned to the Buyer; Encore's relationship with its customers and suppliers; its compliance with the various laws governing pension and employee benefit matters; its intellectual property rights; and compliance with various environmental laws. To the extent that any of the representations and warranties prove to be inaccurate or untrue as of the date of the Asset Purchase Agreement and as of the closing date, Encore and Gould have agreed, subject to certain limitations and conditions contained in the Asset Purchase Agreement, to indemnify the Buyer against all resulting loss.

CERTAIN COVENANTS

The Asset Purchase Agreement contains various covenants of Encore. Encore has agreed, among other things, that between the date of the Asset Purchase Agreement and the closing date of the Gores Transaction, Encore will: conduct the Real-Time Business in the ordinary course and consistent with Encore's past practices; not sell, transfer or otherwise dispose of any of the Purchased Assets except for sales of inventory in the ordinary course and in a manner consistent with past practices; use its best efforts to obtain all regulatory authorizations and consents to the performance of Encore's obligations under the Asset Purchase Agreement and any related agreements; and take such further actions as may be reasonably required to carry out the provisions of the Asset Purchase Agreement and any related agreements. Encore has also agreed to maintain the confidentiality of proprietary or confidential information constituting part of the Purchased Assets. Pending the closing of the Gores Transaction, the Real-Time Business will be managed by the Buyer pursuant to the Management Agreement (see "Management Agreement" below).

CONDITIONS TO THE GORES TRANSACTION

Consummation of the Gores Transaction is subject to satisfaction (or waiver by the party entitled to do so) of certain conditions as of the closing date, including, without limitation the following: the accuracy of the representations and warranties; the absence of litigation which would adversely affect the Gores Transaction; the receipt of all required third party consents, including consents to the assignment of the intellectual property rights and the contracts to be assigned to the Buyer; execution of non-competition agreements in the form attached to the Asset Purchase Agreement by certain Encore affiliates; and the approval of the Gores Transaction by the Company's stockholders.

INDEMNIFICATION

The Asset Purchase Agreement contains indemnities for all losses arising out of the breach of any of Encore's representations and warranties, for breaches or violations of Encore's covenants under the Asset Purchase Agreement and for certain other matters. Encore is also required to indemnify the Buyer for all losses arising out of certain third party demands, claims, debts, suits and causes of action. Gould is jointly and severally liable with Encore with respect to these indemnification obligations. Encore has no obligation to indemnify the Buyer unless and until the Buyer's aggregate losses equal or exceed $50,000 (the "Basket"), in which event Encore shall be liable for all losses, including all losses within the Basket; and the aggregate loss recoverable by the Buyer shall not exceed $3 million (the "Cap"). No claims for indemnification as to tax matters may be brought after the expiration of the legal statute of limitations applicable to the subject matter of the claim underlying the claim of indemnification. There is no cut off date for certain claims, including environmental claims. However, all other claims for indemnification arising out of the representations and warranties of the Asset Purchase Agreement may not be brought more than 15 months after the closing date.

TERMINATION

The Asset Purchase Agreement may be terminated, in certain specified circumstances, including (i) at any time prior to closing of the Gores Transaction by the mutual consent of Encore and the Buyer or (ii) by either Encore or the Buyer any time prior to closing if the other party commits a material breach of the Asset Purchase Agreement which is not cured within 30 days after notice thereof. The Asset Purchase Agreement may also be terminated by either Encore or the Buyer if the closing shall not have occurred prior to the earlier of (x) the date the Company's shareholders vote and fail to approve the Gores Transaction or (y) October 31, 1998.

EXPENSES

The Asset Purchase Agreement provides that each party will pay all of the fees and expenses incurred by it in connection with the Asset Purchase Agreement.

MANAGEMENT AGREEMENT

Pursuant to the Management Agreement, the Buyer has agreed to manage the Real-Time Business until the closing of the Gores Transaction or the earlier termination of the Asset Purchase Agreement for a fee of $100,000 per month plus expenses of up to $25,000 per month. Encore and the Buyer also entered into a revolving credit agreement pursuant to which Encore has agreed to lend up to $2 million to the Buyer to fund the operations of the Real-Time Business until the Gores Transaction closes or the Asset Purchase Agreement terminates. Loans under the revolver bear interest at prime plus 1% and are due and payable at the closing or earlier termination of the Asset Purchase Agreement; provided, however, that unless, the Gores Transaction closes, the Buyer's obligation under the revolver is limited to the amount of all management fees paid under the Management Agreement plus any positive net cash flow from the Real-Time Business during the term of the Management Agreement. Upon the closing of the Gores Transaction, all management fees shall be refunded to Encore.

VOTE REQUIRED; NO APPRAISAL RIGHTS

Under the Company's Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the Common Stock represented at the meeting and voting on the Gores Transaction is required to approve the Gores Transaction. In addition, under Delaware law, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required to approve the Gores Transaction. As of the record date, Gould, Mr. Fisher and Indian Creek owned an aggregate of 55.8% of the outstanding Common Stock and, pursuant to the Voting Agreement, have agreed to vote in favor of the Gores Transaction and against any competing proposal.

Under Delaware law, the stockholders of the Company are not entitled to any rights of appraisal in connection with the approval or the consummation of the Gores Transaction.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE GORES
TRANSACTION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
GORES TRANSACTION

                 APPROVAL OF PLAN OF DISSOLUTION AND LIQUIDATION

On August 6, 1998, the Board of Directors unanimously approved a Plan of Dissolution and Liquidation (the "Plan") pursuant to which the Company will be completely dissolved and liquidated, subject to stockholder approval and subject to Gould obtaining Sun's consent to vote for the Plan pursuant to the Inducement Agreement (which consent may not be unreasonably withheld). See the Plan attached hereto as Exhibit C. In general, if the Plan were to be approved by the stockholders, stockholders would receive distributions in the amount of the aggregate net proceeds of the Gores Transaction and the net proceeds, if any, of the liquidation of the Company's remaining assets. Further, the Plan provides that the Company will be dissolved and its corporate existence terminated in accordance with Delaware law. Approval of the Plan is contingent on stockholder approval of the Gores Transaction.

It is uncertain whether any amounts will be available for distribution to the holders of the Company's Common Stock under the Plan. Pursuant to the terms of an agreement between the Company and Gould which was entered into in connection with the Sun Transaction, the Company redeemed the Preferred Stock held by Gould for $60 million, $25 million of which was paid from the proceeds of the Sun Transaction and $35 million of which was paid by the assignment to Gould of the Company's right to receive the $35 million deferred portion of the purchase price from Sun in the Sun Transaction which was payable on July 1, 1998 subject to the Company's obligation to pay any amount by which the payment from Sun was less than $35 million. At the time of the redemption, Gould had the right to receive 426,784 shares of Encore

Preferred Stock representing the Accrued Dividend Shares and Gould agreed to waive its right to receive the Accrued Dividend Shares if it received the full $35 million from Sun or from the Company by July 31, 1998.

Sun did not pay the full $35 million to Gould on July 1, 1998. It asserted indemnification claims against Encore relating to the Sun Transaction in the amount of $9,692,000, which the Company is contesting, and paid Gould only $25,308,000. As a result, Encore remained obligated to Gould in the amount of $9,692,000 and became obligated to issue the Accrued Dividend Shares to Gould unless it paid Gould that amount by July 31, 1998. In order to give Encore more time to resolve the Sun indemnification claims, Gould agreed to give Encore the option to repurchase the Accrued Dividend Shares on or before July 31, 1999 for an amount equal to the balance of the $9,692,000 then owed to Gould, less any additional amounts paid to Gould by Sun, plus interest at 8.5% per year from August 1, 1998. By repurchasing the Accrued Dividend Shares, Encore would also satisfy its indebtedness to Gould in respect of the redemption of Gould's Preferred Stock in connection with the Sun Transaction.

The Accrued Dividend Shares have a liquidation preference over the Common Stock which would absorb any net assets of the Corporation which might be available for distribution to Common stockholders in liquidation of the Company. Accordingly, unless the Company is successful in resolving Sun's indemnification claims and is able to repurchase the Accrued Dividend Shares without paying a significant amount of cash, there will not be any amounts available for distribution to the Common stockholders under the Plan.

Following its review of the current properties and operations of the Company, the Board of Directors concluded that the dissolution and liquidation of the Company following the closing of the Gores Transaction is in the best interests of the Company and its stockholders. The Board of Directors also concluded that the Plan sets forth the most efficient way for the Common stockholders to have a possibility of receiving some value on account of their stock. In reaching this conclusion, the Board of Directors considered numerous factors, including the following:

   /bullet/ The Company's inability to continue as an ongoing, profitable business after the sale of the Real-Time Business.

   /bullet/       The risks involved in reinvestment in a new business.

   /bullet/ The substantial administrative expenses that likely would be incurred in connection with a proceeding under Chapter 7 of the United States Bankruptcy Code or other insolvency proceeding.

POSSIBLE DISTRIBUTIONS TO STOCKHOLDERS

As discussed more fully below, the Plan provides for the PRO RATA distribution to the Company's Common stockholders (other than Gould with regard to its Common Stock, except in the very unlikely event the distribution to Common Stockholders exceeds $30 million) of all of the Company's property and assets remaining after the payment or provision for payment of the Company's claims and liabilities, if any, and payment of the liquidation preference of any outstanding shares of Preferred Stock. The aggregate liquidation preference of the Accrued Dividend Shares (all of which are held by Gould and as to which Gould has not waived its right to liquidation payments), is $42,678,400. The expenses of administering the Company, winding up the Company's affairs, preparing all reports and filings required by federal and state law in connection with the Company's continued existence, the negotiation and completion of payment of any claims against the Company, and all expenses and liabilities that continue to arise or be incurred during the course of the liquidation process will reduce the proceeds available for distribution to the Company's stockholders. Prior to the assertion by Sun of its $9,692,000 in indemnity claims and the issuance of the Accrued Dividend Shares, the Company estimated that the amount available for distribution to stockholders other than Gould would be approximately $3.6 million ($.10 per share). However, pending resolution of the Sun claims it is uncertain whether any amounts will be available for distribution to Common Stockholders under the Plan.

FEDERAL INCOME TAX CONSEQUENCES OF ANY LIQUIDATING DISTRIBUTIONS TO SHAREHOLDERS

The proposed liquidation of the Company will have federal income tax consequences for the stockholders of the Company. The following is a general summary of those consequences. It is not intended to be exhaustive and does not address state, municipal or foreign tax laws. It also does not address the circumstances of special classes or individual circumstances of taxpayers, including, without limitation, foreign persons. Stockholders are advised to consult with their own tax advisers regarding the particular consequences to them as a result of the dissolution and liquidation of the Company.

Under Section 331 of the Internal Revenue Code (the "Code") any amounts received by stockholders in a complete liquidation of the Company will be fully taxable as a full payment in exchange for the stockholder's stock. Each stockholder will realize gain or loss pursuant to Section 1001 of the Code, which provides that gain or loss is equal to the difference between (a) the amount of cash and the fair market value of any property other than cash received by the stockholder, and (b) the stockholder's adjusted basis in the shares of stock of the Company held by that stockholder. Any gain or loss should be deemed capital gain or loss provided that the shares of stock of the Company are capital assets, under
Section 1221 of the Code, in the hands of the stockholder, and will be long-term capital gain or loss under Section 1222 of the Code if held by the stockholder for more than one year. Long-term capital gain realized by an individual U.S. stockholder is generally subject to a maximum tax rate of 20% in respect of property held for a period exceeding 12 months. The tax basis of any property other than cash received by each stockholder upon the complete liquidation of the Company will be the fair market value of that property at the time of the distribution pursuant to Section 334 of the Code.

THE PLAN

The following discussion of the proposed dissolution and liquidation of the Company is a summary of material information contained in the Plan. A copy of the Plan is attached to this Proxy Statement as Exhibit C and the Company's stockholders are urged to read the Plan carefully and in its entirety. The following summary is qualified in its entirety by reference to the complete text of the Plan.

OVERVIEW

The Plan provides for the complete liquidation and dissolution of the Company pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"). The Effective Date of the Plan shall be the date on which the Company's stockholders have approved the Gores Transaction and the Plan. Assuming that such approval has been obtained, the Company will not engage in any business activities after the closing of the Gores Transaction other than preserving the value of its assets, prosecuting and defending suits and claims by and against the Company, winding up its affairs and distributing its remaining assets (if any) to its stockholders.

Subject to the approval of the stockholders, the Company's Real-Time assets shall be sold in accordance with the terms of the Gores Transaction. If the Plan is approved, the Board of Directors will be authorized to sell or otherwise dispose of the Company's remaining assets on such terms and conditions, and for such consideration, as it deems expedient and in the best interest of the Company and its stockholders, without any further stockholder approval. As part of the liquidation of the Company's assets, the Company shall use reasonable efforts to collect, or make reasonable provision for the collection of, all accounts receivable, debts and claims owing to the Company, if any.

The Company has not obtained, and does not anticipate obtaining, appraisals or other objective opinions of the value of its remaining properties other than the Real-Time assets. Potential buyers of such properties likely will be aware of the Company's liquidation and may reduce their proposed purchase price as a consequence. As a result, the Company cannot guarantee that it will receive fair value in exchange for the properties remaining after the closing of the Gores Transaction.

Prior to making any distributions to its stockholders, the Company shall pay, or as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including contingent, conditional or unmatured claims known to the Company. Further, the Company shall make reasonable provision to pay, as determined by the Board of Directors, claims that are not currently known to the Company but that the Board of Directors reasonably believes are likely to arise or become known to the Company. The Plan also provides that if and to the extent deemed necessary or appropriate by the Board of Directors, the Company may establish and set aside a reasonable amount of cash or property (the "Contingency Reserve") to satisfy claims against the Company, as well as expenses that likely will be incurred in connection with the Company's dissolution and liquidation. The Plan provides that following the payment, satisfaction or other resolution of such claims and expenses, any amounts remaining in the Contingency Reserve shall be distributed to the Company's stockholders.

DISTRIBUTIONS

The Plan provides that following the payment or provision for payment of the Company's claims and obligations, the establishment of the Contingency Reserve (if deemed advisable by the Board of Directors), and the payment of the liquidation preference of any outstanding shares of Preferred Stock, the Company shall distribute pro rata to its Common stockholders (other than Gould with regard to its Common Stock, except in the very unlikely event the sum to be distributed to Common stockholders exceeds $30 million) all of its remaining property and assets, if any, including the net proceeds of the Gores Transaction, through one distribution or a series of distributions. The aggregate liquidation preference of the Accrued Dividend Shares (all of which are held by Gould, and as to which Gould has not waived its right to receive liquidating distributions) is $42,678,400. For the purposes of making distributions under the Plan only, the pro rata shares of the Company's Common stockholders other than Gould shall be calculated as if Gould is not a Common stockholder of the Company. Nothing contained in the Plan shall affect or impair Gould's right as a Common stockholder of the Company to vote on the approval of the Plan or the Gores Transaction.

Prior to the date that a Certificate of Dissolution is filed by the Company and accepted by the Secretary of the State of Delaware and the Company is dissolved (the "Dissolution Date"), as discussed below, the Company shall make any distributions to its stockholders in cash or in kind (allocated pro rata in the discretion of the Board of Directors) as expeditiously as practicable consistent with prudence and reasonable business judgement, and at such time, as the Board of Directors in its sole discretion may determine in accordance with the provisions of the DGCL. Following the Dissolution Date, any assets remaining available for distribution shall be distributed (the "Dissolution Distribution") only in accordance with the provisions of the DGCL.

In the event that the Company makes distributions to its stockholders and subsequently does not have sufficient assets to satisfy its debts and obligations, the members of the Board of Directors may be held personally liable under applicable law for the amount of any distributions which rendered the Company insolvent. Such liability would attach only to the extent that a member voted in favor of the relevant distribution and failed to satisfy the duty of care required under the DGCL and other applicable law. Any member held liable may be entitled to contribution from any other member of the Board of Directors who also could be held so liable and from each stockholder for the amount of such distribution that a stockholder accepted knowing that the distribution would render the Company insolvent. In light of the foregoing, the Board of Directors has deemed it advisable and prudent to establish a Contingency Reserve containing $1 million in cash to account for unknown events, claims and contingencies.

PROCEDURE FOR DISSOLUTION; NOTICE

At such time as the Board of Directors has determined that all necessary requirements for dissolution have been satisfied under Delaware law, the appropriate officers of the Company shall execute and cause to be filed with the Delaware Secretary of State, and elsewhere as may be required or deemed appropriate, such documents as may be required to effectuate the dissolution of the Company, including a Certificate of Dissolution conforming to the requirements of /section/275 of the DGCL. From and after the date such documents are accepted by the Secretary of State, the Company will be deemed to be completely dissolved, but will continue to exist under Delaware law for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up the Company's affairs.

The Plan provides that after the Company has been dissolved, the Company shall mail notice of the dissolution to all of its creditors and employees in accordance with /section/280 of the DGCL. Such notice will state that any claims against the Company must be presented in writing and provide sufficient information reasonably to inform the Company of the claimant and the substance of the claim. The notice also will set forth the date by which a claim must be presented to the Company and provide that such claim will be forever barred if not presented to the Company by the specified date.

SURRENDER OF STOCK CERTIFICATES

Any distributions made under the Plan to the Company's Common stockholders shall be in complete redemption and cancellation of all of the Company's Common Stock. As a condition to the disbursement of the Dissolution Distribution, if any, to Common stockholders the Board of Directors may require stockholders to surrender their certificates evidencing the Company's Common Stock to the Company or its agent. If a stockholder's certificate for Common Stock has been lost, stolen or destroyed, such stockholder may be required, as a condition to the disbursement of any distribution under the Plan, to furnish to the Company satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Company. The Company will cause a notice and transmittal form to be sent to stockholders advising them of the procedures to be followed for the surrender of stock certificates once the Board of Directors determines the date that such surrender should occur.

LIQUIDATING TRUST

Under the Plan, the Board of Directors at any time, if advisable for any reason to complete the liquidation and distribution of the Company's assets, may transfer the remaining assets of the Company, if any, to a liquidating trust (the "Trust"). The Trust thereupon shall succeed to all of the then remaining assets of the Company, including the Contingency Reserve, and any remaining liabilities and obligations of the Company. The sole purpose of the Trust shall be to prosecute and defend suits and claims by or against the Company, to settle and close the business of the Company, to dispose of and convey the assets of the Company, to satisfy the remaining liabilities and obligations of the Company and to distribute the remaining assets of the Company, if any, to its stockholders. Any distribution made from the Trust shall be made in accordance with the terms of the Plan concerning distributions, as summarized above. The Board of Directors may appoint one or more individuals or corporate persons to act as trustee or trustees of the Trust and to cause the Company to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board determines. Approval of the Plan by the stockholders also will constitute approval of the trustees and of the liquidating trust agreement between the Company and such trustees. The Plan does not prohibit current members of the Board of Directors or officers of the Company from serving as trustees of the Trust.

RECORD DATE

Under the Plan, the Company shall close its stock transfer books and discontinue recording transfers of its Common Stock at the close of business on the record date fixed by the Board of Directors for the Dissolution Distribution (the "Distribution Record Date"). The Plan provides that following the Distribution Record Date certificates representing the Company's Common Stock shall not be assignable or transferrable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the stockholders of the Company shall be fixed on the basis of their respective stockholdings at the close of business on the Distribution Record Date and thereafter any distributions made by the Company shall be made solely to the stockholders of record at the close of business on the Distribution Record Date except as may be necessary to reflect subsequent transfers by will, intestate succession or operation of law.

MANAGEMENT OF THE COMPANY

It is anticipated that the directors elected pursuant to Proposal 3 and the current officers of the Company, at the pleasure of the directors, will continue to serve following adoption of the Plan. These directors and officers will remain in office until a successor is duly elected and qualified or until their resignation or removal. The Company may pay to the Company's directors and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan. Approval of the Plan by the Company's stockholders also shall constitute approval of the payment of any such compensation.

Under the Plan, the Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation, By-laws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of assets transferred to the Trust, if any. The Board of Directors and the trustees of the Trust are authorized under the terms of the Plan to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations.

VOTE REQUIRED; NO APPRAISAL RIGHTS

Under the Company's Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the shares of Common Stock represented at the meeting and voting on the Plan is required to approve the Plan. In addition, under Delaware law, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required to approve the Plan. As of the record date, Gould, Mr. Fisher and Indian Creek owned an aggregate of 55.8% of the outstanding Common Stock and intend to vote in favor of approval of the Plan if the Gores Transaction is approved. Accordingly, if the Gores Transaction is approved by the stockholders, the Plan will be approved.

Under Delaware law, the stockholders of the Company are not entitled to any appraisal rights or dissenters' rights in connection with the approval of the Plan.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PLAN.

                  MARKET PRICES FOR THE COMPANY'S COMMON STOCK

The Company's Common Stock is traded over-the-counter. On March 19, 1998, the trading day immediately preceding announcement of the signing of a letter of intent with respect to the Gores Transaction, the high and low bid prices for the Common Stock were 1/2 and 7/16 per share, respectively. On June 4, 1998, the trading day immediately preceding announcement of the signing of the Asset Purchase Agreement, the high and low bid prices for the Common Stock were 19/64 and 9/32 per share, respectively. On August 3, 1998, the most recent practicable date prior to the printing of this Proxy Statement, the high and low bid prices for the Common Stock were 1/10 and 9/100 per share, respectively.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth certain selected historical consolidated financial data for the Company. The selected financial data for the five years ended December 31, 1997 are derived from audited consolidated financial statements of the Company for such periods. The financial data for the three months ended March 30, 1997 and March 29, 1998 are derived from unaudited financial statements and are not necessarily indicative of the results for the remainder of the year or any future period. This table should be read in conjunction with the financial statements and other information included in the documents incorporated herein by reference (see "Incorporation of Certain Documents by Reference"). All amounts are in thousands, except for per share data.


(in thousands except per      Three Months Ended                     For the years ended December 31,
share data)                   ------------------          -----------------------------------------------------
                                    3/29/98     3/30/97      1997        1996        1995         1994        1993
                                    -------     -------      ----        ----        ----         ----        ----
                                 (Unaudited)
Net sales                       $   4,722  $     8,333   $  29,486  $   47,627   $   49,328   $    76,550  $    93,532
Operating loss                  $    (652) $   (18,019)  $ (76,528) $  (67,218)  $  (77,796)  $   (50,848) $   (62,085)
Gain on Sun Transaction         $     ---  $       ---   $ 119,890  $      ---   $      ---   $       ---  $       ---
Net income (loss)               $    (766) $   (20,023)  $  34,164  $  (70,732)  $  (81,354)  $   (54,556) $   (69,565)
Preferred stock dividends       $     ---  $     6,860   $  29,580  $   25,413   $   19,062   $    13,987  $     9,185
Net income (loss) applicable to $    (766) $   (26,883)  $   4,584  $  (96,145)  $ (100,416)  $   (68,543) $   (78,750)
common stockholders
Basic earnings (loss) per       $    (.01) $     (0.72)  $    0.11  $    (2.61)  $    (2.88)  $     (2.05)       (2.47)
common share
Weighted average shares of         67,447       37,276      40,568      36,810       34,923        33,391       31,909
common stock outstanding
Working capital (deficiency)(1) $ (21,891) $   (46,200)  $ (21,617) $  (67,295)  $    5,490   $    20,237  $     3,499
Total assets                    $  28,853  $    61,866   $  37,451  $   69,256   $   72,537   $    99,021  $    84,070
Short term debt (1)             $   ---    $    43,683   $     ---  $   72,841   $      171   $       171  $       197
Long term debt (1)              $   ---    $       445   $     ---  $      476   $   40,812   $    89,249  $   112,919
Shareholders' equity (capital   $ (20,412) $   (14,168)  $ (19,646) $  (34,010)  $    2,514   $   (22,040) $   (66,560)
deficiency) (1)

(1) During the fiscal years 1997, 1996, 1995, 1994 and 1993, the Company exchanged indebtedness of $40,000,000, $35,000,000, $105,000,000, $100,000,000,
and $0, respectively, for Preferred Stock.

SELECTED PRO FORMA FINANCIAL DATA

Unaudited selected pro forma consolidated financial information for the three months ended March 29, 1998 and the year ended December 31, 1997 is set forth below. The pro forma amounts reflect the estimated effects of the Gores Transaction, the Sun Transaction and an agreement dated July 17, 1997 between the Company and Gould (the "Gould Agreement") described under "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS." All amounts are in thousands except for per share data.



                                                           Three Months               Year
                                                              Ended                   Ended
                                                              3/29/98               12/31/97
                                                          (Unaudited)
                                                         ---------------------------------------

Net sales                                                  $           -          $           -
Operating loss                                             $      (2,004)         $      (9,634)

Net loss                                                   $      (1,790)         $      (9,350)

Basic and diluted loss per common share                    $       (0.03)         $       (0.14)

Weighted average shares of common stock outstanding               67,447                 67,447

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited Pro Forma Consolidated Financial Statements for the year ended December 31, 1997 and the three months ended March 29, 1998 give effect to the Gores Transaction, the Sun Transaction and the Gould Agreement. The pro forma adjustments are based on available information and upon certain assumptions that the Company's management believes are reasonable under the circumstances. The unaudited pro forma financial information should be read in conjunction with the December 31, 1997 audited Consolidated Financial Statements and the March 29, 1998 unaudited Condensed Consolidated Financial Statements of the Company incorporated herein by reference.

The unaudited Pro Forma Consolidated Statement of Net Assets in Liquidation and Pro Forma Consolidated Statements of Operations are necessarily based upon allocations, assumptions and approximations and, therefore, do not reflect in precise numerical terms the impact of the transaction on the historical financial statements. In addition, such pro forma statements should not be used as a basis for forecasting the future operations of the Company.

The pro forma adjustments made in the preparation of the unaudited Pro Forma Consolidated Statement of Net Assets in Liquidation assume that the Gores Transaction had been consummated on March 29, 1998, and that the Company has adopted the liquidation basis of accounting as of March 29, 1998. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement costs.

The pro forma adjustments related to the unaudited Pro Forma Consolidated Statements of Operations assume that the Gores Transaction, the Sun Transaction and the Gould Agreement had been consummated on January 1, 1997.


            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                      (in thousands, except per share data)


                                                                             Pro Forma Adjustments
                                                                              Increase/(Decrease)
                                                -----------------------------------------------------------------------
                                                                          Sun
                                                                      Transaction/
                                                                         Gould              Gores
                                                     Historical        Agreement         Transaction           Pro Forma
                                                   --------------     ------------       -----------           ---------
Net sales:
   Equipment                                    $          14,163  $       (4,764)(a) $      (9,399)(j)  $             0
   Service                                                 15,323                           (15,323)(j)                0
                                                -----------------  ---------------    -----------------  ---------------
      Total                                                29,486          (4,764)          (24,722)                   0
                                                -----------------  ---------------    -----------------  ---------------

Costs and expenses:
   Cost of equipment sales                                 21,411         (12,683)(a)        (8,728)(j)                0
   Cost of service sales                                   15,921          (5,965)(a)        (9,956)(j)                0
   Research and development                                23,953         (16,288)(b)        (3,070)(k)            4,595
   Sales, general and administrative                       27,044          (9,124)(b)       (12,881)(k)            5,039
   Termination charge                                      17,685         (17,685)(c)                                  0
                                                -----------------  ---------------    -----------------  ---------------
      Total                                               106,014         (61,745)          (34,635)               9,634
                                                -----------------  ---------------    -----------------  ---------------

Operating loss                                           (76,528)           56,981            9,913              (9,634)

   Interest expense, related parties                      (6,109)            6,109(d)                                  0
   Interest expense, mortgages                               (58)               58(e)                                  0
   Interest expense, other                                   (51)                                                   (51)
   Interest income                                            335                                                    335
   Other expense, net                                     (1,412)                             1,412 (1)                0
   Gain on Sun Transaction                                119,890        (119,890)(f)                                  0
                                                -----------------  ---------------    -----------------  ---------------

Income (loss) before income taxes                          36,067         (56,742)           11,325              (9,350)

Provision for income taxes                                  1,903          (1,500)(g)          (403)(m)                0
                                                -----------------  ---------------    -----------------  ---------------

Net income (loss)                               $          34,164  $      (55,242)    $       1,728      $       (9,350)
                                                =================  ===============    =================  ===============

Net income (loss) per common share:
   Net income (loss)                            $          34,164  $      (55,242)    $      11,728      $       (9,350)
   Preferred stock dividends                             (29,580)          29,580 (h)                            -
                                                -----------------  ---------------    -----------------  ---------------
Net income (loss) attributable to common
   stockholders                                 $           4,584  $      (25,662)    $      11,728      $       (9,350)
                                                =================  ===============    =================  ===============

Basic and diluted income (loss)                 $            0.11                                        $        (0.14)
                                                =================                                        ===============
   per common share

Weighted average shares of common stock                    40,568           26,879 (i)                            67,447
                                                =================     ============                       ===============

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Operations.


            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 29, 1998
                      (in thousands, except per share data)



                                                                     Pro Forma Adjustments
                                                                      Increase/(Decrease)
                                               -- ----------------- ---------------------------------------
                                                                         Gores                     Pro
                                                    Historical        Transaction                 Forma
                                               ------------------   -------------        ------------------
Net Sales:
   Equipment                                   $            1,543   $     (1,543)(j)     $                0
   Service                                                  3,179         (3,179)(j)                      0
                                               ------------------   -------------        ------------------
      Total                                                 4,722         (4,722)                         0
                                               ------------------   -------------        ------------------


Costs and Expenses:
   Cost of equipment sales                                    590           (590)(j)                      0
   Cost of service sales                                    1,972         (1,972)(j)                      0
   Research and development                                   416           (416)(k)                      0
   Sales, general and administrative                        1,652           (392)(k)                  1,260
   Termination charge                                         744                                       744
                                               ------------------   -------------        ------------------
      Total                                                 5,374         (3,370)                       744
                                               ------------------   -------------        ------------------

Operating Loss                                               (652)        (1,352)                    (2,004)

   Interest expense                                           (12)                                      (12)
   Interest income                                            226                                       226
   Other expense, net                                        (324)           324 (l)                      0
                                               ------------------   -------------        ------------------

Loss before income taxes                                     (762)        (1,028)                    (1,790)

Provision for income taxes                                      4             (4)(m)                      0
                                               ------------------   -------------        ------------------
Net loss                                       $             (766)   $    (1,024)        $           (1,790)
                                               ==================    ============        ==================

Net loss attributable to common
   stockholders                                $             (766)   $    (1,024)        $           (1,790)
                                               ==================   =============        ==================

Basic and diluted loss per common share        $            (0.01)   $     (0.02)        $            (0.03)
                                               ==================   ==============       ==================

Weighted average shares of common stock                    67,447         67,447                    67,447
                                               ==================   ==============       ==================

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Operations.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a) Represents the reversal of storage product revenue and all cost of sales associated with the storage product, including customer service support which was provided to the customer at no charge under warranty contracts.

(b) Represents the estimated portion of operating expenses incurred for the development and sale of the storage product line, based on the number employees transferred to Sun. Sun hired or contracted 147 development employees, or 68% of those employed by the Company as well as 65 storage product sales and marketing personnel, or 45% of those employed by the Company. Development spending and sales and marketing spending were reduced by these percentages. No amounts have been deducted for general and administrative expenses as none relate directly to the assets sold.

(c) Represents termination charge in conjunction with the Sun Transaction and subsequent reorganization of the Company related to: (i) severance and benefit pay of $6,323,000 as a result of a 542 person reduction in workforce, including severance for employees contracted by Sun, as the Company agreed to pay the difference between the completion bonus offered to contractors by Sun at the end of their contract and the amount of severance they were entitled to had they been terminated by the Company, (ii) $4,722,000 of retention payments pursuant to agreements between the Company and each of approximately 49 employees,
         (iii) $1,000,000 of incentive bonuses to certain key employees, (iv) $3,390,000 relating to the termination of European facility and automobile leases and $350,000 relating to a domestic equipment lease,
         (v) an estimated $500,000 for leasehold improvements to be made at the Company's Fort Lauderdale facility which is leased from Sun, (vi) $1,150,000 in estimated legal and other fees associated with the Sun Transaction and (vii) $250,000 accrued for legal fees in connection with the shareholders suit.

(d) Represents interest expense on the Gould debt which was retired as part of the Gould Agreement.

(e) Represents interest expense on mortgages which were retired as part of the Sun Transaction.

(f) Represents $151,168,000 cash payment from Sun at the date of closing in consideration for substantially all of the assets associated with the storage products business.

(g) Represents estimated alternative minimum tax payable relating to the Sun Transaction.

(h) Represents the reversal of dividends on Preferred Stock retired or converted to Common Stock as part of the Gould Agreement.

(i) Represents the weighted average shares of Common Stock issued in the conversion of Series A and B Preferred Stock as part of the Gould Agreement.

(j) Represents the reversal of real-time revenue and all cost of sales associated with the real-time business.

(k) Represents the estimated portion of operating expenses incurred for the real-time product line based partially on the estimated number of employees to be transferred to Gores.

(l) Represents losses on disposals of fixed assets and foreign exchange losses which would have been incurred by Gores as they are purchasing all plant, property and equipment and all assets and liabilities of the foreign subsidiaries.

(m)      Represents taxes incurred by certain profitable foreign subsidiaries.


                   UNAUDITED PRO FORMA CONDENSED STATEMENT OF
                            NET ASSETS IN LIQUIDATION

The following Unaudited Pro Forma Condensed Statement of Net Assets in Liquidation assumes that the Plan had been approved by the Company's stockholders, and, accordingly, that the Company has adopted the liquidation basis of accounting as of March 29, 1998. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts.

The valuation of assets and liabilities necessarily requires many estimates and assumptions by management and there are substantial uncertainties in carrying out the provisions of the Plan. The actual value of any liquidating distributions will depend upon a variety of factors including, but not limited to, the actual proceeds from the sale of any of the Company's assets, the ultimate settlement amounts of the Company's liabilities and obligations, actual costs incurred in connection with carrying out the Plan, including management fees and administrative costs during the liquidation period, and the actual timing of the distributions.

The valuations presented in the accompanying Unaudited Pro Forma Condensed Statement of Net Assets in Liquidation represent estimates, prepared by management based on present facts and circumstances, of the estimated net realizable values of assets and estimated costs associated with carrying out the provisions of the Plan, based on the assumptions set forth in the accompanying notes. The actual values and costs are expected to differ from the amounts shown herein and could be higher or lower than the amounts recorded. Accordingly, it is not possible to predict the aggregate net values ultimately distributable to stockholders, if any, and no assurance can be given that the amount to be received in liquidation will equal or exceed the net assets in liquidation per outstanding share presented herein.


      UNAUDITED PRO FORMA CONDENSED STATEMENT OF NET ASSETS IN LIQUIDATION
                              AS OF MARCH 29, 1998
                        (in thousands, except share data)

                                                                 Pro Forma Adjustments
                                                                   Increase (Decrease)
                                                                 ----------------------
                                                                  Gores                            Gould          Pro
                                              Historical       Transaction        Liquidation    Agreement       Forma
                                              ----------       -----------        -----------    ---------       -----
ASSETS
Current assets
      Cash and cash equivalents                 $   15,453         $  3,000 (A) $               $                  $18,453
      Restricted cash                                5,438                          (1,000)(B)                       4,438
      Accounts receivable, less allowance            5,622          (5,622) (A)                                          0
      Inventories                                      114            (114) (A)                                          0
      Prepaid expenses and other current assets        747            (747) (A)                                          0
                                               -----------         ------------ -----------      -----------       -------
         Total current assets                   $   27,374         $(3,483)     $   (1,000)     $                  $22,891

Property and equipment, net                            937            (937) (A)                                          0
Other assets                                           542            (542) (A)                                          0
                                               -----------         ------------ -----------      -----------       -------

         Total assets                            $  28,853         $(4,962)     $   (1,000)      $ --              $22,891
                                               ===========         ============ ===========      ===========       =======

LIABILITIES AND SHAREHOLDERS' EQUITY
      (CAPITAL DEFICIENCY)
Current liabilities
      Accounts payable and accrued liabilities  $   14,265    $     (5,897) (A) $     9,624 (C)  $                 $18,992
                                                                                      1,000 (B)
      Due to Gould Electronics                      35,000                          35,000) (D)                      9,692
                                                                                      9,692 (D)
                                               -----------         ------------ -----------      -----------       -------
         Total current liabilities                  49,265          (5,897)        (14,684)                         28,684

Shareholders' equity (capital deficiency):
      Preferred stock, $.01 par value, authorized
         10,000,000 shares; issued 426,784 shares
         with a liquidation preference
         of $42,678,400                                                                               4 (E)              4
      Common stock, $.01 par value, authorized
         200,000,000 shares; issued 67,447,309
         shares                                        674                                                             674
      Additional paid-in capital                   427,012                                           (4)(E)        427,008
      Accumulated deficit                        (448,098)             935 (A)       13,684 (C/D)                (433,479)
                                                  ---------   ------------      -----------        ---------      --------
         Total shareholders' equity (capital      (20,412)             935           13,684           --           (5,793)
         deficiency)                              ---------   ------------      -----------        ---------      --------
         Total liabilities and shareholders'       $28,853    $     (4,962)     $   (1,000)        $  --          $ 22,891
                  (capital deficiency)            =========   ============      ===========        ==========     ========

See accompanying Notes to Unaudited Pro Forma Condensed Statement of Net Assets in Liquidation

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF NET ASSETS IN LIQUIDATION

(A) Represents $3,000,000 cash payment at the date of the closing for substantially all of the net assets associated with real-time business, excluding the following:


Cash                                                             $ 15,453
Restricted cash                                                     5,438
                                                                 --------
                                                                   20,891
Less:
Restructuring accrual                                               8,070
Accrued vacation related to
    employees severed in Sun Transaction                              298
Due to Gould                                                       35,000
                                                                 --------
                                                                 $(22,477)
                                                                 ========
(B)   Represents a $1,000,000 contingency reserve.

(C) Represents an accrual for total estimated costs of liquidation, management fees and administrative expenses that are to be incurred by the Company through liquidation as follows:

Salaries and benefits, including
severance for those employees not
offered employment by Gores                                  $  2,977

Employee retention bonuses                                        600

Services including investment
banking fee, Gores management fee,
liquidation fees, legal and accounting
costs, as well as miscellaneous other
costs                                                           3,749

International taxes                                             1,000

Facility shut down costs                                          415

Potential claims                                                  475

Other miscellaneous                                               408
                                                            ---------
                                                            $   9,624
                                                            =========

(D) Represents $35,000,000 payment from Sun, net of $9,692,000 set off, in payment of $35,000,000 liability to Gould.

(E) Represents Accrued Dividend Shares issued to Gould on July 31, 1998 with an aggregate liquidation preference of $42,678,400.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference into this Proxy
Statement:

   /bullet/ the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

   /bullet/ the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998.

The Company's 1997 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended March 29, 1998, are included with this Proxy Statement as Exhibits D and E, respectively. Any documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Company's Annual and Special Meeting of Stockholders shall also be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

                              ELECTION OF DIRECTORS

Pursuant to the By-Laws of the Company, the Board of Directors has fixed the number of directors at six (6). The persons named in the proxy will vote, as permitted by the By-Laws of the Company, to elect as directors Messrs. Fisher, Thomas, Ferguson, Fedor, Rich and Veysey, each of whom is currently a director, unless authority to vote for the election of directors is withheld by marking the proxy to that effect or unless the proxy is marked with the names of directors as to whom authority to vote is withheld. Pursuant to a Stockholders Agreement dated October 30, 1997, Gould, Mr. Fisher and Indian Creek which hold, in the aggregate, 55.8% of the outstanding shares of Common Stock, have agreed to vote their shares for the election of Messrs. Fedor, Ferguson, Rich and Veysey, each of whom is a nominee of Gould.

Each director will be elected to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. If one of the nominees becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.

The following table sets forth the name of each nominee and the positions and offices held by him, his age, the year in which he became a director of the Company, his principal occupation and business experience for at least the last five years, the names of other publicly-held companies in which he serves as a director, the number of shares of Common Stock, including shares which may be acquired within sixty days after June 30, 1998 by exercise of outstanding stock options, which he reported were beneficially owned by him as of June 30, 1998, and the percentage of all outstanding shares of Common Stock owned by him on such date.

Name, Age, Principal                  Shares               Percentage of
Occupation, Business               Beneficially                Shares
Experience and Directorships           Owned                 Outstanding
----------------------------           -----                 -----------

Kenneth G. Fisher, age 67           7,484,782(1)               10.7%

Mr. Fisher is a founder of the Company and has served as a Director, Chairman and Chief Executive Officer of the Company since the Company's inception in May 1983. He was the Company's President from its inception until December 1985 and also served in that capacity from December 1987 to January 1991. From January 1982 until May 1983, Mr. Fisher was engaged in private venture transactions. From 1975 to 1981, Mr. Fisher was President and Chief Executive Officer of Computervision (formerly Prime Computer, Inc.). Before joining Computervision, Mr. Fisher was Vice President of Central Operations for Honeywell Information Systems, Inc.


Rowland H. Thomas, Jr., age 62      1,798,450(2)                2.6%

Mr. Thomas has been a member of the Board of Directors since December 1987 and Chief Operating Officer since June 1989. He presently also serves as President of the Company, a position to which he was appointed in January 1991. From June 1989 to January 1991, Mr. Thomas served as Executive Vice President of the Company. In January 1988, he was named President and Chief Executive Officer of Netlink Inc. Prior to joining Netlink, Mr. Thomas was Senior Executive Vice President of National Data Corporation ("NDC"), a transaction processing company, a position he held from June 1985 to January 1988. From May 1983 through June 1985, Mr. Thomas was Executive Vice President and Senior Vice President at NDC.


Robert J. Fedor, age 57                    0 (3)                   *

Dr. Fedor has been a member of the Board of Directors since July 1992. He is presently Senior Vice President Corporate Development at Gould, a position he has held since July 1992. From December 1989 to July 1992 he was Vice President, Corporate Business Development at Gould. Prior to assuming that position, Dr. Fedor was General Manager of Gould's U.S. and Far East Foil Business since 1985. Since joining Gould in 1964, he has served in various senior marketing and research positions. Dr. Fedor holds a Ph.D. in Metallurgical Engineering from Case Western Reserve University.


C. David Ferguson, age 56              12,304(3)                    *

Mr. Ferguson has been a member of the Board of Directors since April 1989. He is presently the President and Chief Executive Officer and a director of Gould, a position he has held since October 1988. Prior to such time, he served as Executive Vice President, Materials and Components, at Gould's Foil Division from 1986 until October 1988. He transferred to the Foil Division in 1967 from the Gould Engine Parts Division where he began his career in 1963.

Thomas N. Rich, age 46                     0(3)                      *

Mr. Rich has been a member of the Board of Directors since November 1997. He is presently Vice President-Finance and Corporate Controller at Gould, a position he has held since July 1994. From December 1991 to July 1994, he was Vice President-Corporate Controller at Gould. Prior to assuming that position, Mr. Rich was Vice President-Financial Controller since joining Gould in July 1990. From 1973 through June 1990, Mr. Rich was employed at Ernst & Young, an international professional services firm. He holds a B.A. degree in Accounting from Duke University.


Michael C. Veysey, age 53                300(3)                       *

Mr. Veysey has been a member of the Board of Directors since November 1997. He is presently Senior Vice President, General Counsel and Secretary at Gould, a position he has held since July 1992. From January 1989 to July 1992, he was Vice President, General Counsel and Secretary at Gould. Prior to assuming that position, Mr. Veysey had various positions in Gould's Law Department since 1980. Mr. Veysey holds a J.D. degree from Boston College Law School.

--------------
*Less than 0.1%.

(1) Includes 53,764 shares owned by Mr. Fisher's wife, 2,427,074 shares which may be acquired by Mr. Fisher within 60 days after June 30, 1998 by exercise of stock options and 5,003,944 shares held by Indian Creek.

(2) Includes 500 shares owned by Mr. Thomas' wife and 1,703,700 shares which may be acquired by Mr. Thomas within 60 days after June 30, 1998, by exercise of stock options.

(3) Mr. Ferguson and Mr. Veysey are officers and directors, and Dr. Fedor and Mr. Rich are officers, of Gould which beneficially owns 32,673,169 shares, or 48.4%, of the Company's outstanding Common Stock.

During the fiscal year ended December 31, 1997, the Board of Directors held six meetings. All directors attended 100% of the meetings of the Board of Directors and the committees of which they were members.

The Board of Directors has a standing Audit Committee the membership of which consists of Dr. Fedor and Mr. Rich. The principal functions of the Audit Committee are to make recommendations to the Board of Directors as to the selection of the Company's independent auditors, to act as liaison between the Board of Directors and the firm so selected and, on advice of such firm or otherwise, to recommend institution or modification of accounting procedures employed by the Company. The members of the Audit Committee are not employees of the Company and are, in the opinion of the Board of Directors, free from any relationship that would interfere with their exercise of independent judgment as Audit Committee members. The Audit Committee met on January 21, 1998 in connection with the Company's audit for the fiscal year ended December 31, 1997. During the fiscal year ended December 31, 1997, the Audit Committee held four meetings.

The Board of Directors also has a Compensation Committee, which consists of Messrs. Ferguson, Fisher and Veysey. The principal responsibilities of the Compensation Committee are to (i) administer the Company's stock option plan and
(ii) make recommendations with respect to implementation of present compensation programs and adoption of future compensation programs. During the fiscal year ended December 31, 1997, the Compensation Committee held four meetings.
The Board of Directors does not have a Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As discussed above, Mr. Fisher and Mr. Ferguson served as members of the Compensation Committee during 1997. Mr. Fisher, in addition to his position as Chairman of the Board, is the Company's Chief Executive Officer. Mr. Ferguson, in addition to being a director of the Company, is a director and President and Chief Executive Officer of Gould, the beneficial owner of 48.4% of the Company's Common Stock.

In May 1997, the Company entered into Retention Agreements with 49 key employees, including Mr. Fisher, to provide additional incentives for these employees to remain employed by the Company and to assist the Company in its efforts to seek a sale or merger of the Company, a joint venture with a strategic partner or substantial new investment in the Company. Mr. Fisher received $566,525 under this Retention Agreement. In July 1997, the Company's Board approved a one-year employment contract with Mr. Fisher, as Chief Executive Officer of the Company, which took effect upon the closing of the Sun Transaction. Under that contract, Mr. Fisher's base salary is equal to his 1997 base salary.

Between 1989 and November 1997, Gould, the company for which Mr. Ferguson serves as a director and President and Chief Executive Officer, and its affiliates loaned the Company a total of $496 million with interest at various rates based on Prime. Prior to 1997, a total of $380 million of this indebtedness was exchanged for Preferred Stock of Encore. In March 1997, Gould exchanged $40 million of indebtedness owed to it by the Company for 400,000 shares of the Company's Series I Preferred Stock with a liquidation preference of $40 million. Also in March 1997, the maximum amount of the borrowing facility between Gould and Encore was decreased to $50 million.

By November 24, 1997, the closing date of the Sun Transaction, the Company owed Gould $93.55 million of principal and accrued interest with regard to the Company's borrowings from Gould. On that date the Company repaid that amount. In addition, all of the Preferred Stock held by Gould was redeemed by the Company upon the closing of the Sun Transaction for $60 million in cash, of which $25 million was paid from the proceeds of the Sun Transaction at the closing and the balance was paid by assigning to Gould the right to receive a $35 million payment from Sun which was payable on July 1, 1998. The Preferred Stock redeemed from Gould had an aggregate liquidation preference over the Common Stock of approximately $411 million.

EXECUTIVE COMPENSATION

Total compensation paid or accrued for services rendered during the three most recent fiscal years for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 1997 was as follows:


SUMMARY COMPENSATION TABLE


                            ANNUAL COMPENSATION
                            -------------------
                                                                                               Long Term
                                                                                             Compensation
                                                                                            Awards: Number
                                                      Other                                  of Shares                 All
Name and                                              Annual         Other Annual           Underlying                Other
Principal Positions         Year        Salary        Bonus         Compensation(1)         Options(2)        Compensation(3)(5)(6)
-------------------         ----        ------       -------        ---------------         -----------       ---------------
Kenneth G. Fisher           1997        $363,538          0                 0                     0                 $566,525
Chairman of the             1996        $340,000          0                 0               952,200                        0
Board and Chief             1995        $340,000          0                 0               196,900                        0
Executive Officer

Rowland H. Thomas           1997        $275,000    $30,660                 0                     0                 $448,750
President and               1996        $265,000    $26,095                 0               302,800                        0
Chief Operating             1995        $265,000    $26,850                 0               113,600                        0
Officer

Robert A. DiNanno (4)       1997        $200,000    $30,000                 0                     0                 $275,000
Vice President and          1996        $187,500    $25,835                 0                75,800                        0
General Manager,            1995        $175,000    $25,075                 0                46,300                        0
Global Customer
Operations

Charles S. Namias (4)       1997        $162,400    $22,185                 0               225,000                 $468,825
Vice President              1996        $151,107    $19,830            $2,000                39,800                        0
Corporate Alliances         1995        $150,000    $19,825            $4,800                46,300                        0

Ziya Aral (4)               1997        $161,250    $22,185                 0                     0                 $292,685
Vice President, Chief       1996        $150,000    $19,830                 0                35,800                  $80,000
Technical Officer           1995        $150,000    $19,700                 0                46,300                        0

(1) Amounts paid to Mr. Namias consist entirely of an allowance for business-related automobile expenses.

(2) Includes 800,000 shares for Mr. Fisher, 215,000 shares for Mr. Thomas, 40,000 shares for Mr. DiNanno and 4,000 shares for Mr. Namias which were originally granted in 1991 and were scheduled to expire in 1996 if not exercised. However, at the time the options were scheduled to expire the Company's policy on insider trading effectively prevented each from exercising their options. Accordingly, the Board of Directors approved an extension of the expiration date to year 2000. The extensions have been treated as a cancellation of the old options and a grant of new options in the same amount at the same exercise price.

(3) Mr. Aral received an $80,000 loan from the Company on September 23, 1996. The note carries an annual interest rate of 6% and is due and payable on September 22, 1999.

(4) The employment of Messrs. DiNanno, Namias and Aral terminated on December 5, 1997, December 31, 1997 and February 6, 1998, respectively.

(5) During May 1997, the Company entered into retention agreements (Retention Agreements) with 49 key employees in order to provide additional incentives for those employees to remain employed by the Company and to assist the Company in its efforts, together with its investment bankers, to seek a sale or merger of the Company, a joint venture with a strategic partner or substantial new investment in the Company. The amounts paid pursuant to the Retention Agreements range from 50% to 100% of the employee's annual compensation, including target incentive payments. Such amounts were paid 50% on the closing of the Sun Transaction and 50% on February 20, 1998 if the employee was then employed by the Company or had been terminated prior thereto without cause or resigned prior thereto with good reason. Messrs. Fisher, Thomas, DiNanno, Namias and Aral received $566,525, $398,750, $275,000, $218,835 and $217,685 respectively, under their Retention Agreements.

(6) On November 24, 1997, the Board of Directors approved payment of an incentive bonus relating to the Sun Transaction. Messrs. Thomas, Namias and Aral received $50,000, $250,000 and $75,000, respectively.

The following table sets forth the number of shares of Common Stock of the Company, including shares which may be acquired within 60 days after June 30, 1998 by exercise of outstanding stock options, which are beneficially owned by current executive officers of the Company named in the Summary Compensation Table and all current directors and executive officers of the Company as a group as of June 30, 1998, along with the percentage of all outstanding shares of Common Stock owned by each such executive officer and director and such group on such date.


                                                              Shares                        Percentage of
Name                                                    Beneficially Owned                Shares Outstanding
----                                                    ------------------                ------------------
Kenneth G. Fisher                                           7,484,782(1)                       10.7%
Chairman of the Board and
Chief Executive Officer

Rowland H. Thomas                                           1,798,450(2)                        2.6%
President and
Chief Operating Officer

Total directors and executive officers                      9,715,856(3)                       13.5%
as a group (3 people)

(1) Includes 53,764 shares owned by Mr. Fisher's wife, 2,427,074 shares which may be acquired by Mr. Fisher within 60 days after June 30, 1998, by exercise of stock options and (iii) 5,003,944 shares held by Indian Creek.

(2) Includes 500 shares owned by Mr. Thomas' wife and 1,703,700 shares which may be acquired by Mr. Thomas within 60 days after June 30,1998, by exercise of stock options.

(3) Includes 4,563,348 shares which may be acquired within 60 days after June 30, 1998, by exercise of stock options.

On July 17, 1997, the Board of Directors approved a one-year employment contract with Mr. Fisher as Chief Executive Officer of the Company, which took effect upon the closing of the Sun Transaction. Under the contract, Mr. Fisher's base salary is equal to his 1997 base salary. The Board of Directors has the right to terminate the contract at any time if the Company requests any funding from Gould or if the Company is sold. If Mr. Fisher resigns voluntarily during the term of the contract, he is obligated to reimburse the Company for all base salary and other compensation paid to him under the contract.

The following table shows, as to those current executive officers named in the Summary Compensation Table above, the number, exercise price and expiration date of options to acquire Common Stock granted under the Company's Long-Term Performance Plan during fiscal 1997, and the potential realizable value of those shares assuming certain annual rates of appreciation in the price of the Company's Common Stock.

OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 1997


                          Individual Grants                                                  Potential realizable value at
                                                 % of total                                     assumed annual rates of
                           Number of shares       options                                     stock price appreciation for
                              underlying         granted in       Exercise      Expiration            Option Term
Name                       Options Granted      Fiscal Year     Price/share        Date                 5%           10%
----                       ---------------      -----------     -----------        ----               ------        -----
Charles S. Namias             225,000              48.9%          $1.625        2/21/2007         $229,940      $582,705

As required by the rules of the Securities and Exchange Commission, potential values are stated based on the prescribed assumption that the Common Stock of the Company will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.

No executive officer exercised options in 1997.


AGGREGATE OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1997 AND OPTION VALUES
AS OF DECEMBER 31, 1997


                                                                   Number of Shares            Value of Underlying
                                 Number of                      Underlying Unexercised       In-the-Money Options at
                              Shares Acquired      Value          Options at 12/31/97                12/31/97
Name                            On Exercise       Realized     Exercisable/unexercisable    Exercisable/unexercisable
----                           -------------      --------     -------------------------    -------------------------
Kenneth G. Fisher                     0             0             2,345,911/206,489                  $0/$0
Rowland H. Thomas                     0             0             1,696,076/104,924                  $0/$0
Robert A. DiNanno                     0             0                 405,299/0                      $0/$0
Charles S. Namias                     0             0                 526,987/0                      $0/$0
Ziya Aral                             0             0              539,862/77,238                    $0/$0


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

It is the goal of the Compensation Committee of the Board of Directors to provide compensation to executives of the Company in accordance with the following considerations:

   /bullet/ to provide compensation that is competitive with other high technology companies that are of similar size to Encore with similar products and markets;

   /bullet/ to provide compensation that will attract, retain and reward superior, industry-knowledgeable executives who can manage the stockholders' short and long-term interest; and

   /bullet/ to provide total compensation wherein the majority of value to be delivered is based on the financial performance of the Company and the appreciation of the Company's stock.

To meet these goals, the Committee establishes, administers and reviews several programs for the Company. These programs were designed to address the above considerations and consists of three major components.

Base Salary

For executives of the Company, base salary is determined by the level of job responsibility and overall competitive practices in the labor market for the Company's executive talent. The Committee recognizes that there is a scarcity of executive talent with the technical capabilities that are critical to the Company's long-term success. The Committee also considers the Company's location outside of traditional labor markets for technical talent to be a considerable factor for base salary positioning. As such, the Committee positions the Company's executives' base salaries at the 75th percentile of the competitive market and generally believes that this base salary posture is an essential factor in maintaining a highly skilled executive team. The Committee derives competitive data representing the high technology and computer products sectors from an independent compensation consultant, Towers Perrin. The Committee believes that most of the companies in the S & P Computer Systems Index, which is used as the Company's industry comparison line in the performance graph appearing below, are represented in the various surveys used by the compensation consultant.

In 1997 the base salaries and target bonuses for the four named executives were increased as follows: Messrs. Aral and Thomas received increases of 7.5% and 3.8% respectively. This was their first increase in three years. Mr. Namias received an increase of 6.6% after two years and nine months. These increases represented less than half of the approximately 14.5% compounded increase to computer industry executives over this three year period.

Annual Incentives

All executive officers are eligible to receive incentives which are based on the short-term performance of the Company. The program is intended to highlight critical business goals and reward the achievement of these goals through individual and team contributions. Target incentive opportunities typically range from 15% to 45% (or, with respect to the Retention Agreements, from 15% to 55%) of executives' base salaries and are based on median bonus levels observed in other high technology and computer-related companies. Target award levels are structured so that at those levels, executives' total cash compensation (base salary plus annual incentive) will be comparable to the 75th percentile total cash compensation of the competitive market as discussed earlier.

The specific performance criteria used for incentive compensation goals include the attainment of profit before tax objectives, achievement of quarterly financial plans and subjective functional and teamwork goals as determined by management. Functional goals include activities aimed at achieving revenue, bookings, expenses, schedule targets, etc. Teamwork goals include joint, cross-functional activities and projects. The relative weighting of each factor depends on the executive's position within the Company's organizational structure. Typically, profit before tax objectives and quarterly financial plan targets account for 60% to 100% of the named executives' incentives; functional and teamwork goals account for 25% to 40% of the total incentive. In 1997 the Company did not achieve its profit before tax objective and therefore no incentive payments were made that were based on the Company's profit performance. Incentive payments that were made to certain named executives in 1997 reflect the attainment of individual functional and teamwork goals.

Long-Term Incentives

The Committee believes that stock-based incentives provide the strongest link between the rewards earned by executives and the returns generated for stockholders. The Committee also believes that providing the potential for significant share ownership would help focus executive behavior on the long-term growth and strength of the organization. As such, the Committee made significant stock option grants throughout the Company to focus all recipients on long-term growth and the enhancement of stockholder value. The Committee has generally observed that stock option grants comprise a significant portion of executive compensation in the high technology and computer-related industries. Stock options represent the right to purchase the Company's stock at the fair market value of the Company's stock on the date of grant. Since the value ultimately realized from the option depends entirely on the future success of the Company and the growth of the stock price, an option serves to provide an incentive to the executive for years after it has been awarded.

The Committee has adopted formal stock option grant guidelines which will base annual option grants on the executive's base salary grade and individual performance factors. This practice will ensure that executives at similar organizational levels will have equal long-term incentive opportunities while allowing the Committee some discretion to augment awards as it felt appropriate to recognize significant individual accomplishments. In 1997, the Board granted 225,000 options to Mr. Namias. No other grants were made to the named executives.


Unique 1997 Incentives

As reported in the October 31, 1997 proxy, the Board established two special incentives to provide the named, and other, executives with additional incentives to remain employed by the Company and to assist in the sale or merger of the Company. These incentives were the following:

A)       Retention Agreements

At the closing of the Sun Transaction, the previously indicated named executives earned payments as a result of the Retention Agreements as follows: Messrs. Thomas, Namias, Aral and DiNanno earned $398,750, $218,823, $217,686 and $275,000, respectively. In accord with the agreement, one half of the amount was payable at the closing on November 24, 1997 and the second half was payable ninety days later. Mr. Thomas chose to defer his first half payment into 1998; the others received the first half payment in 1997.

B)       Employee Incentive

The Company established an employee incentive to be awarded at management's discretion to certain key employees at the closing of a sale or merger. On November 24, 1997, in conjunction with the closing of the Sun Transaction, the Board of Directors approved incentive payments to the four named executives, among others. Messrs. Thomas, Namias and Aral were awarded $50,000, $250,000 and $75,000 respectively. Mr. Namias received payment in 1997, the others deferred payment into 1998.

Compensation for Mr. Fisher

Mr. Fisher's base salary was increased by 7.5% in 1997. This was Mr. Fisher's first base salary increase since 1993 and the increase was significantly less than the compounded 19+% increases for computer industry executives over the same four year time period. The Committee intends to deliver most of Mr. Fisher's compensation in the form of annual cash-based incentives and long-term stock-based incentives that will deliver significant value to Mr. Fisher if, and only if, the Company achieves positive returns and the stock price appreciates over time.

To focus Mr. Fisher on the attainment of short-term financial results, the Committee awards a bonus equal to 5% of the Company's profit before taxes to Mr. Fisher as an incentive award on a quarterly basis. This formula approach ensures shareholders that an incentive payment will be made to Mr. Fisher only if the Company is profitable. In addition, this approach provides a consistent incentive to maximize profit each quarter. No PBT incentive payments were made to Mr. Fisher in 1997.

The Committee did not grant any stock options to Mr. Fisher in 1997. Mr. Fisher continues to have a significant personal investment in the Company and he is well motivated to increase the overall value of the Company and to generate returns on behalf of all shareholders.

At the closing of the Sun Transaction, Mr. Fisher earned $566,525 pursuant to the terms of his Retention Agreement as stated in the October 31, 1997 proxy. One half of the payment was payable at the closing on November 24, 1997 and the other half ninety days later. Mr. Fisher chose to defer the first half payment into 1998. Mr. Fisher did not participate in the Employee Incentive.

Other Compensation Matters

The Committee continues to evaluate the potential impact of the $1 million dollar deduction limitation on executive pay for the top five executives which was implemented as part of the Omnibus Budget Reconciliation Act of 1993. The 1995 Stock Option Plan, approved by the stockholders at the 1995 annual meeting, is a performance-based plan, and therefore, any gains on stock options will not be subject to the $1 million dollar limit. The Committee believes this action adequately protects the deduction for executive compensation at the current time. The Committee will continue to evaluate the Company's potential exposure to the deduction limitation on an annual basis.

In conclusion, the Committee feels that all pay programs are reasonable and appropriate given the Company's industry, size and organizational structure. Base salary and incentive programs provide attractive features to attract, retain and motivate executives to enhance the performance of the Company from year to year. The stock option grants provide a significant incentive to executives to undertake policies and actions to enhance the overall value of the organization well into the future.

The Compensation Committee
of the Board of Directors

C.D. FERGUSON, CHAIRMAN

K.G. FISHER

M.C. VEYSEY

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN AMONG
ENCORE COMPUTER CORPORATION, THE S&P 500 COMPOSITE INDEX AND THE
S&P COMPUTER INDEX

The following chart depicts the Company's performance for the five year period ending December 31, 1997, as measured by total stockholder return on the Company's Common Stock compared with the total return of the S&P 500 Composite Stock Index and the S&P Computer Stock Index.


* This chart assumes an investment on December 31, 1992 of $100 in the Company's Common Stock, the S&P 500 Composite Stock Index and the S&P Computer Stock Index. See table below:


                               [GRAPHIC OMITTED]


Year                                  1992           1993           1994           1995            1996           1997
                                      ----           ----           ----           ----            ----           ----
The Company                           $100           $276           $238           $148            $ 90           $ 17
S&P 500 Composite                     $100           $107           $105           $141            $174           $223
S&P Computer                          $100           $102           $130           $172            $243           $316

The Report of the Compensation Committee on Executive Compensation and Comparison of Five Year Cumulative Total Stockholder Return above shall not be deemed to be "soliciting material" or be incorporated by reference into any of the Company's filings with the Securities and Exchange Commission.

DIRECTOR COMPENSATION

The Board of Directors has fixed the compensation of non-officer directors at $2,500 per regular board meeting attended. No compensation is paid for special meetings held by telephone conference. Messrs. Ferguson, Rich and Veysey and Dr. Fedor have waived payment to them of fees for attendance at board meetings. Directors who are also officers of the Company receive no compensation for serving as directors. During the past fiscal year, the Company has also reimbursed certain of its directors for reasonable out-of-pocket expenses relating to attendance at Board and Committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FINANCING BY GOULD

During 1997, the Company recorded significant quarterly operating losses. Additionally, due to the operating losses incurred, the Company was unable to generate sufficient levels of cash through operating activities to fund the business. Cash requirements were provided by additional borrowings made under a credit facility with Gould. Gould has provided the Company with its loan facility since 1989.

As of December 31, 1996, the Company had incurred borrowings under its Amended and Restated Credit Agreement with Gould (the "Amended Agreement") of $72,659,000. On January 9, 1997, the Company and Gould agreed to further amend the credit agreement to increase the maximum amount of the borrowing facility to $80,000,000. On March 19, 1997, Gould exchanged $40,000,000 of indebtedness owed to it by the Company (the "Canceled Debt") for 400,000 newly-issued shares of the Company's Series I Preferred Stock. The Canceled Debt had, prior to the closing date, represented a portion of the indebtedness owed by the Company to Gould under the Amended Agreement.

In conjunction with the exchange of the Canceled Debt for Series I Stock, a Second Amendment to the Credit Agreement was executed between the Company and Gould which (i) reduced the maximum amount which could be borrowed by the Company from $80,000,000 to $50,000,000 and (ii) provided that any borrowings in excess of $41,915,869 (the principal amount outstanding on March 19, 1997 after giving effect to the exchange of indebtedness for shares of Series I Stock) may be made only at the discretion of Gould. On May 12, 1997, June 25, 1997 and July 12, 1997 Gould agreed to amend the Credit Agreement to increase the maximum amount which can be borrowed by the Company to $55 million, then to $60 million and then to $65 million, respectively, and all borrowings after those respective dates in excess of amounts of indebtedness then outstanding ($49,641,927, $57,060,822 and $58,979,927, respectively) could be made only at the discretion of Gould.

Upon the closing of the Sun Transaction, the Company used the proceeds to pay the Gould debt, including accrued interest, and cancel the Credit Agreement. In addition, the Company redeemed all of the Preferred Stock held by Gould and EFI at less than 15% of its liquidation preference (and less than 14% of the liquidation preference and unpaid dividends of all the Encore preferred stock owned by them when the asset purchase agreement was signed with Sun). As a result of the Sun indemnity claims and its set-off of $9,692,000 against amounts owed to Encore pursuant to the Sun Transaction, Encore remains indebted to Gould in that amount, which represents the balance of the $60 million redemption price of Gould's Preferred Stock, and has issued to Gould the Accrued Dividend Shares. Encore has the right to repurchase the Accrued Dividend Shares and to extinguish its debt to Gould at any time prior to July 31, 1999 by paying the balance of the amount owed to Gould plus interest at 8.5% per year from August 1, 1998. Gould and EFI will not participate in any distribution to the Company's stockholders pursuant to the Plan following the closing of the Gores Transaction and repurchase of the Accrued Dividend Shares, except in the very unlikely event that the sum being distributed exceeds $30 million.

Because the Company requires facility security clearances in order to be able to service equipment it sold to the government or others which is being used in classified facilities, the Company must comply with limitations promulgated by the Defense Intelligence Service of the Department of Defense upon control by foreign persons of holders of facility security clearances. Because Gould is owned by JEC, there have been limitations on Gould's ownership of voting securities of the Company. This is the principal reason the Preferred Stock the Company has issued to Gould had no, or very limited, voting rights and Gould had waived, or had not exercised, rights it had to elect persons to a majority of the positions on the Company's Board of Directors. Gould was advised by the Defense Intelligence Service that it had no objection to Gould's converting its Series A and Series B Preferred Stock into Common Stock prior to the Sun Transaction or to the election of Gould designees to two-thirds of the places on the Company's Board of Directors, subject to Gould having agreed to discuss with the Defense Intelligence Service whether, because Gould designees occupy two-thirds of the positions on the Company's Board of Directors, there will have to be limitations on their involvement in any decisions regarding contracts relating to classified government facilities. The Gores Transaction should eliminate any concerns the Defense Intelligent Service may have had about Gould's ownership of Common Stock and the election of Gould designees to the Board of Directors of the Company. Encore and Gould have continued to keep DIS updated as to the progress of the acquisition by Gores.

Since 1989, JEC and its wholly owned subsidiaries, Gould and EFI, have been the principal source of the Company's financing by either directly providing or guaranteeing the Company's loans. Each of the Company's debt agreements with JEC and its wholly owned subsidiaries contained various covenants including maintenance of cash flow, leverage, and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. At various times in the past, the Company had been in default of certain covenants contained in the debt agreements but waivers of compliance with those covenants had been obtained and, generally, the Company had been able to successfully renegotiate favorable terms with its creditor.

In each of the various exchanges of indebtedness for Preferred Stock discussed herein (other than for the exchanges of indebtedness for Series B Preferred Stock and Series C Preferred Stock in 1991), each share of Preferred Stock was issued to Gould on the basis of $1 liquidation preference for $1 of secured debt. In the exchanges of indebtedness for Series B Stock and Series C Stock discussed herein, Gould and Encore agreed that the value of what Gould received in such exchange should be equal to the value of the debt being canceled. In view of Encore's financial condition at the time, it was estimated that the Series B and Series C Stock had a value equal to approximately 50% of its liquidation preference. Therefore, in cancellation of a total of $30 million of secured debt, Gould received Series B Stock with a liquidation preference of $50 million and Series C Stock with a liquidation preference of $10 million. In exchange for canceling an additional $30 million of secured debt, Gould received a license to use the Company's intellectual property which Gould assigned to Sun in connection with the Sun Transaction. The determination as to when to make each of the various exchanges of indebtedness for preferred stock discussed herein was made by agreement between the Company's Board of Directors, on the one hand, and Gould's Board of Directors, on the other hand.

                              APPROVAL OF AUDITORS

The Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent public accountants, as auditors of the Company for the year ending December 31, 1998, and is submitting the selection to the stockholders for approval. The Board of Directors recommends a vote "FOR" this proposal. It is intended that the shares represented by the enclosed proxy will be voted (unless the proxy indicates to the contrary) to approve such selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company's officers and directors and persons who own more than ten percent of its common stock to file reports with the Securities and Exchange Commission disclosing their ownership of stock in the Company and changes in such ownership. Copies of such reports are also required to be furnished to the Company. Based solely on a review of the copies of such reports received by it, the Company believes that, during 1997, all such requirements were complied with, except that Mr. Fisher and Mr. Namias reported transactions on Form 5 which should have been reported on Form 4 during the Company's fiscal year. Additionally (i) Messrs. Fisher, Thomas, Namias, DiNanno, and Aral, (ii) Charles Anderson (a current officer), (iii) Daniel Anderson (a former director) and (iv) George Texeira, Edward Baker and James Shaw (former officers) each filed one late Form 5.


                                  OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting (or any adjournments or postponements thereof) (including, among other things, consideration of or motion to adjourn or postpone the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies)) it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

                        PROPOSALS FOR 1999 ANNUAL MEETING

In the event that the Gores Transaction and the Plan are not approved by the stockholders, then proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Fort Lauderdale, Florida, Attention: Cameron Read, Assistant Secretary, not later than February 25, 1999, for inclusion in the proxy statement for that meeting.

                                          By order of the Board of Directors
                                          Cameron Read,
                                          Assistant Secretary

August 10, 1998


THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THEIR PROXIES.

                                   EXHIBIT A

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "AGREEMENT") is entered into as of June 1, 1998, by and among Encore Computer Corporation, a Delaware corporation (the "COMPANY"), Encore Computer International, Inc., a Delaware corporation ("ENCORE INTERNATIONAL") and Encore Computer U.S., Inc., a Delaware corporation (together with Encore International, the "DIRECT SUBSIDIARIES"), Gould Electronics Inc., an Ohio corporation ("GOULD") and Encore Acquisition Corp., a Delaware corporation (the "BUYER").


                                  INTRODUCTION

         The Company wishes to sell, and the Buyer wishes to buy, all of the business, property, technology, assets and goodwill of those business segments of the Company and its subsidiaries involved in the real-time computer system and processing industry (the "BUSINESS") except those assets specifically excluded, on the terms and conditions set forth herein. All of such business operations of the Company and its subsidiaries to be purchased by the Buyer hereunder are referred to herein as the "Business," and references to the "Business" are not intended to include any other asset of the Company.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE; CLOSING

         SECTION 1.1 PURCHASE AND SALE OF PURCHASED ASSETS. Except as otherwise provided below and subject to the terms and conditions of this Agreement, the Company and the Direct Subsidiaries, acting directly and through those direct and indirect subsidiaries of the Company listed on SCHEDULE 1.1(A) (the "ASSET SUBSIDIARIES" and, collectively with the Company and the Direct Subsidiaries, the "SELLER") shall sell, convey, transfer, assign and deliver to the Buyer at the Closing (as hereinafter defined), but effective as of the Effective Date (as hereinafter defined), free and clear of all liens, security interests, mortgages, encumbrances and restrictions, except for the Permitted Liens (as hereinafter defined), all of its assets and properties of every kind, nature and description (all of such assets being referred to herein as the "PURCHASED ASSETS"), including without limitation the following assets of the Company and the Asset Subsidiaries:

                  (a)      all accounts and notes receivable;

                  (b) all tangible assets, including without limitation machinery and equipment, office equipment, leasehold improvements, fixtures and other improvements on real estate, furniture and vehicles;

                  (c)      all inventories;

                  (d) all rights and interests in and to any lockbox (but not including the contents thereof), collection account or other, similar arrangement;

                  (e) originals or duplicate copies of all financial, accounting and operating data and records with respect to the Business, including without limitation all books, records, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, projections, reference catalogs, payroll and personnel records and other similar property, rights and information;

                  (f) all trademarks, trade names, service marks, service names, copyrights and applications therefor, brand names, patents, commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, processes, know-how, confidential information and other proprietary property, rights and interests (collectively, "INTELLECTUAL PROPERTY");

                  (g) all rights under all personal property leases, license agreements, including without limitation that certain Technology License dated November 24, 1997 (the "TECHNOLOGY LICENSE") from Sun Microsystems, Inc., a Delaware corporation ("SUN") to the Company, contracts, agreements, sale orders, purchase orders, open bids and other commitments, warranties and warranty claims and awards, prepaid expenses, deposits and retentions;

                  (h) All rights in and to all licenses, permits and other authorizations necessary or useful in the operation of the Business, to the extent that such are legally assignable;

                  (i) All other tangible and intangible personal property and prepaid expenses relating to the Business;

                  (j) All rights in, to and under all of the leases of real property used in the Business, except those leases that are listed on SCHEDULE 1.4(B)(VII); and

                  (k) All right, title and interest in, to or under any capital stock or other equity interest in or any receivable, note or other amount owed by any of the direct or indirect subsidiaries of the Company listed on SCHEDULE 1.1(K) (the "STOCK SUBSIDIARIES" and, together with the Asset Subsidiaries, the "SUBSIDIARIES").

As used herein, "PERMITTED LIENS" means (i) such imperfections of title, easements, encumbrances, or restrictions which do not materially impair the current use of the Purchased Asset that is subject to such lien, (ii) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's and other like liens arising in the ordinary course of business, or deposits to obtain the release of such liens and (iii) the liens listed on SCHEDULE 1.1(P). As used herein, "EFFECTIVE DATE" means the start of business in the relevant location on June 1, 1998, with respect to each of the following documents: this Agreement; that certain Management Agreement dated as of June 1, 1998 (the "MANAGEMENT AGREEMENT") among the Company, the "Subsidiaries" (as hereinafter defined) and the Buyer; that certain Revolving Loan Agreement dated as of June 1, 1998 (the "LOAN AGREEMENT") between the Buyer and the Company; that certain Revolving Loan Note dated June 1, 1998 (the "NOTE") of the Buyer to the Company; that certain Guaranty dated as of June 1, 1998 (the "GUARANTY") of Gores Technology Group, a California corporation (the "GUARANTOR") to the Company; and that certain Stockholder Voting Agreement dated as of June 1, 1998 (the "VOTING AGREEMENT") among the Buyer, the Company and certain stockholders of the Company specified therein (the "STOCKHOLDERS").

         From the Effective Date until the Closing Date, the Company and the Direct Subsidiaries will, and will cause all Subsidiaries to, cooperate and assist Buyer with (i) the evaluation and identification of Purchased Assets or assets which could properly be Purchased Assets, contracts and employees of Seller located in or related to countries other than the United States and (ii) the transfer to, and employment by (as the case may be) Buyer of all of such assets, and their associated liabilities, contracts or employees, for no consideration in addition to that which is set forth in Section 1.3 below; and upon such transfer or assignment, on the Closing Date and effective as of the Effective Date, such assets and contracts will be considered "Purchased Assets."

         In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. Seller will sign and deliver any and all instruments and documents necessary or appropriate to fully effect and perfect the transfer to Buyer of all of the Purchased Assets.

         SECTION 1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Company and the Asset Subsidiaries shall not transfer to the Buyer, and the Purchased Assets shall not include: (i) the minute books of the Company and the Asset Subsidiaries; (ii) the Seller's rights under this Agreement; (iii) any right, title or interest in or to any capital stock or other equity interest in, or any asset of, any of the direct or indirect subsidiaries of the Company listed on
SCHEDULE 1.2(A) (the "EXCLUDED SUBSIDIARIES"); (iv) any intercompany receivable of, or other amount owed to, the Company or any subsidiary, division or other business segment of the Company by the Company or any subsidiary, division or other business segment of the Company or by Gould, except to the extent that the Company and the Buyer determine to include such receivable or other amount in the Purchased Assets in accordance with Sections 5.1(i) and 5.2(g); or (v) any of the assets listed on SCHEDULE 1.2(B) (collectively, "EXCLUDED ASSETS").

         SECTION 1.3 CONSIDERATION. The consideration for the sale, assignment, transfer and delivery of the Purchased Assets and the noncompetition covenant of the Seller in Section 4.9 (the "PURCHASE PRICE") shall be Three Million Dollars ($3,000,000). The Purchase Price shall be payable to the Company on its behalf and on behalf of the Asset Subsidiaries in immediately available funds at the Closing.

         SECTION 1.4 LIABILITIES ASSUMED AND NOT ASSUMED.

                  (a) Subject to paragraph (b) below, at the Closing, but effective as of the Effective Date, the Buyer shall assume:

                           (i) all liabilities and obligations of the Company and the Asset Subsidiaries arising in the regular and ordinary course of the Business, to the extent that the same remain unpaid on the Effective Date or arise after the Effective Date;

                           (ii) all liabilities and obligations of the Company and the Asset Subsidiaries in, to and under all contracts, commitments and other written agreements referred to in Section 1.1(d), (g) or (h) and either listed in SCHEDULE 2.13 or not required to be so listed because of the dollar amount thereof;

                           (iii) all liabilities and obligations of the Company and the Asset Subsidiaries in, to and under all of the real property leases included in the Purchased Assets pursuant to Section 1.1(j); and

                           (iv) all liabilities or obligations of the Seller in the nature of severance payments arising in connection with the reduction after the Effective Date and prior to Closing in the number of personnel employed by the Company and the Subsidiaries to a number less than eighty (80).

                  All such liabilities and obligations described above in this
Section 1.4(a), but excluding those liabilities referred to in the following paragraph, are collectively referred to herein as the "ASSUMED LIABILITIES."

         (b) Except for the Assumed Liabilities, the Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of the Company or any Asset Subsidiary of any nature whatsoever. The Buyer expressly does not and shall not assume any liability or obligation of the Company or any Asset Subsidiary:

                           (i) in the nature of product liabilities (or similar claims for injury to person or property) with respect to products sold by the Company or any Asset Subsidiary or their respective predecessors prior to the Effective Date whether arising from express or implied agreement or representation or imposed by law, and regardless of when any such claim therefor is made or asserted;

                           (ii) to any employees, agents or independent contractors of the Company or any Asset Subsidiary under or otherwise in connection with any collective bargaining agreement or any employee benefit plan or arrangement of any nature whatsoever (including without limitation any COBRA or other obligations imposed by law), except as set forth in Section 1.4(a)(iv);

                           (iii) arising by reason of any storage, use, generation, manufacture, emission, release, treatment, discharge, removal, transportation or disposal by Company or any Asset Subsidiary of any Hazardous Substances (as defined in Section 2.22), whether or not disclosed in SECTION 2.22 OF THE DISCLOSURE SCHEDULE;

                           (iv) for any federal, state, or local income, franchise or other taxes payable with respect to the business, assets, properties or operations of the Company or any Subsidiary except those incurred or arising in connection with the Business;

                           (v) which is a note or inter-company payable of the Company or any subsidiary, division or other business segment of the Company to the Company or any subsidiary, division or other business segment of the Company or to Gould (including without limitation that certain obligation of the Company to Gould with respect to the transaction with Sun), except to the extent that the Company and the Buyer determine to include such note or payable in the Assumed Liabilities in accordance with Sections 5.1(i) and 5.2(g);

                           (vi) the outstanding amount of all principal, interest, fees and expenses in respect of borrowed money, capital leases and installment purchases, including without limitation those obligations listed on SCHEDULE 1.4(B)(I);

                           (vii) any real property lease listed on SCHEDULE 1.4(B)(VII);

                           (viii) any liability or obligation arising with respect to any agreement described in SCHEDULE 1.4(B)(VIII)

                           (ix) any liability or obligation that was included in the computation of the amount for "Restructuring Liability" which was reported to be $8,070,000 pursuant to the balance sheet of the Company as of March 29, 1998;

                           (x) any liability or obligation in the nature of a severance payment arising in connection with the reduction at or prior to Closing in the number of personnel employed by the Company and the Subsidiaries from the number of persons employed at March 31, 1998 to a number of personnel no less than eighty (80);

                           (xi) any liability or obligation, of any nature whatsoever, of any Excluded Subsidiary;

                           (xii) any liability, obligation or cost arising from, under or with respect to any Excluded Asset;

                           (xiii) any damages, losses, costs or liabilities arising from, under or with respect to any litigation, demand or claim against the Company or the Business, whether or not set forth in
         SECTION 2.14 OF THE DISCLOSURE SCHEDULE;

                           (xiv) obligations of the Company and any Asset Subsidiary under this Agreement or any agreement entered into in connection with this Agreement; or

                           (xv) obligations or liabilities pursuant to or in respect of that certain Asset Purchase Agreement dated July 17, 1997 among Sun and the Company and certain of their subsidiaries.

                  The excluded liabilities described above in this Section 1.4(b) are specifically excluded from the defined term "Assumed Liabilities" and are sometimes herein referred to as the "EXCLUDED LIABILITIES."

         SECTION 1.5 ALLOCATION. The total amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets and the noncompetition covenant of the Seller in Section 4.9 as set forth on SCHEDULE
1.5. It is agreed by the parties that such allocation was arrived at by arm's-length negotiation and in the judgment of the parties properly reflects the fair market value of the Purchased Assets transferred pursuant to this Agreement. It is agreed that the allocations under this Section 1.5 will be binding on all parties for federal, state, local and other tax purposes in connection with the purchase and sale of the Purchased Assets and will be consistently reflected by each party on his or its tax returns, except to the extent mandated by a court of law or the appropriate taxing agency or authority in a determination binding upon one of the parties hereto provided that such party has given written notice and reasonable opportunity to the other party, at its expense, to contest and appeal such determination on behalf of both of the parties hereto and such determination has nevertheless become final. Each of the parties shall execute and deliver to the other at or within 30 days after the Closing, for filing by the other with the Internal Revenue Service, a Form 8594 in accordance with the foregoing allocation.

         SECTION 1.6 THE CLOSING. The closing (the "CLOSING") of the purchase and sale of the Purchased Assets hereunder will take place at the Company's offices, 6901 West Sunrise Boulevard, Fort Lauderdale, Florida on the second business day after the satisfaction or waiver of the conditions to Closing set forth in Article V or at such other place or on such other date as the Company and the Buyer may agree in writing (the "CLOSING DATE").

         SECTION 1.7 DELIVERIES BY THE COMPANY. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.2 herein, the Company will deliver or cause to be delivered to the Buyer the instruments, consents, opinions, certificates and other documents required of it by Section 5.1.

         SECTION 1.8 DELIVERIES BY THE BUYER. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.1 herein, the Buyer will deliver or cause to be delivered to the Company the instruments, opinions, certificates and other documents required of it by Section 5.2.



                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Company, the Direct Subsidiaries and Gould jointly and severally hereby represent and warrant to the Buyer that, except as set forth on the Seller's Disclosure Schedule delivered to the Buyer simultaneously with the execution of this Agreement (the "DISCLOSURE SCHEDULE"), which shall identify the Section of this Article II to which such exception applies, each of the statements contained in this Article II is true and correct:

         SECTION 2.1 ORGANIZATION, POWER AND STANDING. The Company and the Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the respective jurisdictions indicated in SECTION 2.1 OF THE DISCLOSURE SCHEDULE. The Company and each Subsidiary have full corporate power and authority to own, lease and operate their properties and to carry on their respective businesses as such businesses are now conducted. The Company and each Subsidiary are duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions listed with respect to them in
SECTION 2.1 OF THE DISCLOSURE SCHEDULE and in all other jurisdictions in which the ownership of property relating to the Business or the conduct of the Business requires such qualification, except for such jurisdictions wherein the failure to be so qualified would not materially and adversely affect the operations of the Business. The copies of the Articles of Incorporation and Bylaws of the Company and each Stock Subsidiary, each as amended to date that have been delivered to the Buyer by the Company are complete and correct copies thereof.

         SECTION 2.2 DUE AUTHORIZATION AND EXECUTION. The Company and each Asset Subsidiary have the necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Boards of Directors of the Company and each Asset Subsidiary have duly authorized and approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other corporate proceedings or actions on the part of the Company, other than approval by the shareholders of the Company, or any Asset Subsidiary are necessary to authorize this Agreement and the consummation of such transactions. This Agreement has been duly and validly executed and delivered by the Company and each Asset Subsidiary and, assuming due execution and delivery by the Buyer, constitutes a valid and binding obligation of the Company and each Asset Subsidiary enforceable against them in accordance with its terms.

         SECTION 2.3 FINANCIAL STATEMENTS. The Company's consolidated audited balance sheets at December 31, 1996 and 1997 and the related consolidated audited statements of income, shareholders' equity and cash flows for the fiscal years ended December 31, 1996 and 1997, the unaudited consolidated balance sheet of the Company (the "BALANCE SHEET") as of March 29, 1998 (the "BALANCE SHEET DATE") and the related consolidated unaudited statements of income, shareholders' equity and cash flows for the three-month period ended March 29, 1998, including the related schedules and notes (collectively, "COMPANY'S FINANCIAL STATEMENTS"), have been prepared in accordance with United States generally accepted accounting principles and practices as in effect from time to time on a basis consistent with those of prior years, are in accordance with the books and records of the Company and the Company's subsidiaries and fairly present the consolidated financial position and results of operations of the Company as of said dates and for each of the periods indicated; provided however, that the unaudited financial statements are subject to normal year end adjustments and lack footnotes and other presentation items, none of which materially affect the substance of such financial statements. Copies of the financial statements described in this Section 2.3 have been delivered to the Buyer. The Balance Sheet contains all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position of the Business at the Balance Sheet Date. The Balance Sheet identifies the assets and liabilities which, if the Closing had been held on the Balance Sheet Date, would have been transferred to or assumed by the Buyer in accordance herewith.

         SECTION 2.4 NO UNDISCLOSED LIABILITIES. As of the Effective Date, except as set forth in SECTION 2.4 OF THE DISCLOSURE SCHEDULE, there was no liability or obligation of the Company or its Subsidiaries in connection with the Business of any nature, whether absolute, accrued, contingent or otherwise, other than liabilities and obligations reflected on the Balance Sheet and liabilities and obligations relating to contracts not yet required to be performed as of the Effective Date, except liabilities or obligations assumed or incurred since the Balance Sheet Date in the ordinary course of business and consistent with prior practices.

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         SECTION 2.5 ABSENCE OF CERTAIN CHANGES. Except as set forth in SECTION
2.5 OF THE DISCLOSURE SCHEDULE, since December 31, 1997, (a) the Company and its Subsidiaries have conducted the Business in all material respects in the ordinary and usual course consistent with past practice, (b) there has been no event relating specifically to the Company's business (rather than to general economic conditions or generally to the real-time industry) which materially and adversely affects the Purchased Assets, taken as a whole, and (c) no lien, security interest or other encumbrance has been placed upon any of the Purchased Assets other than Permitted Liens. Without limiting the foregoing, except as set forth in SCHEDULE 2.5 OF THE DISCLOSURE SCHEDULE, since December 31, 1997, there has not occurred: (i) any material adverse change in the Business or its financial condition, results of operations, properties or assets; (ii) any damage, destruction or loss, which is not adequately covered by insurance, which could materially and adversely affect the Business or its assets or properties;
(iii) any adoption or material modification of any Benefit Plan (as defined in Section 2.19(a)) made to, for or with any employees of the Business; (iv) any increase in compensation payable or to become payable by the Company or its Subsidiaries to employees of the Business, or increase in benefits under any Benefit Plan, in each case other than increases made in the ordinary course of business and consistent with prior practice, with the exception of the Retention Agreements entered into by the Company with certain employees as described in
SCHEDULE 1.4(B)(VIII); (v) any sale or other disposition of any assets of the Business, other than sales or dispositions made in the ordinary course of business and consistent with prior practice; (vi) any failure to pay payables in a timely manner and in the ordinary course of business; (vii) any material change in the method of allocation of expenses, liabilities or income between the Business and any other subsidiaries, divisions or business units of the Company or its Subsidiaries or any other material change in the method of accounting or accounting practices of the Business; (viii) any material write-offs or write-downs of inventories or accounts receivable of the Business;
(ix) any material amendment, termination, waiver or cancellation of any substantial right relating to the Business; (x) any discharge or payment of any material obligation or liability relating to the Business other than in the ordinary course of business and consistent with prior practice; (xi) any material borrowings relating to the Business; (xii) any capital expenditures or capital commitments relating to the Business for any addition to property, plant or equipment exceeding $20,000; (xiii) any material cancellation or waiver of any debts or any claims relating to the Business except in the ordinary course of business and in accordance with prior practice, or (xiv) any agreement to take any action described in this Section 2.5.

         SECTION 2.6 TAXES. With respect to all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Company and the Subsidiaries, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (collectively, "TAX" or "TAXES"):

                  (a) Each of the Company and its Subsidiaries has timely filed, or will timely file, all Tax returns required to be filed by it prior to the Closing, and each of such returns is, or will be, correct and complete in all material respects.

                  (b) All Taxes shown to be due on each of the Tax returns specified in Section 2.6(a) have been, or will be, timely and appropriately paid.

                  (c) Reserves adequate for the payment of all Taxes of each of the Company and its Subsidiaries with respect to any period or portion thereof ending on or prior to the date hereof for which Tax returns have not yet been filed have been established, and such reserves will continue to be established with respect to any period or portion thereof ending on or prior to the Closing.

                  (d) No liens for Taxes exist with respect to any assets or properties of any of the Company and its Subsidiaries, except for statutory liens for Taxes not yet due.

                  (e) Except as set forth in SECTION 2.6 OF THE DISCLOSURE SCHEDULE, none of the Tax returns of any of the Company and its Subsidiaries have been audited or examined or is being audited or examined by any taxing authority.

                  (f) Except as set forth in SECTION 2.6 OF THE DISCLOSURE SCHEDULE, no assessment, audit or other proceeding by any taxing authority is proposed, pending, or, to the knowledge of the Company, threatened with respect to any Taxes or Tax returns of any of the Company and its Subsidiaries.

                  (g) Except as set forth in SECTION 2.6 OF THE DISCLOSURE SCHEDULE, there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for the period for the collection or assessment of any Taxes of any of the Company or its Subsidiaries due for any taxable period.

                  (h) No consent to the application of Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the "CODE") has been made or filed by or with respect to any of the Company and its Subsidiaries or any of their assets and properties.

                  (i) The Company and its Subsidiaries have not taken any action that would require an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method or otherwise.

                  (j) There have not been, nor will there be from the date hereof through and including the Closing Date, any payments, or any agreements to make payments, which are contingent upon, or related to, the transactions contemplated hereunder and which would be "excess parachute payments" under
Section 280G of the Code.

                  (k) The Company and its Subsidiaries have not executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof or any similar provision of state or other law.

                  (l) SECTION 2.6 OF THE DISCLOSURE SCHEDULE hereof sets forth
(i) a list of each Subsidiary which (A) filed, at any time, its return for federal income tax purposes as part of the consolidated return of which the Company, or any predecessor, was the parent corporation and (B) subsequently ceased filing its return as part of such consolidated return, and (ii) the last year in which each such Subsidiary so filed on a consolidated basis.

         SECTION 2.7 ASSETS.

                  (a) The Purchased Assets include all of the Company's and the Asset Subsidiaries' rights, properties, assets, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, which are used in or are necessary for the conduct of the Business as it is being conducted.

                  (b) All equipment and other material items of tangible property and assets which would be included in the Purchased Assets if the Closing took place on the Effective Date are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business and conform in all material respects to all applicable laws, ordinances, codes, rules, regulations and authorization relating to their construction, use and operation. No person other than the Company or the Asset Subsidiaries owns any equipment or other tangible assets or property situated on the premises of the Business or necessary to the operation of the Business, except for leased items disclosed in SECTION 2.7(B) OF THE DISCLOSURE SCHEDULE and for items of immaterial value.

                  (c) SECTION 2.7(C) OF THE DISCLOSURE SCHEDULE contains accurate lists and summary descriptions of all inventory, equipment, furniture, fixtures and leasehold improvements included in the Purchased Assets as of the Effective Date, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its aggregate cost or original value and the net book value as of the Effective Date and, with respect to the leased property as to which the Company or any Subsidiary is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease.

                  (d) The Company and the Asset Subsidiaries own and have good and marketable title to, or have valid leasehold interests in, all of the Purchased Assets and except for Permitted Liens, all such Purchased Assets (including without limitation all leasehold interests included in the Purchased Assets) are free and clear of any conditions or restrictions on transfer or assignment and of any liens, pledges, charges, encumbrances, claims, security interests, easements, covenants or restrictions which could to any material extent interfere with the present use of such properties or assets or impair the operations of the Business.

                  (e) Upon consummation of the transactions contemplated by this Agreement, the Buyer will acquire good, valid and marketable title to the Purchased Assets to be transferred to the Buyer hereunder, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind, except for Permitted Liens.

         SECTION 2.8 REAL PROPERTY. The Seller owns no real property. SECTION
2.8 OF THE DISCLOSURE SCHEDULE describes each interest in real property leased by the Seller for use in connection with the operation of the Business, including the lessor of such leased property and identifies each lease or any other arrangement under which such property is leased. The Seller enjoys peaceful and quiet possession of the leased premises listed on SECTION 2.8 OF THE DISCLOSURE SCHEDULE and has not received any notice asserting the existence of a default under any such leasehold and the Company has not been informed that the lessor under any of the leases has taken action or threatened to terminate the lease before the expiration date specified in the lease, and, except as shown on SECTION 2.8 OF THE DISCLOSURE SCHEDULE, the transactions contemplated by this Agreement will not be the basis for the lessor to terminate the lease prior to that expiration date.

         SECTION 2.9 INVENTORY. After considering reserves, all inventory of the Seller used in the conduct of the Business, including without limitation raw materials, work in process and finished goods, reflected on the Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; consists substantially of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business; is valued at the lower of cost or market value based on the ordinary course of business, in accordance with generally accepted accounting principles and consistent with past practice; and is not subject to any write-down or write-off. The Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers. Included in the Purchased Assets is an inventory of not less than forty-eight (48) RSX boards.

         SECTION 2.10 ACCOUNTS RECEIVABLE. All of the accounts receivable, notes receivable and deposits of the Business which are reflected on the Balance Sheet and all accounts receivable of the Business which have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since the Balance Sheet Date) are valid and enforceable claims; the goods and services sold and delivered which gave rise to such accounts were sold and delivered in conformity in all material respects with the applicable purchase orders, agreements and specifications; to the Seller's knowledge, there are no rights of set-off or claims against such accounts receivable possessed by the account debtors of the Seller; to the Seller's knowledge, such accounts receivable are collectible within 120 days after billing at the full recorded amount thereof less the recorded allowance for collection losses; and all such accounts receivable are listed on SECTION 2.10 OF THE DISCLOSURE SCHEDULE, together with their respective ages. The allowance for collection losses on the Balance Sheet has been determined in accordance with generally accepted accounting principles consistent with past practices.

         SECTION 2.11 SUPPLIERS AND CUSTOMERS. SECTION 2.11 OF THE DISCLOSURE SCHEDULE lists (i) the ten (10) suppliers of the Company and its Subsidiaries to which the Company and its Subsidiaries accrued the ten (10) highest total amounts of expense during the year ended December 31, 1997 and (ii) the ten (10) customers in respect of which the Seller accrued the ten (10) highest total amounts of revenue during the year ended December 31, 1997. To the knowledge of the management of the Company, no material customer or supplier of the Seller intends (i) to cease purchasing from, selling to or dealing with the Seller , to alter in any material respect the amount of such purchases, sales or the extent of dealings with the Seller or (ii) to alter in any material respect such purchases, sales or dealings in the event of the consummation of the acquisition contemplated by this Agreement.

           SECTION 2.12  INTELLECTUAL PROPERTY, ETC.

                           (a) SECTION 2.12 OF THE DISCLOSURE SCHEDULE hereto
sets forth a list of all the Intellectual Property owned or used in connection with the Business. SECTION 2.12 OF THE DISCLOSURE SCHEDULE also contains a complete and accurate list (sufficient to identify them) of all of the Seller's software (the "SOFTWARE"), including, without limitation, programs and systems and related documentation, research projects, computer software under development, software concepts owned and proprietary intellectual property, processes, formulae and algorithms, including all intellectual property used in the ownership, marketing, development, maintenance, support and delivery of the Software and presently owned or licensed by the Seller which are used or proposed to be used or reserved for use by the Seller in the Business. SECTION
2.12 OF THE DISCLOSURE SCHEDULE identifies certain third-party software which has been incorporated into the Software (the "INCORPORATED SOFTWARE"). Except as specified on SECTION 2.12 OF THE DISCLOSURE SCHEDULE, the Seller has taken no measures to register, patent, copyright or otherwise protect the Intellectual Property other than customary and reasonable efforts to protect the confidentiality of the source code for the Software.

                           (b) The Seller acquired its entire and exclusive
rights to the Intellectual Property either through the efforts of its own employees and agents and independent contractors, or pursuant to the license agreements listed on SECTION 2.12 OF THE DISCLOSURE SCHEDULE, complete copies of which shall be delivered to the Buyer prior to the Closing (the "INTELLECTUAL PROPERTY RIGHTS AGREEMENTS"). As to Incorporated Software, the Seller has the rights granted to it in the related Intellectual Property Rights Agreements.

                           (c) All of the Incorporated Software is properly
licensed to the Seller, as specified on SECTION 2.12 OF THE DISCLOSURE SCHEDULE, under a user license or a software development agreement and the transfer or assignment of such license or agreement to the Buyer pursuant to this Agreement will not require the payment of any transfer fee or other consideration. The Software does not incorporate any software not listed on SECTION 2.12 OF THE DISCLOSURE SCHEDULE. Except as described in SECTION 2.12 OF THE DISCLOSURE SCHEDULE, to the knowledge of the Seller, the Intellectual Property does not infringe on any patents or copyrights of any Person and neither the Software (and related Intellectual Property) as licensed, sublicensed or sold by the Seller, nor any patents, formulae, processes, knowledge, trade secrets, trademarks, trade names, assumed names, copyrights, or designations used by the Seller or the Software, infringe on any trademark or other intellectual property rights of any Person, or violate the terms of any agreements listed on SECTION
2.12 OF THE DISCLOSURE SCHEDULE, or on any other Schedule attached hereto. Except as set forth in SECTION 2.12 OF THE DISCLOSURE SCHEDULE, the Seller has no knowledge of any asserted claims of third parties to the ownership of any of the Intellectual Property, or a reasonable basis therefor nor is there any pending or, to the Seller's knowledge, threatened claim against the Seller contesting the validity of or its right to use any of the Intellectual Property. Except as set forth in SECTION 2.12 OF THE DISCLOSURE SCHEDULE, in developing the Software the Seller has not incorporated any software programs or features copyrighted to any other person.

                          (d) SCHEDULE 2.12 contains an accurate and complete
list of those Material Contracts which contain all Intellectual Property license agreements and Software maintenance agreements, if any, granted by the Seller to the extent that such are not already listed on SECTION 2.13 OF THE DISCLOSURE SCHEDULE, including for each such license the names of the licensee or other customer and dates of commencement and expiration (or other termination). Complete copies of each such agreement shall be delivered to the Buyer by the Seller prior to the Closing.

                           (e) Except as set forth on SECTION 2.12(E) OF THE
DISCLOSURE SCHEDULE, or specifically described elsewhere herein or in any schedule hereto, the Intellectual Property (A) is owned solely and exclusively by the Seller, and (B) is and at the Closing will be, subject to no material restriction on the Seller's (or after the Closing, the Buyer's) use, disclosure or marketing, nor to any material claim, lien or encumbrance whatsoever. Except as so disclosed, no other party other than the Seller has any rights to market any Software. To the knowledge of the Seller, no party to any of the license, service, maintenance and other agreements with customers (the "CUSTOMER AGREEMENTS") nor any consultant to a customer, is in possession of Software, or has made use of Software, except as permitted pursuant to agreements disclosed pursuant to this Agreement. To the knowledge of the Seller, no party to any of the agreements described on SECTION 2.13 OF THE DISCLOSURE SCHEDULE nor any party (if any) who has received source code under a Customer Agreement or under any related source code agreement is in possession of Software, or to the Seller's knowledge has made use of such source code, except as permitted pursuant to such agreements.

                           (f) To the knowledge of the Seller, except as set
forth on SECTION 2.12(F) OF THE DISCLOSURE SCHEDULE, none of the elements of the Intellectual Property is in the public domain.

                           (g) For each item of Software, SECTION 2.12(G) OF
THE DISCLOSURE SCHEDULE lists the third-party software required to be licensed by customers of the Seller in order to utilize that item of Software, including both applications and operating systems, and third-party software, excluding Incorporated Software, required for the Buyer to develop, maintain and deliver the Software.

                           (h) All of the Software and the Intellectual Property
which is licensed by the Seller under Customer Agreements complies in all material respects with the performance representations with respect thereto contained in the Seller's user and technical manuals in effect at the time of the Customer Agreements, and, when used in accordance with such user and technical manuals, performs in accordance with the Customer Agreements in all material respects. Except as set forth on SECTION 2.12(H) OF THE DISCLOSURE SCHEDULE, such Software as is currently made available for licensing to or access by customers is ready for installation and/or use in substantial conformance with the capability and performance standards set forth in the user or instruction manual associated with such Software. Each marketed Software system is documented and the documentation supplied to each licensee or user of each such system is sufficient in all material respects to enable a user reasonably competent in such matters to operate, access and/or use such system as intended. SECTION 2.12(H) OF THE DISCLOSURE SCHEDULE describes certain of the Seller's Software and such Software's compliance with Year 2000 issues. Nothing has come to the attention of the Seller to indicate that the license agreements entered into by the Seller for use of Intellectual Property products by customers do not contain provisions for protection of the Seller's confidential information, trade secrets and proprietary rights which the Seller reasonably believes have been and will be sufficient to preserve its proprietary rights therein.

                           (i) Except as disclosed in SECTION 2.12(I) OF THE
DISCLOSURE SCHEDULE, all of the Seller's current employees who have contributed to or participated in the conception and/or development or enhancement of the Software or the Intellectual Property have executed an agreement in favor of the Seller substantially in the form set forth in SECTION 2.12(I) OF THE DISCLOSURE SCHEDULE.

                           (j) Except as set forth on SECTION 2.12(J) OF THE
DISCLOSURE SCHEDULE, to the knowledge of the Seller:

                                    (i) the Seller has obtained an assignment by
each of the Seller's independent contractors of all of such contractors' right, title and interest in and to the Software and the Intellectual Property;

                                    (ii) all individuals and entities who have
had access to the Intellectual Property as independent contractors and have provided installation services for the Seller have executed agreements containing appropriate and adequate restrictions on disclosure and use of the Intellectual Property;

                                    (iii) all individuals or entities who have
had access to the Intellectual Property as independent contractors and have provided conversion or other services (i.e., other than installation) for the Seller have executed agreements containing appropriate and adequate restrictions on disclosure and use of the Intellectual Property;

                                    (iv) all individuals or entities who have
had access to the Intellectual Property as independent contractors and have provided contract programming services to the Seller have executed agreements containing appropriate and adequate restrictions on disclosure and use of the Intellectual Property;

                                    (v) all agreements restricting disclosure
and use of Software known to the Seller which have been executed by persons who have been senior officers or independent contractors of the Seller no more than one (1) year prior to the date hereof have been provided to the Buyer; and

                                    (vi) no such agreements have been violated.

                           (k) Except as specified on SECTION 2.12(K) OF THE
DISCLOSURE SCHEDULE, and to the knowledge of the Seller, none of the past or present employees or independent contractors of the Seller is in possession of Intellectual Property, nor made unauthorized use of the Intellectual Property, except such as have had and will have no material adverse effect on the business, financial condition, or results of the Business. To the knowledge of the Seller, no party other than the Seller, its employees and the Buyer have access to or possession of source code for any Software other than Incorporated Software, except as disclosed in the Customer Agreements.

         SECTION 2.13 INFORMATION RELATING TO MATERIAL CONTRACTS AND COMMITMENTS. Except as set forth in SECTION 2.13 OF THE DISCLOSURE SCHEDULE (which indicates the applicable paragraph below to which the disclosed agreement, contract, commitment or lease relates), the Seller is not a party to any written or oral:

                  (a) agreement or contract (excluding any agreement or contract that is terminable, without breach or default, by the Seller upon 30 or fewer days notice) with any present employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Business;

                  (b) agreement, contract or commitment (excluding any agreement, contract or commitment that is terminable, without breach or default, by the Seller upon 30 or fewer days notice or that does not require the provision of consideration, either to or by the Seller, worth at least $20,000 per year) for the future purchase of, or payment for, supplies, products or services used in the conduct of the Business;

                  (c) agreement, contract or commitment (excluding any agreement, contract or commitment, other than maintenance and training agreements, that is terminable, without breach or default, by the Seller upon not more than 30 days notice) to sell or supply products or to perform services in connection with the Business;

                  (d) agreement, contract or commitment relating to the Business not otherwise required to be listed on SECTION 2.13 OF THE DISCLOSURE SCHEDULE and continuing over a period of more than six months from the date hereof;

                  (e) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business (excluding any agreement, contract or commitment that is terminable, without breach or default, by the Seller upon 30 or fewer days notice);

                  (f) lease under which the Seller is either lessor or lessee of real or personal property used in or relating to the Business (excluding any lease that is terminable, without breach or default, by the Seller upon 30 or fewer days notice);

                  (g) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Business;

                  (h) agreement, contract or commitment (excluding any agreement, contract or commitment that does not require the provision of consideration, either to or by the Seller, worth at least $20,000) for any capital expenditure or leasehold improvement relating to the Business;

                  (i) agreement, contract or commitment limiting or restraining the Seller, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to the Seller's knowledge, is any employee of the Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment;

                  (j) material agreement, contract or commitment (excluding any agreement, contract or commitment that does not require the provision of consideration, either to or by the Seller, worth at least $20,000) relating to the Business not made in the ordinary course of business.

                  The agreements, contracts and commitments identified on
SECTION 2.13 OF THE DISCLOSURE SCHEDULE are hereinafter referred to as the "MATERIAL CONTRACTS." The Seller shall have delivered to the Buyer true and complete copies of all written Material Contracts prior to the Closing.

                  Each of the agreements, contracts, commitments and other instruments listed in SECTION 2.13 OF THE DISCLOSURE SCHEDULE, or not required to be listed because of the amount thereof, under which the Buyer is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms and has not been amended or modified; the Seller is, and to the Seller's knowledge all other parties thereto are, in compliance with the provisions thereof in all material respects; the Seller is not, and to the Seller's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no such agreement, contract, commitment or other instrument, in the reasonable opinion of the Seller, contains any contractual requirement with which there is a reasonable likelihood that the Seller or any other party thereto will be unable to comply.

                  Except as described on SECTION 2.13 OF THE DISCLOSURE SCHEDULE, no purchase contracts or commitments of the Seller (other than those which do not require the provision of consideration, either to or by the Seller, worth at least $20,000) continue for a period of more than 12 months or are in quantities or amounts in excess of the normal, ordinary, usual and current requirements of the Business or in excess of market prices generally available to purchasers of similar quantities; each Material Contract that requires the Seller to provide services (other than maintenance and training) at a fixed price without regard to the number of users or seats is listed in SECTION 2.13 OF THE DISCLOSURE SCHEDULE; each of the Seller's outstanding bids, contracts, commitments or proposals (other than those which do not require the provision of consideration, either to or by the Seller, worth at least $20,000) either (x) continuing for a period of more than 12 months, other than agreements which in the ordinary course of business continue for more than 12 months, or (y) quoting prices which, to the knowledge of the Seller will result in lower margins than those realized in the ordinary course of business, is listed in SECTION 2.13 OF THE DISCLOSURE SCHEDULE; and none of such Material Contracts obligates the Seller to sell products or to perform services to third parties which the Seller knows or has reason to believe are at a price which would result in a net loss on the sale of such products or the provision of services, or are pursuant to terms or conditions they cannot reasonably expect to satisfy or fulfill in their entirety. To the knowledge of the Seller, all distribution agreements to which the Seller is a party may be terminated by the Seller at its sole discretion and with no cost with prior notice of less than six months.

         SECTION 2.14 LITIGATION. Except as disclosed on SECTION 2.14 OF THE DISCLOSURE SCHEDULE, there is no litigation, arbitration, administrative action or other proceeding pending or, to the knowledge of the Seller, threatened against the Seller. There is no judgment, decree, injunction, rule or order of any public body or governmental authority outstanding against the Seller relating to the Business.

         SECTION 2.15  REQUIRED CONSENTS, ETC.

                  (a) Except as set forth on SECTION 2.15 OF THE DISCLOSURE SCHEDULE, no consent, order, approval, novation, authorization, declaration or filing, including, without limitation, any consent, order, approval, novation, authorization of or declaration or filing with any governmental authority or any party to a Material Contract, is required on the part of the Seller for or in connection with the execution and delivery of this Agreement or the sale of the Purchased Assets pursuant hereto.

                  (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (1) violate any provision of the Certificate of Incorporation or Bylaws of the Seller, or (2) conflict with, or result (immediately or upon the giving of notice or the passage of time or both) in any violation of or default under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any mortgage, indenture, lease, instrument, permit, concession, franchise, license or other agreement which the Seller or the properties or assets of the Business are parties to, beneficiaries of, or bound by, or violate any judgment, order, decree, statue, law, ordinance, rule or regulation applicable to the Seller or the properties or assets of the Business, other than such conflicts, violations or defaults or possible modifications, terminations, cancellations or accelerations which individually or in the aggregate would not have a material adverse effect on the Business or the ability of the Seller to consummate the transactions contemplated by this Agreement.

         SECTION 2.16. LICENSES AND PERMITS. The Seller has all material licenses, registrations, permits and other governmental certificates, authorizations and approvals required by every Federal, state, local and foreign governmental authority for the conduct of the Business and the use of the Seller's properties as presently conducted or used including, without limitation, all material licenses required under environmental laws and any federal, state, local or foreign law relating to public health and safety, or employee health and safety (collectively, "AUTHORIZATIONS"). SECTION 2.16 OF THE DISCLOSURE SCHEDULE hereto sets forth a list of all Authorizations held by the Seller. The Seller is in compliance in all material respects with all Authorizations and all of the Authorizations are in full force and effect. Except as set forth in SECTION 2.16 OF THE DISCLOSURE SCHEDULE, the Buyer will acquire or succeed to the benefit of all Authorizations as a result of the consummation of the transactions contemplated by this Agreement.

         SECTION 2.17 COMPLIANCE WITH LAW. The Seller is in compliance with all foreign, federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it, except where noncompliance would not have a material adverse effect on the Seller's business, taken as a whole (and except as to Environmental Laws, as to which Section 2.22 applies).

         SECTION 2.18  EMPLOYEES AND COMPENSATION.

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

                  (a) Except as described on SECTION 2.18(A) OF THE DISCLOSURE SCHEDULE hereto, no employees of the Seller are represented by any union; and there is no labor strike, slowdown, stoppage or organizational effort pending or, to the knowledge of the Seller, threatened against the Seller.

                  (b) SECTION 2.18(B) OF THE DISCLOSURE SCHEDULE sets forth (i) a true and correct list of the name and current annual salary of each employee engaged in the Business and (ii) any other form of compensation (other than salary) or benefit (including vacation and severance, if any) paid or payable to each such person for the current fiscal year. The employees listed on SECTION 2.18(B) OF THE DISCLOSURE SCHEDULE are all of the employees that are engaged in or necessary for the conduct of the Business as it is currently conducted, no such employee is on long-term leave and to the knowledge of the Seller no such employee currently intends to terminate his or her employment. The Seller has used its best efforts to keep available for the Buyer the services of the employees, agents, customers and suppliers of the Seller active in the conduct of the Business. The Seller does not have any reason to believe that any employee, agent, customer or supplier intends to terminate his, her or its relationship with the Business because of the consummation of the transactions contemplated hereby.

         SECTION 2.19  BENEFIT PLANS.

                  (a) SECTION 2.19(A) OF THE DISCLOSURE SCHEDULE hereto sets forth all employee benefit plans, agreements and arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Seller, the Direct Subsidiaries or any Stock Subsidiary for the benefit of employees, former employees, consultants and/or directors of the Seller or such Subsidiary, or with respect to which the Seller or such Subsidiary has a material liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (the "BENEFIT PLANS").

                  (b) With respect to each Benefit Plan, the Company and each Subsidiary has provided to Buyer true and complete copies of: (i) any and all plan texts and agreements; (ii) any and all summary plan descriptions and material modifications thereto; (iii) the two most recent Form 5500s, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; and (v) the most recent determination letter received from the Internal Revenue Service (the "SERVICE"), if applicable.

                  (c) Except as set forth on SECTION 2.19(C) OF THE DISCLOSURE SCHEDULE, with respect to each Benefit Plan: (i) such plan has been administered and enforced in accordance with its terms and all applicable laws in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which the Seller, any Subsidiary or any Benefit Plan may be liable or otherwise damaged in any material respect; (iii) no material disputes are pending or threatened; (iv) no "prohibited transaction" (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Seller, any Subsidiary or any Benefit Plan may be liable or otherwise damaged in any material respect (v) all costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable law have been timely made, and are fully deductible in the year for which they were paid; (vi) neither the Seller nor any Subsidiary maintains any plan that provides (or will provide) medical or death benefits to one or more former employees (including retirees), other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage or conversion rights; (vii) except as provided in SECTION 2.19(C) OF THE DISCLOSURE SCHEDULE, none of the Benefit Plans or employment contracts with the Seller or any Subsidiary provide any benefits that become payable solely as a result of the consummation of this transaction; and (viii) none of the persons performing services for the Seller or any Subsidiary have been improperly classified as independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

                  (d) Except as set forth on SECTION 2.19(D) OF THE DISCLOSURE SCHEDULE, no Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

         SECTION 2.20 INSURANCE. The Seller maintains policies of property, fire, public liability, worker's compensation and other forms of insurance covering the assets, operations and employees of the Business to the extent, and with coverage amounts, customary in the industry of the Business. All such insurance policies are listed on SECTION 2.20 OF THE DISCLOSURE SCHEDULE and are in full force and effect and all premiums with respect thereto covering all periods up to and including the date of the Closing have been or will be paid. The Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years, in any case relating to the Business.

         SECTION 2.21 BROKERS. Except for McDonald & Company Securities, Inc. and Loveman-Curtiss, Inc., the Seller has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement. The Seller is not under any obligation to pay any broker's fee, finder's fee or commission (or, with the exception of the Employee Retention Agreements with the Seller's employees referenced in Section 1.4(b)(viii) above, to pay any bonus or other compensation to any employee, consultant or officer of the Seller) in connection with the transactions contemplated by this Agreement as a result of any agreement to which the Seller is a party other than to McDonald & Company Securities, Inc. or Loveman-Curtiss, Inc.

         SECTION 2.22 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth on SECTION 2.22 OF THE DISCLOSURE SCHEDULE:

                  (a) The Seller and all properties now or previously owned or operated by the Seller are in compliance with all, and the Seller has no liability under any,

Environmental Laws (as hereinafter defined), except where any failure to comply and/or such liability would not individually or in the aggregate have a material adverse effect on the business of the Seller, taken as a whole. The Seller has obtained all permits, licenses and authorizations required under applicable Environmental Laws, and the business of the Seller is in compliance with the terms and conditions of any required permits, licenses and authorizations, in each case except where any failure would not individually or in the aggregate have a material adverse effect on the business of the Seller, taken as a whole.

                  (b) The business of the Seller does not involve the use, handling, manufacture, treatment, processing, storage, generation, release, threatened release, discharge, dumping or disposal (collectively, a "RELEASE") of any Hazardous Substances (as hereinafter defined), except in compliance with all applicable Environmental Laws, in each case except where any failure to comply would not individually or in the aggregate have a material adverse effect on the business of the Seller, taken as a whole.

                  (c) There is no pending or, to the knowledge of the Seller, threatened Environmental Claim (as hereinafter defined) against the Seller which relates to the business of the Seller and/or any property now or previously owned or operated by the Seller;

                  (d) There has been no Release by the Seller or, to the knowledge of the Seller, by any other person of any Hazardous Substances at, on or under any property now or previously owned or operated by it which would individually or in the aggregate have a material adverse effect on the business of the Seller, taken as a whole.

                  (e) Seller has delivered to Buyer copies of all environmental audits and other studies and reports in Seller's possession relating to the Seller or any of its assets now or previously owned or operated.

         As used herein, the following terms shall have the meanings indicated below:

         "ENVIRONMENTAL LAWS" shall mean all federal, state and local statutes, regulations, rules, codes, ordinances, orders, decrees, and common laws relating to pollution, clean-up, health and safety of persons or property, Hazardous Substances or the Release of materials into the Environment.

         "ENVIRONMENT" shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

         "HAZARDOUS SUBSTANCES" shall mean any substance which is a "hazardous substance", "hazardous waste", "toxic substance", "toxic waste", "pollutant", "contaminant," "solid wastes" or words of similar import under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. /section/9601 ET SEQ.), the Resource Conservation and Recovery Act

(42 U.S.C. /section/6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. /section/1251 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. /section/1801 ET SEQ.) and the Clean Air Act (42 U.S.C. /section/7401 ET SEQ.), and including without limitation, which contains polychlorinated biphenyl or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds or asbestos.

         "ENVIRONMENTAL CLAIM" shall mean any litigation, claim, demand, cause of action, proceeding, order, directive, summons, complaint or citation, from any governmental authority or any third party relating to Environmental Laws or Hazardous Substances.

         SECTION 2.23 PRODUCT WARRANTIES. There are no product warranty claims nor express warranties applicable to products sold in the Business except the express warranties which are set forth in SECTION 2.23 OF THE DISCLOSURE SCHEDULE and warranties imposed by applicable law (including the Uniform Commercial Code). The Seller has furnished no other warranties or guarantees in connection with the products produced or manufactured in the Business and no claims for breach of product warranty to customers, except for bug fixes to software and hardware repairs made in the normal course of warranty support, whether or not attributable to the Seller's form of warranty, relating to the products and services manufactured or provided by the Business, have been filed against the Seller and remain pending except as set forth on SECTION 2.23 OF THE DISCLOSURE SCHEDULE. Except as set forth in SECTION 2.23 OF THE DISCLOSURE SCHEDULE, to the Seller's knowledge no events have occurred since the Balance Sheet Date or facts exist as of the date hereof which would result in a material increase in product warranty expenses or claims.

         SECTION 2.24 TRANSACTIONS WITH AFFILIATES. To the Seller's knowledge, except as set forth in SECTION 2.24 OF THE DISCLOSURE SCHEDULE, no shareholder, director, officer or employee of the Seller, or any member of his or her immediate family or any other of its, his or her affiliates (as that term is defined below), owns or has a five percent or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with the Seller relating to the Business. For purposes of this Agreement, the term "affiliates" shall mean, with respect to any person, another person that directly or indirectly controls, is controlled by, or is under common control with the specified person, and "control" shall mean the possession of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         SECTION 2.25      [Intentionally omitted.]

         SECTION 2.26 BANKS. SECTION 2.26 OF THE DISCLOSURE SCHEDULE sets forth the name of each financial institution at which the Company or any Subsidiary has a checking account, deposit account, securities account, lock box, safe deposit box or other similar safekeeping arrangement, the number of other identification of all such accounts and arrangements, and the names of all persons authorized to draw thereon or have access thereto.

         SECTION 2.27 FULL DISCLOSURE. No representation or warranty by the Seller in this Agreement or any schedule, exhibit, certificate or other document furnished or to be furnished by the Seller to the Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein not misleading.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer hereby represents and warrants to the Seller that each of the statements contained in this Article III is true and correct:

         SECTION 3.1 ORGANIZATION, POWER AND STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.

         SECTION 3.2 POWER AND AUTHORITY RELATIVE TO TRANSACTION. The Buyer has full corporate power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby and none of such actions will violate any provision of law or of the Certificate of Incorporation or Bylaws of the Buyer or will result in any breach of any agreement, mortgage, instrument, order or judgment to which the Buyer is a party or by which its assets may be bound.

         SECTION 3.3 VALID AND BINDING OBLIGATION. This Agreement constitutes, and each other instrument or agreement to be executed and delivered by the Buyer in accordance herewith will constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms.

         SECTION 3.4 BROKERS. The Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

         SECTION 3.5 FINANCIAL ABILITY. The Buyer has the financial capability to consummate the transactions contemplated by this Agreement and the Buyer understands that under the terms of this Agreement the Buyer's obligations hereunder are not in any way contingent or otherwise subject to (a) the Buyer's consummation of any financing arrangements or the Buyer's obtaining any financing or (b) the availability of any financing to the Buyer.

                                   ARTICLE IV
                                    COVENANTS

         SECTION 4.1  ACCESS TO INFORMATION; CONFIDENTIALITY.

                  (a) The Seller shall permit the Buyer and its counsel, accountants and other representatives access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the properties, books and records of the Seller. The Seller will cause its officers, employees and accountants, as the case may be, to furnish such additional financial and operating data and other information as the Buyer may from time to time reasonably request. Any such access shall be managed by and conducted through Linda Matthews and shall be subject to such additional limitations as the Seller may reasonably require to prevent disclosure of the transactions contemplated hereby.

                  (b) The confidentiality agreement between the Seller and Gores Technology Group, an affiliate of the Buyer, dated December 16, 1997 shall remain in full force and effect and shall be applicable to the Buyer.

         SECTION 4.2 CONDUCT OF BUSINESS. Except for conduct of the Business pursuant to the Management Agreement, between the date of this Agreement and the Closing, unless the Buyer shall otherwise consent in writing, the Seller shall conduct the operation of its business only in the ordinary course consistent with past practice, and the Seller shall not take, or agree to take, any action described in Section 2.5 except as disclosed on SECTION 2.5 OF THE DISCLOSURE SCHEDULE; PROVIDED, HOWEVER, that the Seller shall, with the consent of the Buyer, terminate as soon as reasonably practicable and in any event prior to the Closing that number of employees that will reduce the total number of employees of the Seller to not more than eighty (80), but shall not terminate the employment of any of the personnel set forth on SCHEDULE 4.2 without the consent of the Buyer; and PROVIDED, FURTHER, that the Seller shall terminate prior to the Closing all outstanding tax sharing agreements or other such arrangements between the Seller and any subsidiary of the Seller. Except with respect to terminations pursuant to the preceding proviso, the Seller shall notify the Buyer promptly of any amendment, modification or termination of any Material Contract, or any request or negotiation therefor.

         SECTION 4.3 EXCLUSIVITY. Prior to the Closing Date, or the earlier termination of this Agreement in accordance with its terms, the Seller will not, directly or indirectly, solicit any competing offers for the acquisition of the Purchased Assets, or negotiate with respect to any unsolicited offer or indication of interest with respect to any such acquisition.

         SECTION 4.4 CONSENTS AND APPROVALS. The Seller and the Buyer shall cooperate and use all reasonable efforts to obtain all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable law or regulations or otherwise. The Seller shall use all reasonable efforts to obtain all consents which are listed on SECTION 2.15 OF THE DISCLOSURE SCHEDULE and which have, by mutual consent, been marked by an asterisk.

         SECTION 4.5 REASONABLE EFFORTS. All parties hereto agree to use all reasonable good faith efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby. Without limiting the foregoing, the Company shall use its reasonable best efforts to obtain the novation of those Material Contracts for which a novation is required due to the consummation of this Agreement.

         SECTION 4.6 POST-CLOSING EMPLOYEE MATTERS. As of the Closing Date, the Seller shall use its best efforts to assist the Buyer in employing, as new employees of the Buyer, all persons presently engaged in the Business who are identified by the Buyer prior to the Closing Date (the "CONTINUING EMPLOYEES"). All such Continuing Employees who are employed by the Buyer on or after the Closing Date shall be new employees of the Buyer, and shall participate in the vacation, severance and other benefit plans that are made available by the Buyer to its other employees who perform equivalent duties; provided that each Continuing Employee shall be given credit under such plans for the accrued vacation time and the accumulated time of employment with which the Seller credited such Continuing Employee, to the extent indicated in SECTION 2.18(B) OF THE DISCLOSURE SCHEDULE. Until the third anniversary of the Closing Date, the Seller shall not, without the written consent of the Buyer, which consent shall not be unreasonably withheld, directly or indirectly solicit or offer employment to any Continuing Employee who is then an employee of the Buyer (or who has terminated such employment without the consent of the Buyer within 180 days of such solicitation or offer).

         SECTION 4.7 ENDORSEMENT OF CHECKS, ETC. The Seller hereby authorizes the Buyer following the Closing to endorse for deposit only its name on and collect for Buyer's account any checks received in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Purchased Assets. If any amounts due to the Buyer are received by the Seller, the Seller will turn the same over to the Buyer promptly and, in any event, within five (5) days.

         SECTION 4.8 USE OF NAME. From and after the Closing Date, the Company will sign such consents and take such other action as the Buyer shall reasonably request in order to permit Buyer to use the name AEncore" and all variants thereof. From and after the Closing Date, the Company will not itself use such name or any names similar thereto or any variants thereof, and the Company shall promptly after the Closing Date change its corporate name to another name bearing no similarity to such name provided, however, that the Buyer shall permit the Company to continue to use such name for the purpose of winding up and liquidating the Company.

         SECTION 4.9 NONCOMPETITION. The Seller agrees that for a period of four years following the Closing Date, the Seller shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise as more than a five percent owner in such business, where such business is competitive with the Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this paragraph should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. Until the fourth anniversary of the Closing Date, the Seller shall not directly or indirectly interfere with the relationship of the Buyer or any Stock Subsidiary with any person who, during such four-year period, is or, during the one-year period preceding the Closing, was a customer of the Business.

         SECTION 4.10 TRANSITION SUPPORT. From the date hereof to the Closing Date, the Company shall use its reasonable best efforts to make available to the Buyer, to the extent reasonably requested pursuant to a purchase order issued by the Buyer, the services of any employee of the Company that is not listed on
SCHEDULE 4.2, and the Buyer shall reimburse the Company for the Company's out-of-pocket expenses incurred in providing such services and for the time that such employees provide such services at a rate equal to one hundred twenty percent (120%) of the Company's normal hourly cost. Following the Closing, the Company shall take such actions (including the retention of the employees listed on SCHEDULE 4.10) and shall use its reasonable best efforts to maintain security clearances to enable the Buyer to conduct the Business, such that the validity and binding effect of all Material Contracts requiring such security clearances will be maintained and the performance of such Material Contracts shall not be impaired. The Buyer shall reimburse the Company for the Company's out-of-pocket expenses incurred in providing such transition support and for the time that such employees of the Company performed such services, at the Company's normal hourly cost (plus, in the case of any such employees that are not at the end of such transition period employed by the Buyer, an additional twenty percent (20%) of such normal hourly cost). The Company's responsibilities under this Section
4.10 shall terminate when, and to the extent that, the Buyer obtains security clearances that enable the Buyer to undertake such responsibilities directly. The Buyer shall use its reasonable best efforts to obtain such security clearances as promptly as practicable after the Closing.

         SECTION 4.11      TAX MATTERS.

                  (a) TAX INDEMNITY. Notwithstanding any other provisions of this Agreement, from and after the Closing Date, the Company and Gould shall jointly and severally indemnify and hold harmless the Buyer and the Stock Subsidiaries (the "IDENTIFIED PARTIES") against (A) any Taxes imposed upon the Buyer or a Stock Subsidiary as a result of, or in the nature of a withholding tax in respect of, any dividends, loans or other disbursements made by such Stock Subsidiary to the Seller upon or prior to the Closing, (B) any damage, claim, liability, loss, cost or expense including without limitation reasonable attorneys fees which arise or result from any failure of any Asset Subsidiary to comply with ERISA, and (C) the following Taxes, but only for Taxes in excess of the sum of Taxes paid by the Company and the Stock Subsidiaries prior to March 29, 1998, Taxes accrued as current Taxes payable on the Balance Sheet, and Taxes accrued or paid after March 29, 1998 in the ordinary course of business, in accordance with past practice, with respect to business operations for the period of March 30, 1998 through the Effective Date, and, against any loss, damage, liability or expense, including, but not limited to, reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such
Taxes: (i) Taxes imposed on the Buyer, the Company and the Subsidiaries with respect to taxable years or periods ending on or before the Effective Date; (ii) with respect to taxable years or periods beginning before the Effective Date and ending after the Effective Date, Taxes imposed on the Buyer, the Company and the Subsidiaries which are allocable, pursuant to Section 4.11 below, to the portion of such taxable year or period ending on the Effective Date (an "INTERIM PERIOD") (Interim Periods and any taxable years or periods that end on or prior to the Effective Date being referred to collectively hereinafter as "PRE-CLOSING PERIODS"); (iii) Taxes imposed on any member of any affiliated group with which the Company and the Subsidiaries or any Subsidiary files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable year or period ending on or before the Effective Date; (iv) Taxes required to be paid or reimbursed by the Company under Section 4.11 hereof (to the extent such Taxes have not been paid by the Company); (v) Taxes or additional Taxes imposed on the Buyer or the Stock Subsidiaries as a result of a breach of the representations and warranties set forth in Section 2.6 of this Agreement or of the covenants contained in this Section 4.11; or (vi) Taxes or other payments required to be made after the date hereof by the Buyer, the Company and the Stock Subsidiaries to any party under any Tax sharing, indemnity or allocation agreement (whether or not written).

                  (b) APPORTIONMENT OF TAXES. In order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all purposes, the Effective Date as the last day of the taxable year or period of the Company and the Subsidiaries, and such Interim Period shall be treated as a short taxable year and a Pre-Effective Period for purposes of this Section 4.11. In any case where applicable law does not permit the Company and the Subsidiaries to treat the Effective Date as the last day of the taxable year or period of the Company and the Subsidiaries with respect to Taxes that are payable with respect to an Interim Period, the portion of any such Tax that is allocable to the portion of the Interim Period ending on the Effective Date shall be:

                           (x) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year or period ended on the Effective Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes); and

                           (y) in the case of Taxes not described in subparagraph (x) above that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Effective Date and the denominator of which is the number of calendar days in the entire relevant period.

                  (c) PREPARATION OF TAX RETURNS. The Company shall prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner, any and all Tax Returns for, including or required to be filed by the Company and the Subsidiaries for any taxable year or period ending on or before the Effective Date, or the due date of which (including extensions) is on or prior to the Effective Date. All such Tax Returns shall be prepared in a manner consistent with the prior Tax Returns of the Company and the Subsidiaries, unless otherwise required under applicable law. Subject to their right to indemnification under Section 4.11, the Company shall timely pay (or cause to be timely paid) all Taxes shown as due and owing on all such Tax Returns. Buyer shall prepare and file, or cause to be prepared and filed, any and all other Tax Returns for, including or required to be filed by the Buyer and the Stock Subsidiaries for any taxable year or period ending after the Effective Date or the due date of which (including extensions) is after the Effective Date. Subject to its right to indemnification under this
Section 4.11, the Buyer shall pay (or cause to be paid) all Taxes shown as due and owing on all such Tax Returns. The Buyer, the Company and the Subsidiaries shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Buyer and the Company recognize that the Company and the Company's agents and other representatives will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Buyer and the Stock Subsidiaries to the extent such records and information pertain to events occurring prior to the Effective Date; therefore, each of Buyer and the Company and the Stock Subsidiaries agrees (i) to use its best efforts to properly retain and maintain such records until such time as the Company agrees that such retention and maintenance is no longer necessary (but in no event longer than six years after the Closing Date) and (ii) to allow the Company and the Company's agents and other representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the Company, its agents and other representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the Company's expense.

                  (d) TRANSFER AND CONVEYANCE TAXES. The Company shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement.

                  (e) CONTESTS. The Identified Parties shall promptly notify the Company in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving the Buyer and the Stock Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Section 4.11; PROVIDED, HOWEVER, that a failure to give such notice will not affect an Indemnified Party's right to indemnification hereunder, except to the extent, if any, that, but for such failure, the Company could have avoided the Tax liability in question. In the case of an audit or administrative or judicial proceeding that relates to any Pre-Effective Period, PROVIDED that within 30 days after the Company receives the written notice from the Indemnified Parties required under this Section 4.11 and prior to taking any action with respect to such audit or administrative or judicial proceeding, the Company acknowledge in writing its liability under this
Section 4.11 to hold the Indemnified Parties harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding, the Company shall have the right at its own expense to control the conduct of such audit or proceeding; PROVIDED, HOWEVER, that the Company shall not settle or otherwise compromise any issue or matter without the Buyer's prior written consent if such issue or matter will have a material effect on the Tax liability of the Indemnified Parties for a post-Effective taxable year or period (or for an Interim Period). Buyer also may participate in any such audit or proceeding at its own expense and, if the Company does not assume the defense of any such audit or proceeding, Buyer may, without any effect to the right of indemnification of the Indemnified Parties under this Section 4.11, defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding.

                  (f) TIME OF PAYMENT. Payment of any amounts due under this
Section 4.11 in respect of Taxes shall be made by the Company at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Identified Parties on which is required to be reported income for an Interim Period for which the Company is responsible under this Section 4.11 without regard to whether the Tax Return shows overall net income or loss for such period, or, with respect to indemnity payments due under this Section 4.11, within three Business Days following a settlement or compromise of an assessment of a Tax by a taxing authority or a "determination" as defined in Section 1313(a) of the Code. If liability under this Section

4.11 is in respect of costs or expenses other than Taxes, payment by the Company of any amounts due under this Section 4.11 shall be made within five Business Days after the date that the Company has been notified by Buyer that the Company has a liability for a determinable amount under this Section 4.11 and is provided with calculations or other materials supporting such liability.

                  (g) TERMINATION OF INDEMNITY OBLIGATIONS OF THE COMPANY FOR TAXES. Notwithstanding any provision herein to the contrary, the obligations of the Company to indemnify and hold harmless the Identified Parties pursuant to this Section 4.11 shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                  (h) TAX ELECTIONS. From and after the date hereof, the Company and the Subsidiaries shall not, without the prior written consent of Buyer (which may not unreasonably withhold such consent), make or revoke, or cause or permit to be made or revoked, any Tax election, or adopt or change any method of accounting, that would adversely affect the Buyer and the Stock Subsidiaries.

                  (i) TAX SHARING AGREEMENTS. As of the Effective Date, any and all Tax sharing, indemnity or allocation agreements shall terminate as between the Buyer and the Stock Subsidiaries on the one hand, and the Company and/or any affiliate of the Company, on the other hand, and, after the date hereof, no Taxes or other amounts shall be paid or reimbursed by the Buyer and the Stock Subsidiaries under any such agreement, regardless of the taxable year or period for which such Taxes are imposed, and the provisions of this Section 4.11 shall govern thereafter.

         SECTION 4.12 LEASES. With respect to those properties as to which the Buyer will, upon Closing, assume the lease pursuant to Section 1.4(a)(iii), to the extent that the Seller occupies such property after the Effective Date other than in connection with the conduct of the Business, the Seller shall bear a proportionate share of the costs of occupancy of such property. The Seller shall, unless otherwise directed by the Buyer, deliver to Sun on June 15, 1998 notice of the extension of the term of that certain Lease Agreement dated November 24, 1997.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

         SECTION 5.1 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of Buyer to purchase the Purchased Assets is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE; OBLIGATIONS PERFORMED. Each of the representations and warranties contained in Article II that is qualified as to materiality shall be true and correct in all respects and each such representation and warranty that is not so qualified shall be true and correct in all material respects at and as of the Effective Date and (with respect to the representations and warranties set forth in Sections 2.1, 2.2, 2.15(b)(1), 2.24 (with respect to the Seller's shareholders, directors and officers only) and 2.25) at and as of the Closing; the Seller shall have performed in all respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by Seller on or before the Closing Date unless the failure to perform any such obligation on or before the Closing Date is not material to the Business or the consummation of the transactions contemplated hereby; and the Buyer shall have received a certificate signed by the Company to such effect.

                  (b) NO INJUNCTION, ETC. There will not be any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement or any pending litigation by an unrelated third party to such effect or seeking damages from the Buyer or the Company if the transactions which are the subject of this Agreement are completed.

                  (c) LEGAL OPINIONS FROM COUNSEL FOR THE COMPANY. The Buyer shall have received the written opinion of Choate, Hall & Stewart, counsel for the Company, dated as of the Closing Date and in form and substance reasonably acceptable to the Buyer.

                  (d) INSTRUMENTS OF TRANSFER. The Seller shall have delivered to the Buyer the form of Master Bill of Sale, Assignment and Assumption (the "BILL OF SALE") in the form of EXHIBIT D hereto and such other bills of sale, assignments and other instruments of transfer as are reasonably necessary or appropriate to transfer title to the Purchased Assets to the Buyer as contemplated by Article I, free and clear of all liens, security interests, mortgages and encumbrances except for the Permitted Liens.

                  (e) LEASES. The Seller shall have assigned to the Buyer its rights under its real property leases other than those listed on SCHEDULE 1.4(B)(VII).

                  (f) REQUISITE APPROVALS. All permits or authorizations as may be required by any regulatory authority having jurisdiction over the parties, the subject matter hereof or actions herein proposed to be taken shall have been obtained and all consents, orders, approvals, novations, authorizations, declarations and filings contemplated by SECTION 2.15 OF THE DISCLOSURE SCHEDULE shall have been obtained and the approval of the transactions contemplated hereby by the Company's shareholders has been obtained.

                  (g) NON-COMPETITION AGREEMENTS. The Buyer shall have received an executed non-competition agreement from Kenneth G. Fisher, Rowland H. Thomas, Jr.,

Michael C. Veysey, Thomas N. Rich, C. David Ferguson, Robert J. Fedor and Charles S. Anderson and from Gould, dated as of the Closing Date and in the form of EXHIBIT C.

                  (h) SUBSIDIARY ACQUISITIONS. Each of the Asset Subsidiaries shall have entered into an asset purchase agreement with the Buyer pursuant to which, on the Closing Date, such Asset Subsidiary transfers to the Buyer all assets which would have been Purchased Assets as of the Effective Date, and the Buyer assumes from such Asset Subsidiary all liabilities which would have been Assumed Liabilities as of the Effective Date, if such Asset Subsidiary had been a party to this Agreement on the date hereof, for no consideration from the Buyer in addition to that set forth in Section 1.3 above, and Encore International and Encore Informatique, S.A., a corporation organized under the laws of France, shall have entered into a purchase agreement with the Buyer pursuant to which, on the Closing Date, Encore International transfers, or causes to be transferred, to the Buyer all of the outstanding capital stock of Encore Informatique, S.A. as of the Effective Date, with the same effect as though Encore Informatique S.A. had been a Stock Subsidiary pursuant to this Agreement as of the date hereof, for no consideration from the Buyer in addition to that set forth in Section 1.3 above, each such agreement to be on terms consistent with the provisions of this Agreement and acceptable to the Buyer.

                  (i) INTERCOMPANY ACCOUNTS. The Company shall have executed and delivered to the Buyer a mutually acceptable schedule setting forth those intercompany receivables and other amounts owed which would otherwise have been Excluded Assets pursuant to Section 1.2(iv) but which, pursuant to such schedule, shall be and become Purchased Assets, and the corresponding notes or intercompany payables which would otherwise have been Excluded Liabilities pursuant to Section 1.4(b)(v) but which, pursuant to such schedule, shall be and become Assumed Liabilities (the "INTERCOMPANY ACCOUNT SCHEDULE").

                  (j) ACTIONS AND PROCEEDINGS. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby, or taken or delivered hereunder, and all other legal matters required for such transactions, shall have been reasonably satisfactory to the Buyer and its counsel, and the Buyer shall have received such ancillary closing documents as the Buyer or its counsel may reasonably request.

         SECTION 5.2 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of the Seller to sell the Purchased Assets is subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE; OBLIGATIONS PERFORMED. Each of the representations and warranties of the Buyer contained in
Article III that is qualified as to materiality shall be true and correct in all respects and each such representation and warranty that is not so qualified shall be true and correct in all material respects at and as of the Effective Date and at and as of the Closing; the Buyer shall have performed, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by Buyer on or before the Closing Date unless the failure to perform any such obligation on or before the Closing Date is not material to the consummation of the transactions contemplated hereby; and the Company shall have received a certificate signed by an authorized officer of Buyer to such effect.

                  (b) LEGAL OPINION FROM COUNSEL FOR BUYER. The Company shall have received the written opinion of Riordan & McKinzie, counsel for Buyer, dated the Closing Date, in form and substance reasonably acceptable to the Company.

                  (c) NO INJUNCTION, ETC. There will not be any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement or any pending litigation by an unrelated third party to such effect or seeking damages from the Seller if the transactions which are the subject of this Agreement are completed.

                  (d) SHAREHOLDER APPROVAL. The approval of the transactions contemplated hereby by the Company's shareholders shall have been obtained.

                  (e) PURCHASE PRICE. The Buyer shall have paid the Purchase Price to the Seller in accordance with the provisions of Article I of this Agreement.

                  (f) ASSUMPTION OF LIABILITIES. The Buyer shall have delivered to the Seller the Bill of Sale and such other instruments of transfer reasonably acceptable to the Seller pursuant to which the Buyer shall assume the Assumed Liabilities.

                  (g) INTERCOMPANY ACCOUNTS. The Buyer shall have executed and delivered the Intercompany Account Schedule to the Company.

                  (h) ACTIONS AND PROCEEDINGS. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby, or taken or delivered hereunder, and all other legal matters required for such transactions, shall have been reasonably satisfactory to the Company and its counsel, and the Company shall have received such ancillary closing documents as the Company or its counsel may reasonably request.

                                   ARTICLE VI
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         SECTION 6.1 SURVIVAL. The Seller and the Buyer agree that the representations and warranties contained in this Agreement shall survive the Closing, and shall continue in effect notwithstanding any investigation by or on behalf of the Buyer or the Seller until fifteen (15) months following the Closing Date (the "CUTOFF DATE"), except that (a) the representations and warranties set forth in Section 2.7(d) and (e) (title) and Section 2.22 (environmental) shall be unlimited as to duration, (b) the representations and warranties set forth in Section 2.6 (taxes) shall survive until the applicable statute of limitations has run, and
(c) any representation or warranty which would otherwise terminate after the Cutoff Date shall survive until the final adjudication or settlement of any such matter if notice of any inaccuracy or breach thereof, including a reasonably detailed description of such alleged inaccuracy or breach, shall have been given in writing to the Company or Buyer, as the case may be, on or prior to the Cutoff Date.

         SECTION 6.2 INDEMNIFICATION OF BUYER BY SELLER AND GOULD. Subject to
Section 6.1, the Company, the Direct Subsidiaries and Gould jointly and severally agree to indemnify the Buyer and hold it harmless against and in respect of any and all damages, claims, demands, losses, expenses, costs, obligations and liabilities, including without limitation reasonable attorneys' fees (collectively, "LOSSES") which arise or result from: (i) any breach or inaccuracy of any of the Seller's representations or warranties contained herein; or (ii) the failure of the Seller to perform any of its covenants or agreements contained herein; or (iii) any Excluded Liability. Notwithstanding the foregoing, no party shall have any obligation under this Section 6.2 or under Section 6.3 below:

                  (a) to indemnify or hold harmless the other party unless the sum of the Losses payable to the indemnified party is equal to or greater than $50,000, at which time the indemnifying party shall pay all Losses, including such initial $50,000; or

                  (b) to make indemnification payments hereunder that exceed in the aggregate the amount of the Purchase Price.

In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which a party is entitled to assert a claim for indemnification, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries actually received by such party in respect of such Losses (which recoveries the parties agree to use commercially reasonable efforts to obtain) and the amount of any tax benefit related thereto actually received. If an indemnification payment is received by a party, and such party receives insurance proceeds, other third party recoveries, or tax benefits in respect of the related Losses within twelve (12) months thereafter, such party shall immediately pay to the other party a sum equal to the lesser of (i) the actual amount of insurance proceeds, other third party recoveries, or tax benefit received or (ii) the actual amount of the indemnification payment previously paid by the other party with respect to such Losses.

         SECTION 6.3 INDEMNIFICATION OF SELLER. Subject to Section 6.1, the Buyer agrees to indemnify the Seller and hold the Seller harmless against and in respect of any and all damages, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorneys' fees) which arise or result from or are related to any breach or inaccuracy of any of Buyer's representations and warranties, or the failure of the Buyer to perform any of its commitments, obligations, covenants or conditions hereunder, including any Assumed Liabilities.

         SECTION 6.4 PROCEDURE FOR INDEMNIFICATION. Any party making a claim for indemnification hereunder shall notify the indemnifying party of the claim in writing, describing the claim, the amount thereof, and the basis therefor; provided, however, that the failure to give such notice shall not affect the right of the indemnified party to indemnification hereunder except to the extent that such failure prejudices the ability of the indemnifying party to defend any claim or take any other remedial action. The party from whom indemnification is sought shall respond to each such claim within ten (10) days of receipt of such notice. No action (unless reasonably necessary to protect the rights of the party seeking indemnification) shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification until the later of
(a) the expiration of the 10-day response period, or (b) 30 days following the termination of the 10-day response period if a response received within such 30-day period by the party seeking indemnification requested an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period). If such demand is based on a claim by a third party, the indemnifying party shall have the right to assume at its own expense the entire control of the defense thereof, including employment of counsel reasonably satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall cooperate reasonably to make available to the defending party all pertinent information under its control; provided, however, that in the event that counsel for the indemnified party reasonably determines in good faith that the interests of the indemnified party with respect to such claim cannot appropriately be represented by the indemnifying party, such indemnified party shall have the right to retain its own counsel with respect to the defense of such claim and to have its expenses reimbursed promptly with respect to such claim. In addition, in the event that such indemnifying party, within a reasonable time after notice of any such claim, fails to defend any indemnified party, such indemnified party will (upon further notice to such indemnifying party) have the right to undertake its defense of such claim for the account of such indemnifying party and to have its expenses reimbursed promptly with respect to such claim. Regardless of which party is controlling the defense of any claim, (1) both the indemnifying party and the indemnified party shall act in good faith and (2) no settlement of such claim may be agreed to without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

         SECTION 6.5 REMEDIES EXCLUSIVE. The remedies provided in this Article VI shall be the exclusive monetary remedies of the parties hereto after the Closing in connection with any breach of a representation or warranty or non-performance, partial or total, of any covenant or agreement contained herein.

                                   ARTICLE VII
                                   TERMINATION

         SECTION 7.1 TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated:

                  (a) by mutual written consent of the Buyer and the Company;

                  (b) by the Buyer, if (i) the Seller shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Seller set forth in this Agreement shall not be true in any material respect, and (ii) such breach, failure or misrepresentation is not cured within thirty (30) days after the Buyer gives the Company written notice identifying such breach, failure or misrepresentation;

                  (c) by the Company, if (i) the Buyer shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Buyer set forth in this Agreement shall not be true in any material respect, and (ii) such breach, failure or misrepresentation is not cured within thirty (30) days after the Company gives the Buyer written notice identifying such breach, failure or misrepresentation;

                  (d) by the Buyer, if the conditions set forth in Section 5.1 become incapable of satisfaction;

                  (e) by the Company, if the conditions set forth in Section 5.2 become incapable of satisfaction; or

                  (f) by either the Buyer or the Company if the Closing has not occurred by the earliest of (i) the date on which the Company's shareholders vote upon and fail to approve the transactions contemplated hereby, or (ii) October 31, 1998, or (iii) such other date, if any, as the Buyer and the Company may agree in writing and the terminating party is not at such time in breach of a representation or warranty or in violation of a covenant or agreement contained herein.

         SECTION 7.2  EFFECT OF TERMINATION.

                  (a) If this Agreement is terminated (i) under Section 7.1(a) or (ii) under Sections 7.1(d), (e) or (f) at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, except as provided in Section 7.2(c), all further obligations of the Seller to the Buyer and of the Buyer to the Seller will terminate without further liability of any party hereto.

                  (b) If this Agreement is terminated under Section 7.1(b), (c),
(d), (e) or (f) at a time when a party is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, except (i) as provided in Section 7.2(c), the liabilities and obligations of the party not in breach or violation of this Agreement shall terminate, and (ii) the party which is in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party.

                  (c) The obligations of the Buyer under Section 4.1(b) shall survive the termination of this Agreement.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.1 NOTICES. All notices to a party hereunder shall be deemed to have been adequately given if delivered in person (in a manner through which delivery may be verified) or sent by nationally recognized overnight delivery service or mailed, certified mail, return receipt requested, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

         To the Seller:             Encore Computer Corporation
                                    6901 W. Sunrise Boulevard
                                    Fort Lauderdale, Florida 33313
                                    Attention: Kenneth G. Fisher

                                    with a copy to:

                                    Cameron Read, Esq.
                                    Choate, Hall & Stewart
                                    Exchange Place
                                    53 State Street
                                    Boston, Massachusetts  02109

         To Gould:                  Gould Electronics Inc.
                                    34929 Curtis Boulevard
                                    Eastlake, Ohio  44095
                                    Attention: Michael C. Veysey, Esq.

                                    with a copy to:

                                    Rogers & Wells
                                    200 Park Avenue
                                    New York, New York  10166
                                    Attention: David W. Bernstein, Esq.

         To the Buyer:              Gores Technology Group
                                    10877 Wilshire Boulevard, Suite 1805
                                    Los Angeles, California 90024
                                    Attention: Alec E. Gores

                                    with a copy to:

                                    Gores Technology Group
                                    6260 Lookout Road
                                    Boulder, Colorado 80301
                                    Attention: Cathy Scanlon

                                    And with a copy to:

                                    Riordan & McKinzie
                                    695 Town Center Drive, Suite 1500
                                    Costa Mesa, California 92626
                                    Attention: James W. Loss, Esq.

         SECTION 8.2 NO WAIVER. No failure to exercise and no delay in exercising, on the part of the Buyer or the Company, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         SECTION 8.3 AMENDMENTS AND WAIVERS. This Agreement may be modified or amended only by a writing signed by the Buyer and the Seller. No waiver of any term or provision hereof shall be effective unless signed in writing by the party waiving such term or provision.

         SECTION 8.4 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the choice of law provisions thereof.
         SECTION 8.5 BULK SALES COMPLIANCE. The Buyer and the Seller waive compliance with the provisions of the applicable statutes relating to bulk transfers or bulk sales. The Seller shall indemnify and hold harmless the Buyer from and against any and all loss, costs, damage, claim or expense (including attorneys' fees), which the Buyer may sustain by reason of the Seller's failure to comply with such bulk transfer or bulk sales provisions.

         SECTION 8.6 BINDING EFFECT AND BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns but may not be assigned by any party without the written consent of the Buyer and the Seller.

         SECTION 8.7 INTEGRATION; DISCLOSURE ON SCHEDULES. This writing, together with the Exhibits and Schedules attached hereto and the Disclosure Schedule, embodies the entire agreement and understanding among the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in
Section 4.1(b).

         SECTION 8.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         SECTION 8.9 LIMITATION ON SCOPE OF AGREEMENT. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

         SECTION 8.10 HEADINGS. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 8.11 EXPENSES. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided for herein and except that all transfer, sales and other similar taxes incurred in connection with the consummation of the transactions contemplated by this Agreement will be paid by the Seller.

         SECTION 8.12 BOOKS AND RECORDS. The Buyer will retain for a period of six (6) years after the Closing Date all books and records pertaining to the Purchased Assets in accordance with a reasonable records retention policy. After the Closing, the Company's duly authorized representatives shall be entitled during normal business hours to have access to and to make copies of all such books and records as necessary in connection with Company's tax returns and/or reasonably required by the Company in connection with its acquisition and ownership of the Purchased Assets up to and including the Closing.

         SECTION 8.13. NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement will be construed as giving any person, other than the parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

         SECTION 8.14 FURTHER ASSURANCES. The parties shall cooperate to finalize the matters set forth on SCHEDULE 8 as soon after the date hereof as practicable and, in any event, prior to the Closing. Following the Closing, the Seller shall execute and deliver to the Buyer such documents and take such other actions as the Buyer may reasonably request in order to consummate more effectively the transactions and to vest in the Buyer good title to the Purchased Assets.

         SECTION 8.15 DISPUTE RESOLUTION. To the extent any dispute or claim arising out of or relating to this Agreement cannot be resolved through discussion among the parties within a period of 20 days from the date such dispute or claim arises, such dispute or claim shall be resolved by binding arbitration before three arbitrators, one of whom is selected by the Buyer, one of whom is selected by the Company, and one of whom is selected by mutual agreement of the first two arbitrators, in Broward County, Florida in accordance with the commercial arbitration rules of the American Arbitration Association or of any other arbitration organization mutually agreeable to the parties hereto. The arbitrator shall have the power to order specific performance if requested. Any award, order or judgment pursuant to such arbitration shall be deemed final and binding and may be enforced in any court of competent jurisdiction. All such arbitration proceedings shall be conducted on a confidential basis. The arbitrator may, as part of the arbitration award, permit the prevailing party to recover all or part of its fees and expenses, including without limitation the fees and expenses of its legal counsel and accountants, incurred in connection with such arbitration.

         SECTION 8.16 DEFINITIONS. The following terms, as used in this Agreement, have the meanings given to them in the section indicated:

          TERM                                 SECTION OR PLACE WHERE DEFINED

          Agreement                                     First Paragraph
          Asset Subsidiaries                            Section 1.1
          Assumed Liabilities                           Section 1.4
          Authorizations                                Section 2.16
          Balance Sheet                                 Section 2.3
          Balance Sheet Date                            Section 2.3
          Benefit Plans                                 Section 2.19(a)
          Bill of Sale                                  Section 5.1(d)
          Business                                      Introduction
          Buyer                                         First Paragraph
          Closing                                       Section 1.6

          Closing Date                                    Section 1.6
          Code                                            Section 2.6(h)
          Company                                         First Paragraph
          Company's Financial Statements                  Section 2.3
          Continuing Employees                            Section 4.6
          Customer Agreements                             Section 2.12(e)
          Cutoff Date                                     Section 6.1
          Environment                                     Section 2.22
          Environmental Claim                             Section 2.22
          Environmental Laws                              Section 2.22
          ERISA                                           Section 2.19(a)
          Excluded Assets                                 Section 1.2
          Excluded Liabilities                            Section 1.4
          Excluded Subsidiaries                           Section 1.2
          Hazardous Substances                            Section 2.22
          Identified Parties                              Section 4.11(a)
          Incorporated Software                           Section 2.12(a)
          Intellectual Property                           Section 1.1(f)/2.7
          Intellectual Property Rights Agreements         Section 2.12(b)
          Interim Period                                  Section 4.11(a)
          Losses                                          Section 6.2
          Material Contracts                              Section 2.13
          Permitted Liens                                 Section 1.1
          Pre-Closing Periods                             Section 4.11(a)
          Purchase Price                                  Section 1.3
          Purchased Assets                                Section 1.1
          Release                                         Section 2.22(b)
          Seller                                          Section 1.1
          Service                                         Section 2.19(a)
          Software                                        Section 2.12(a)
          Stock Subsidiaries                              Section 1.1(k)
          Subsidiaries                                    Section 1.1
          Tax or Taxes                                    Section 2.6

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as a sealed instrument as of the date first above written.

                  ENCORE ACQUISITION CORP.



                                           By:      /s/ Alec Gores
                                           Title:



                 ENCORE COMPUTER CORPORATION



                                           By:      /s/ Rowland H. Thomas, Jr.
                                           Title:   President



                  ENCORE COMPUTER U.S. INC.



                                           By:      /s/ Kenneth G. Fisher
                                           Title:   Director



                ENCORE COMPUTER INTERNATIONAL
                                           INC.



                                           By:      /s/ Kenneth G. Fisher
                                           Title:   Director

                             GOULD ELECTRONICS INC.



                                            By:      /s/ C. David Ferguson
                                            Title:

                                   EXHIBIT B

                      [Letterhead of Loveman-Curtiss, Inc.]




Board of Directors
Encore Computer Corporation
6901 West Sunrise Boulevard
Fort Lauderdale, Florida 33313

You have authorized Loveman-Curtiss, Inc. ("LCI") to express an opinion as to the fairness from a financial point of view to the shareholders of Encore Computer Corp. (the "Company") of the sale of the Company's Real-Time Processing business assets and related liabilities for $3.0 million in cash at closing to The Gores Technology Group.

The Company will sell all of its assets with the exception of cash and accounts receivable due from Sun Microsystems, Inc. The buyer will assume all of its liabilities with the exception of an account payable to Gould Electronics, Inc. and a Company restructuring reserve.

CONSIDERATIONS

In connection with this opinion we considered:

The terms of the proposed transaction as provided to us by your advisors

Certain historical and current financial information relating to the Company and its Real-Time Processing business

Certain financial forecasts and other data provided by the Company and its advisors

Other financial analyses as deemed appropriate and summarized in this opinion


CURRENT SITUATION ANALYSIS

The Company reported a shareholders' capital deficiency as of March 31, 1998. Using this as a basis and excluding the assets and liabilities listed in the preceding paragraph, the value of the assets and liabilities to be sold is $1.8 million:

(DOLLARS IN MILLIONS)

Reported capital deficiency                      ($20.4)
Exclude Gould payable                             +35.0
Exclude restructuring reserve                      +8.1
Exclude cash                                      -20.9
Exclude Sun receivable                              0.0
                                                    ---
Adjusted net asset value                           $1.8
                                                   ====

The following table summarizes the assets and liabilities to be sold:

(DOLLARS IN MILLIONS)

Accounts receivable                                $5.7
Inventory                                           0.1
Prepaid expenses                                    0.9
Property, net                                       0.9
Other assets                                        0.5
                                                    ---
Assets                                             $8.1
Liabilities                                         6.3
                                                    ---
Net Assets Sold                                    $1.8
                                                   ====

As shown in the table, the bulk of the net assets are receivables, which are valued at book value.

On this basis, the selling price of $3.0 million is fair and reasonable.

ALTERNATIVE VALUATION BASES

The Company's auditors, in the financial statements for the fiscal year ended December 31, 1997, expressed doubt as to its ability to continue as a going concern. The Company reported a net after-tax loss of $744,000 during the first quarter of 1998 and a net operating cash outflow (loss) of $7.7 million for the period, exacerbating this risk. It faces major challenges in its operating business, which has declined and in which it confronts several much larger, diversified competitors. There is no basis for valuing it on the basis of earnings or cash flow.

THE SELLING PRICE OF $3.0 MILLION IS THEREFORE FAIR AND REASONABLE FROM A FINANCIAL STANDPOINT TO THE COMPANY'S SHAREHOLDERS.

This letter may not be considered independent from the following report.

Very truly yours,

   /S/ RAND M. CURTISS
-------------------------------
Rand M. Curtiss, CBA, ASA, ASA
Certified Business Appraiser, The Institute of Business Appraisers, Inc. Accredited Senior Appraiser, Business Valuation, American Society of Appraisers
Accredited Senior Appraiser, Appraisal Review, American Society of Appraisers President, Loveman-Curtiss, Inc.
May 29, 1998

                              APPRAISER'S STATEMENT

THIS SECTION PRESENTS CREDENTIALS, CERTIFICATION AND COMPLIANCE INFORMATION.

QUALIFICATIONS

LCI values business interests for mergers, acquisitions, divestitures, recapitalizations, estate and gift tax matters, charitable donations, expert testimony, litigation support and other purposes. LCI has appraised hundreds of business interests in a wide variety of industries since its 1986 founding. LCI advises clients on purchase, sale, financing and other transactions.

The undersigned holds the Certified Business Appraiser (CBA) designation conferred by The Institute of Business Appraisers, Inc. and two Accredited Senior Appraiser (ASA) designations conferred by the American Society of Appraisers (in Business Valuation and Appraisal Review and Management). He passed interviews, written examinations and peer reviews of his work products to attain them. He is the only holder of all three designations. He serves on both institutions' peer review committees. He has passed three of four parts of the Certified Public Accountant examination (theory, practice and law). He is a Registered Representative (Series 7 License) of the National Association of Securities Dealers. He passed a written examination to attain it. He publishes, speaks, studies and teaches extensively.

From 1974 to 1986 he held financial and strategic planning management positions with The Boston Company, AmeriTrust Company, Progressive Corporation and The Standard Oil Company. He holds a Bachelor of Arts degree in Economics conferred cum laude from Princeton University and a Master of Business Administration degree in Finance and Accounting conferred with distinction from the Harvard Graduate School of Business Administration.

CERTIFICATIONS

The undersigned certifies the following to the best of his knowledge and belief:
The statements of fact contained in this report are true and correct. The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions. They are his personal, unbiased professional analyses, opinions and conclusions. He has no present or prospective interest in the property that is the subject of this report and has no personal interest or bias with respect to the parties involved. His compensation is not contingent on any action or event resulting from the analyses, opinions or conclusions in, or the use of, this report. No one provided him significant professional assistance. His analyses, opinions and conclusions were developed and this report was prepared in conformity with the UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE (USPAP) of The Appraisal Foundation.

COMPLIANCE

USPAP Standards 9 and 10 govern business appraisals. Standard 9 requires training, knowledge, competency, objectivity and prudent due diligence. Standard 10 requires accuracy and full disclosure. The undersigned has passed periodic written USPAP examinations administered by the American Society of Appraisers.

The undersigned used his best efforts to comply with the BUSINESS APPRAISAL STANDARDS and CODE OF ETHICS of The Institute of Business Appraisers, Inc. and the BUSINESS VALUATION STANDARDS, PRINCIPLES OF APPRAISAL PRACTICE and CODE OF ETHICS of the American Society of Appraisers. He is compliant with these societies' mandatory recertification and continuing education programs.

The undersigned is a qualified and practicing business appraiser subject to significant penalties for false or fraudulent valuation statements.

The undersigned will protect the confidentiality of this engagement. He will not disclose data obtained during it, the results or the fact that it occurred unless so authorized, as required by law or as required (in full confidence) by a duly authorized peer review committee.

   /S/ RAND M. CURTISS
------------------------------
Rand M. Curtiss, CBA, ASA, ASA

                               LIMITING CONDITIONS


THIS APPRAISAL IS SUBJECT TO THE FOLLOWING CONDITIONS:

We are not a law firm. Issues with possible legal impact are considered from a layperson's perspective. Should such matters be material to users of this report, proper legal counsel should be obtained.

We may have reviewed and described legal documents with the intent of making good faith estimates of their value impact. The reader's should review the full documents with the aid of a qualified attorney.

This valuation assumes that there are no laws or regulations that would alter it.

The valuation process is not a finding of fact. It is an opinion supported by research, analysis, and informed, unbiased review. Its acceptance by others is not guaranteed.

Information disclosed is considered necessary and relevant to support the conclusion. None was knowingly withheld. There is no guarantee that all relevant information was disclosed to the appraiser.

This valuation was prepared only for the stated purpose and use. It is invalid if used otherwise.

This opinion is based upon information from sources believed, with exceptions noted, to be reliable. The appraiser did not confirm the validity of any data. Its accuracy and completeness cannot be guaranteed.

We are not an accounting firm. We did not determine whether the Company's accounting departs from generally accepted accounting principles or tax reporting requirements, or whether there is evidence of fraud, misrepresentation or other irregularities.

We assume no responsibility for legal matters affecting the property appraised, nor is any opinion of title rendered. The opinion assumes unencumbered ownership in the highest form.

The signer is not required to give court testimony or to attend depositions without prior arrangements.

Possession of this report or a copy does not grant publication rights without both the appraiser's written consent and proper attribution.

Should you provide copies or the right of review to others, they are assured that our report was completed in the employ of our client on a non-advocacy basis. We have no duty to them and no warranty is expressed or implied. Nothing in this report replaces any third party's independent judgment, due diligence, or decision to seek professional counsel. They are "unauthorized users" per our engagement.

Unless stated otherwise, this opinion assumes that there are no litigious, compliance or similar problems and no restrictions or other qualifications in the above documents that could materially affect the subject interest's value. No representations or warranties are expressed or implied regarding such conditions and no consideration has been given to possible effects.

The opinion assumes there is no hazardous or environmentally unsafe material on or in the property that would cause a loss in value. We are not qualified to detect hazardous materials. No responsibility is assumed for such conditions.

This report gives no consideration to any contingent assets or liabilities other than those specified.

Neither our opinion of value nor this report constitutes advice for any specific action.

This report is subject to contingencies, assumptions, and limiting conditions set out elsewhere herein.

Values are based on data available as of the report date. If new data become available, we reserve the right to update this report and our conclusion.

                                   EXHIBIT C

                       PLAN OF DISSOLUTION AND LIQUIDATION
                         OF ENCORE COMPUTER CORPORATION


         WHEREAS, the Board of directors (the "BOARD") of Encore Computer Corporation (the "COMPANY"), a Delaware corporation, has deemed it advisable that the Company should be dissolved and has approved and determined that this Plan of Dissolution and Liquidation of Encore Computer Corporation (this "PLAN") is advisable and in the best interests of the stockholders of the Company; and

         WHEREAS, the Board has directed that this Plan be submitted to the holders of the outstanding shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK"), for their approval or rejection at the Special Meeting in Lieu of Annual Meeting of stockholders to be held on September __, 1998, in accordance with the requirements of the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation and has authorized the filing with the Securities and Exchange Commission (the "COMMISSION"), and the distribution of a proxy statement to stockholders (the "PROXY STATEMENT"), in connection with the solicitation of proxies for such meeting; and

         WHEREAS, upon approval of this Plan by its stockholders and the closing of the Gores Transaction (as defined below), the Company shall voluntarily dissolve and completely liquidate in accordance with the DGCL and the Internal Revenue Code of 1986, as amended (the "CODE"), upon the terms and conditions set forth below;

         NOW, THEREFORE, the Board hereby adopts and sets forth this Plan of Dissolution and Liquidation of Encore Computer Corporation in accordance with the DGCL, as follows:

         /section/1.      EFFECTIVE DATE OF PLAN.

                  The effective date of this Plan (the "EFFECTIVE DATE") shall be the later of November 25, 1998 or the date on which the stockholders of the Company voted to approve both (i) the Company's proposed sale of substantially all of the assets associated with the real time processing business of the Company (the "REAL TIME ASSETS") to a newly-formed subsidiary (the "BUYER") of Connection Machines Inc., one of the Gores Technology Group of companies ("GORES"), pursuant to the terms and conditions of the Asset Purchase Agreement dated as of June 1, 1998 among the Company, certain of the Company's subsidiaries, Gould Electronics Inc. ("GOULD") and the Buyer (the "GORES TRANSACTION"); and (ii) this Plan.

         /section/2.      CESSATION OF BUSINESS ACTIVITIES.

                  This Plan is intended to be a complete plan of dissolution and liquidation. After the Effective Date and the closing of the Gores Transaction, the Company shall not engage in any business activities except for the purpose of preserving the value of its assets, prosecuting and defending suits by or against the Company, adjusting and winding up its business and affairs and distributing its assets in accordance with this Plan. The directors now in office and, at the pleasure of such directors, the officers of the Company now in office, shall continue in office solely for these purposes and as otherwise provided in this Plan.

         /section/3.      LIQUIDATION OF ASSETS.

                  Subject to the approval of the stockholders of the Company, the Company's Real Time Assets shall be sold in accordance with the terms of the Gores Transaction. The Company shall sell, exchange or otherwise dispose of all of its other property and assets to the extent, for such consideration (which may consist in whole or in part of money or other property) and upon such terms and conditions as the Board deems expedient and in the best interests of the Company and its stockholders, without any further vote or action by the Company's stockholders. As part of the liquidation of its property and assets, the Company shall collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Company.

         /section/4.      PAYMENT OF DEBTS.

                  Prior to making any distribution to the holders of the Common Stock, the Company shall pay, or as determined by the Board, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and any obligations of the Company to Gould in respect of the Company's redemption in 1997 of certain Preferred Stock owned by Gould (collectively, the "GOULD OBLIGATIONS"). Further, the Company shall make such provision, as determined by the Board, as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen, but that, based on facts known to the Company, are likely to arise or to become known to the Company prior to the expiration of applicable statutes of limitation.

         /section/5.    REPURCHASE OF ACCRUED DIVIDEND SHARES; LIQUIDATION
                        PREFERENCE.

                  In addition, prior to making any distribution to the holders of the Common Stock, the Company shall, to the extent that sufficient funds are available, repurchase from Gould all of the 426,784 shares of the Company's Preferred Stock currently held by Gould (referred to herein as the "ACCRUED DIVIDEND SHARES") and any accumulated dividends on such shares for an amount equal to $9,692,000 plus interest at 8.5% per year beginning on August 1, 1998 (collectively, the "REPURCHASE AMOUNT"), subject to reductions in the

Repurchase Amount arising from any payments of the Gould Obligations made by the Company to Gould prior to the Effective Date of this Plan. The Company's payment of the Repurchase Amount to Gould also shall satisfy in full the Gould Obligations. In the event that the Company lacks sufficient funds to pay the Repurchase Amount, it shall distribute to Gould all of its remaining property and assets on account of the Accrued Dividend Shares until the liquidation preference of such shares and any accumulated dividends on such shares, in the amount of $100 per share, is satisfied.

         /section/6.      DISTRIBUTIONS TO COMMON STOCKHOLDERS.

                  Following the payment or the provision for the payment of the Company's claims and obligations as provided in Section 4, and the payment in full of the Repurchase Amount or the liquidation preference of the Accrued Dividend Shares as provided in Section 5, the Company shall distribute PRO RATA to the holders of the Common Stock all of its remaining property and assets, if any, in one or a series of distributions, PROVIDED THAT no distributions of the Company's remaining property and assets (including the net proceeds of the Gores Transaction) shall be made to Gould on account of its Common Stock, except in the unlikely event that the amount available for distribution to holders of the Common Stock exceeds $30 million. For the purpose of making distributions pursuant to this Section 6 only, the PRO RATA shares of the Company's common stockholders other than Gould shall be calculated as if Gould is not a common stockholder of the Company, except in the unlikely event that the amount available for distribution to holders of the Common Stock exceeds $30 million. Nothing contained in this Plan shall affect or impair Gould's right as a common stockholder of the Company to vote on the approval of this Plan or the Gores Transaction.

                  On the Effective Date, the Company shall establish a contingency reserve (the "CONTINGENCY RESERVE") containing $1 million in cash to account for unknown events, claims, contingencies and expenses incurred in connection with the collection and defense of the Company's property and assets and the liquidation and dissolution provided for in this Plan. Following the Effective Date, if and to the extent deemed necessary or appropriate by the Board, the Company may set aside in the Contingency Reserve additional amounts of cash or property. Following the payment, satisfaction or other resolution of all such events, claims, contingencies and expenses, any amounts remaining in the Contingency Reserve shall be distributed in accordance with this Plan.

                  Prior to the date the Certificate of Dissolution is accepted by the Secretary of the State of Delaware (the "SECRETARY OF STATE") and the Company is dissolved, as provided for in Section 8 below (the "DISSOLUTION DATE"), the Company shall make distributions to holders of the Common Stock in cash or in kind (allocated PRO RATA in the discretion of the Board) as expeditiously as is practicable consistent with prudence and reasonable business judgment, in such manner, and at such time, as the Board in its sole discretion may determine in accordance with the provisions of the DGCL.

                  Following the Dissolution Date, any assets remaining available for distribution to holders of the Common Stock shall be distributed (the "DISSOLUTION DISTRIBUTION") only in accordance with the provisions of the DGCL.

         /section/7.      NOTICE OF LIQUIDATION.

                  As soon as practicable after the Effective Date, but in no event later than 20 days prior to the filing of the Certificate of Dissolution as provided in Section 8 below, the Company shall mail notice in accordance with the DGCL to all its creditors and employees that this Plan has been approved by the Board and the Company's stockholders.

         /section/8.      CERTIFICATE OF DISSOLUTION.

                  At such time as the Board has determined that all necessary requirements for dissolution have been satisfied under Delaware law, the appropriate officers of the Company shall execute and cause to be filed with the Secretary of State, and elsewhere as may be required or deemed appropriate, such documents as may be required to effectuate the dissolution of the Company, including a Certificate of Dissolution conforming to the requirements of /section/275 of the DGCL (the "CERTIFICATE OF DISSOLUTION"). From and after the date such documents are accepted by the Secretary of State, the Company will be deemed to be completely dissolved, but will continue to exist under Delaware law for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up the Company's business affairs. The members of the Board in office at the time the Certificate of Dissolution is accepted for filing by the Secretary of State shall be deemed to be trustees of the remaining assets of the Company for the purposes of liquidation and shall have all powers provided to them under the DGCL and other applicable law.

         /section/9.      POWERS OF BOARD AND OFFICERS.

                  The Board and the officers of the Company are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Company in accordance with the Code and the DGCL and any rules and regulations of the Commission or any state securities commission, including, without limitation, any instruments of dissolution or other documents, and withdrawing any qualification to conduct business in any state in which the Company is so qualified, as well as the preparation and filing of any tax returns.

         /section/10.     CANCELLATION OF STOCK.

                  The distributions to the Company's stockholders pursuant to this Plan, if any, shall be in complete redemption and cancellation of all of the outstanding Common and Preferred Stock. As a condition to the disbursement of the Dissolution Distribution under this Plan, the Board may require stockholders to surrender their certificates evidencing Stock to the Company or its agent for cancellation. If a stockholder's certificate for shares of Common or Preferred Stock has been lost, stolen or destroyed, such stockholder may be required, as a condition to the disbursement of any distribution under this Plan, to furnish to the Company satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Company.

         /section/11.     RECORD DATE AND RESTRICTIONS ON TRANSFER OF SHARES.

                  The Company shall close its stock transfer books and discontinue recording transfers of the Common and Preferred Stock at the close of business on the record date fixed by the Board for the Dissolution Distribution (the "RECORD DATE"), and thereafter certificates representing the Common and Preferred Stock shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the stockholders of the Company shall be fixed on the basis of their respective stockholdings at the close of business on the Record Date, and, after the Record Date, any distributions made by the Company shall be made solely to the stockholders of record at the close of business on the Record Date except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

         /section/12.     LIQUIDATING TRUST.

                  If advisable for any reason to complete the liquidation and distribution of the Company's assets to its stockholders, the Board may at any time transfer to a liquidating trust (the "TRUST") the remaining assets of the Company. The Trust thereupon shall succeed to all of the then remaining assets of the Company, including all amounts in the Contingency Reserve, and any remaining liabilities and obligations of the Company. The sole purpose of the Trust shall be to prosecute and defend suits by or against the Company, to settle and close the business of the Company, to dispose of and convey the assets of the Company, to satisfy the remaining liabilities and obligations of the Company and to distribute the remaining assets of the Company to its stockholders. Any distributions made from the Trust shall be made in accordance with the provisions of this Plan. The Board may appoint one or more individuals or corporate persons to act as trustee or trustees of the Trust and to cause the Company to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board determines. Approval of this Plan by the stockholders also will constitute the approval by the stockholders of any appointment of the trustees and of the liquidating trust agreement between the Company and such trustees.

         /section/13.     COMPENSATION.

                  The Company may pay to the Company's directors and agents, or any of them, compensation for services rendered in connection with the implementation of this Plan. Further, if deemed advisable by the Board, the Company may pay a "wind-down" consultant reasonable compensation for services rendered in connection with the liquidation and dissolution of the Company. Approval of this Plan by the stockholders of the Company shall constitute the approval of the stockholders of the payment of any such compensation referred to in this Section 13.

         /section/14.     INDEMNIFICATION.

                  The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation, By-Laws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of the Contingency Reserve or out of assets transferred to the Trust, if any. The Board and the trustees of any Trust are authorized to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations.

         /section/15.     COSTS.

                  The Company is authorized, empowered and directed to pay all legal, accounting, printing and other fees, costs and expenses for services rendered to the Company in connection with the preparation, adoption and implementation of this Plan, including, without limitation, any such fees and expenses incurred in connection with the preparation of a proxy statement for the meeting of stockholders to be held for the purpose, among others, of voting upon the approval of this Plan.

                                      PROXY

                      SOLICITED BY THE BOARD OF DIRECTORS

                          ENCORE COMPUTER CORPORATION

           SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 11, 1998

The undersigned hereby appoints Kenneth G. Fisher and Rowland H. Thomas, Jr., and each of them, with power of substitution, proxies for the undersigned and authorizes them, and each of them, to represent and vote, as designated, all of the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held at the Sheraton Suites in Plantation, Florida at 10:00 a.m. (local time) on September 11, 1998 and at any adjournments or postponements of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement. If no direction is given, this proxy will be voted FOR proposals 1,2,3 and 4.

           THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5.

SEE REVERSE SIDE                                                SEE REVERSE SIDE
                IMPORTANT-TO BE SIGNED AND DATED ON REVERSE SIDE

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN THIS
    EXAMPLE.

IF PROPOSAL 1 IS NOT ADOPTED BECAUSE INSUFFICIENT AFFIRMATIVE VOTES ARE RECEIVED FROM THE STOCKHOLDERS, OR IF SUN MICROSYSTEMS, INC. DOES NOT PROVIDE ITS CONSENT FOR GOULD TO VOTE FOR A LIQUIDATION OF THE COMPANY, THERE WILL BE NO VOTE ON PROPOSAL 2, NOTWITHSTANDING ANY OTHER INSTRUCTIONS.

1. To approve the proposed sale of substantially all of the assets associated with the real-time computer system and processing business of the Company to a newly-formed subsidiary (the "Buyer") of Connection Machines, Inc. one of the Gores Technology Group of companies, pursuant to the terms and conditions of the Asset Purchase Agreement dated as of June 1, 1998 among the Company, certain of the Company's subsidiaries, Gould Electronics Inc. ("Gould") and the Buyer, a copy of which agreement is attached to the accompanying Proxy Statement (the "Asset Purchase Agreement"), and to authorize such further action by the Company's Board of Directors and proper officers as may in their discretion be necessary or desirable to carry out the intents and purposes of the Asset Purchase Agreement (the "Gores Transaction").

               FOR              AGAINST                 ABSTAIN
               [ ]                [ ]                     [ ]

2. To approve the proposed Plan of Dissolution and Liquidation (the "Plan"), pursuant to which the Company would be dissolved and liquidated following the consummation of the Gores Transaction.

               FOR              AGAINST                 ABSTAIN
               [ ]                [ ]                     [ ]

3. To elect six (6) directors.
   NOMINEES: Kenneth G. Fisher, Rowland H. Thomas, Jr., Robert J. Fedor,
   C. David Ferguson, Thomas N. Rich and Michael C. Veysey.

         FOR ALL NOMINEES [ ]               WITHHELD FROM ALL NOMINEES [ ]


--------------------------------------------------------------------------------
To withhold authority for a specific nominees, write the nominee(s) name in the space provided above.

4. To approve the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

              FOR               AGAINST                  ABSTAIN
              [ ]                 [ ]                      [ ]

5. Such other matters as may properly come before the Special Meeting or any postponements or adjournments thereof.

              FOR               AGAINST                   ABSTAIN
              [ ]                 [ ]                       [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Please sign exactly as your name appears on your stock certificate. If you are signing on behalf of a corporation as an officer, or as a general partner of a partnership, or acting as attorney, executor, trustee, fiduciary, administrator, guardian or in any other representative capacity, sign name and title.


Signature:               Date:               Signature:                    Date: